Exhibit 1

Full Year 2014 Financial Result

INCORPORATING
THE REQUIREMENTS
OF APPENDIX 4E

WESTPAC BANKING CORPORATION
ABN 33 007 457 141

Westpac GROUP
EST. 1817

Results announcement to the market

ASX Appendix 4E

Results for announcement to the market1

Report for the full year ended 30 September 20142

Revenue from ordinary activities[3,4] ($m)	up	7%	to	$19,937
Profit from ordinary activities after tax attributable to equity holders[4] ($m)	up	12%	to	$7,561
Net profit for the period attributable to equity holders[4] ($m)	up	12%	to	$7,561

Dividend Distributions (cents per ordinary share)	Amount per security		Franked amount per security
Final Dividend	92		92
Interim Dividend	90		90

Record date for determining entitlements to the dividend	12 November 2014 (Sydney)
	11 November 2014 (New York)

1      This document comprises the Westpac Group full year results and is provided to the Australian Securities Exchange under Listing Rule 4.3A.

2      This report should be read in conjunction with the Westpac Group Annual Report 2014 and any public announcements made in the period by the Westpac Group in accordance with the continuous disclosure requirements of the Corporations Act 2001 and ASX Listing Rules.

3      Comprises reported interest income, interest expense and non-interest income.

4      All comparisons are with the reported results for the twelve months ended 30 September 2013.

ii | Westpac Group Full Year 2014 ASX Profit Announcement

Results announcement to the market Media release and outlook

Media

Release

3 November 2014

WESTPAC DELIVERS ANOTHER HIGH QUALITY RESULT

Westpac Group today announced a 12% increase in statutory net profit to $7,561 million for the 12 months to 30 September 2014 (Full Year 2013: $6,751 million).

Highlights of the result compared to the prior year included[1]:

•   Cash earnings per share of 245.4 cents, up 8%;

•   Cash earnings of $7,628 million, up 8%;

•   Core earnings[2] of $11,574 million, up 5%;

•   Cash return on equity (ROE) of 16.4%, up 48 basis points;

•   Final fully franked dividend of 92 cents per share (cps) taking total dividends paid for the year to 182 cps, up 5%;

•   Common equity tier 1 capital ratio of 9.0%;

•   Sector leading expense to income ratio of 41.6%;

•   Improved lending and customer deposits growth, up 8% and 7% respectively; and

•   A year of significant delivery and progress on our customer service revolution.

Westpac Chief Executive Officer, Gail Kelly, said the result was driven by a strong operating performance from all divisions: “This is a high quality result, which reflects the consistent execution of our customer-focused strategy.  We have delivered on improved growth and returns, while maintaining our disciplines of strength and productivity that have become hallmarks of Westpac.

“While all divisions performed well, Australian Financial Services (AFS) has had a particularly strong year.  All businesses in AFS delivered double digit earnings growth, with well managed margins and a 6% increase in banking customer numbers.  We provided more than $87 billion in new lending to Australian retail and business customers over the year, while growing in line or above system across all key markets in the second half.

“At the same time, the Group’s balance sheet remains very strong, with robust levels of capital and a sector leading position in credit quality.  I am particularly pleased that we have delivered for all of our stakeholders.  We have sustainably grown our business, created better customer solutions and substantially contributed to the communities in which we operate” she said.

“This was not only a year of significant delivery, but also one in which we accomplished a substantial step change in our strategic agenda.  Rapid developments in digital and mobile technologies are providing us with greater opportunities to build a more customer-centric organisation.  We have invested $470 million during the year on initiatives targeting growth and productivity, including the development of innovative products and services.  This is fundamentally transforming our business and providing customers with easier, simpler services and greater control over how they manage their finances.  Just as importantly, the implementation of our customer service revolution is resulting in streamlined processes that are driving down customer complaints, with a reduction of 27% achieved in AFS alone.

1       Reported on a cash earnings basis unless otherwise stated.  For an explanation of cash earnings and reconciliation to reported results refer to pages 5 and 6 of the Group’s 2014 Full Year Results announcement.

2       Core earnings are net operating income less operating expenses.

Westpac Group Full Year 2014 ASX Profit Announcement | iii

Results announcement to the market

“As a result, customer numbers have grown at their fastest pace in four years.  A real highlight for the year is that St.George and Westpac Retail & Business Banking now rank ahead of the major banks for consumer and business customer satisfaction1.

“I am also proud that we have been recognised as the most sustainable bank globally.  We were ranked number one in the Global 100 Most Sustainable Corporations in the World2 and were recognised as the global banking leader in the 2014 Dow Jones Sustainability Indices Review,” she said.

Key achievements for the year included:

•             Introducing major enhancements to better support customers, including:

-              Upgrading the level of digital services with the successful roll-out of our new mobile/online platform, ‘Westpac Live’, to more than 2.7 million Westpac Retail & Business Banking customers;

-              Innovating through contactless payments, introducing mobile technology to provide the location of more than 50,000 fee free ATMs globally, launching fingerprint recognition technology for mobile banking across St.George, Bank of Melbourne, BankSA and RAMS, and introducing ‘live chat’ on the Westpac Live mobile app and Westpac Get Cash (the mobile app to enable access to emergency cash);

-              Providing increased functionality and convenience for business customers with the introduction of a new merchant terminal fleet, and the roll-out of our mobile payments solution, Mobile PayWay, enabling business customers to turn their smartphone or tablet into a merchant terminal;

-              Completing the first stage of the new BT Wealth platform, ‘Panorama’, that will simplify and enhance the management and administration of customers’ wealth;

-              Upgrading a further 181 branches, including technology that provides more convenience with 24 hours a day, seven days a week access and more self-serve options.  In addition, 202 branches were upgraded to digitally connect with financial services specialists across business banking, merchant services and advice; and

-              Opening a further 17 Bank of Melbourne branches, taking the total network to 94.  Bank of Melbourne continues to exceed expectations with the business increasing share, including growing at 2.4x mortgage system growth3 and 3.2x deposit system growth4.

•             Improving growth across key lending categories.  The Group grew at or above system in all key markets in the second half of 2014, including growing at system in Australian mortgages, 1.3x system in household deposits and 1.4x system in business lending.  We grew market share in credit cards, up 87bps to 22.9% and Westpac Retail & Business Banking continues to lead the industry in the highest percentage of customers with a wealth product, at 21.9%5;

•             Increasing lending in Westpac Institutional Bank (WIB) by $9.7 billion or 17%, and deposits by $4.5 billion or 6%. WIB continues to successfully capture new growth opportunities, particularly in infrastructure and was recognised as the number one Lead Domestic Transactional Bank6 for the 11th consecutive year;

•             Building on the strong progress we made in the first half year on our Asian strategy, we continue to deepen our capabilities with the approval of our China FX Derivative licence for G7 currencies, and preparations to open a sub-branch in the Shanghai Free Trade Zone.  We have also implemented an agreement with China UnionPay to accept its cards in our Australian ATMs, merchant terminals and online payment facilities;

•             Furthering our productivity and simplification program, with $219 million in efficiencies delivered during the year.  This included simplifying products and streamlining processes to improve customer service, such as the introduction of a 60 Minute Mortgage for Westpac Retail & Business Banking home finance managers (reducing the average application approval time from over a week), streamlining the application process for BT Super for Life (reducing the application process time by approximately 75%) and enhancing our process for installing merchant services enabling Westpac customers to be up and running in one day, compared previously to three days;

•           Completing the acquisition of selected Australian businesses from Lloyds, boosting the Group’s scale and capability in equipment and auto financing. The business contributed $64 million to cash earnings and integration is progressing ahead of plan; and

1       Refer slide 148 in the Westpac Group Investor Discussion Pack for provider details.

2       2014 Global 100 Most Sustainable Corporations in the World by Corporate Knights.

3       Growth multiple is for the 11 months to August 2014 for Victoria and estimated based on ABS new housing finance statistics, State based ABS National Accounts data along with ABA/Cannex surveys.

4       Bank of Melbourne growth multiple is for the 9 months to June 2014 for Victoria and estimated based on State based ABS National Accounts data along with ABA/Cannex surveys.

5       Refer slide 148 in the Westpac Group Investor Discussion Pack for wealth metrics provider.

6       2014 Peter Lee Associates Large Corporate and Institutional Transactional Banking Survey Australia.  Quantitative measure from 576 votes in 2014.  Westpac ranks no. 1 for citations as ‘lead’ transactional bank from 2004-2014.

iv | Westpac Group Full Year 2014 ASX Profit Announcement

Results announcement to the market

•           Launching the $100 million Westpac Bicentennial Foundation.  In addition, the Group contributed $117 million of in-kind support and contributions to a range of community initiatives.  The Group recognised a tax expense of $3.2 billion, reflecting an effective tax rate of 29.6%.

CAPITAL POSITION AND DIVIDENDS

Mrs Kelly said the Group’s common equity tier 1 (CET1) capital ratio of 9.0% places the Group in a strong position to continue to support growth and meet future regulatory requirements.

The effective management of capital has seen the CET1 capital ratio just 13bps points lower than September 2013, notwithstanding the acquisition of the Lloyds business in December 2013, the payment of a special dividend in December 2013 and a $44 billion overall increase in lending. The Group also did not issue shares to satisfy the Dividend Reinvestment Plan (DRP) for the Second Half 2013 and First Half 2014 dividends which ensured there was no share dilution over the year.

The Group has revised its preferred capital range to 8.75% - 9.25% for its CET1 capital ratio1.

The strength of capital and the quality of the result enabled the Board to increase the final dividend another 2 cps to 92 cps.  This takes the total dividends for the year to 182 cps, up 5%.  This represents a dividend yield of 5.7%2.

“We are pleased to continue to provide strong returns directly to our almost 600,000 shareholders.  Today’s dividend represents a payout ratio of 74% of cash earnings, demonstrating that we continue to return a high portion of earnings to our owners. Over the full year, this represents $5.7 billion in dividends to our shareholders,” Mrs Kelly said.

The Group will issue shares to satisfy the DRP for the final dividend.  Shares to be issued under the DRP will have no discount applied.

FINANCIAL HIGHLIGHTS

Key financial aspects of the Full Year 2014 result3 compared to Full Year 2013 include:

•    Net interest income of $13,496 million, up 5%, with an 8% rise in average interest-earning assets and a 7bps decrease in net interest margin to 2.08%. The full year decline in net interest margin principally reflects a lower Treasury contribution, higher levels of liquid assets and lower interest rates impacting returns on capital;

•    Australian housing loans increased 7%, with AFS mortgage growth at 1.0x system in the second half of 2014.  Personal lending rose by 24% and business lending increased by 8%, both of which were boosted by the Lloyds acquisition.  Group-wide, customer deposits increased $27 billion to $409 billion, up 7%;

•    Non-interest income of $6,324 million, a 7% increase, driven largely by another strong performance from our Australian wealth and insurance business, BT Financial Group;

•    An expense to income ratio of 41.6%, which is sector leading; and

•    A further decline in impairment charges which were 23% or $197 million lower.  The high quality of the Group’s portfolio has seen a decline in new impaired facilities.  Economic overlays were unchanged over the year and provisioning cover remains strong.

1       The ratio incorporates APRA’s announced additional one percentage point buffer to regulatory requirements to be applied to Domestic Systemically Important Banks (D-SIBs).  Previous range as at 31 March 2014 was 8.0% to 8.5%.

2       Based on 30 September 2014 Westpac closing share price of $32.14.

3       Cash earnings basis.

Westpac Group Full Year 2014 ASX Profit Announcement | v

Results announcement to the market

DIVISIONAL PERFORMANCE: FULL YEAR 2014 CASH EARNINGS1

Cash earnings ($million)	FY14	2H14	1H14	% increase FY14- FY13	% increase 2H14- 1H14
Australian Financial Services	5,057	2,596	2,461	12	5
Westpac Retail & Business Banking	2,582	1,331	1,251	10	6
St.George Banking Group	1,580	808	772	14	5
BT Financial Group	895	457	438	16	4
Westpac Institutional Bank	1,468	716	752	(7)	(5)
New Zealand (NZ$)	864	432	432	13	-

Australian Financial Services

Australian Financial Services (AFS) delivered a strong performance with cash earnings up 12%, supported by improved growth, solid margins and lower impairment charges. All AFS businesses delivered double digit earnings growth.

Westpac Retail & Business Banking’s focus on customers and investment in the front line contributed to a 10% uplift in cash earnings to $2,582 million and a 6% increase in revenue.  Loan growth increased through the year, up 6%, and combined with above system deposit growth, resulted in a 181bps improvement in the deposit to loan ratio.  Growth was achieved in a disciplined way with margins well managed, asset quality improving and expense growth held to 3%.  The expense to income ratio showed continued improvement, down 87bps to 43.9%.

St.George Banking Group delivered cash earnings of $1,580 million, up 14%.  All of the division’s brands – St.George, BankSA, Bank of Melbourne and RAMS – contributed positively to the result. Revenue was supported by good momentum across the business, sound balance sheet growth and good margin management. The addition of the Lloyds business has also contributed positively.  Customer numbers increased 11%.  Investment in the business continued, including the Lloyds acquisition, ongoing investment in Bank of Melbourne, and the deployment of Business Connect and roll-out of FreshStart branches, which are all delivering improved earnings.  Consistent with the improvement in asset quality, impairment charges were lower, down 19%.

BT Financial Group grew cash earnings 16% on the back of a 14% increase in revenue.  Highlights included the growth of Funds Under Management (FUM) and Funds Under Administration (FUA) (up 17% and 10% respectively), stronger performance fees, improved returns from private wealth and advice and a 19% uplift in insurance cash earnings.  BT Financial Group maintained its market leading position, ranking number 1 on all Platforms, with FUA share of 19.7%.  It also remains number 1 on Retail (excluding cash), with 18.4% share of FUA, and number three ranking on Corporate Super with a 14.7% share of FUA2.  The Insurance contribution was up a strong $51 million or 19%, supported by a rise in in-force premiums of 16% in Life Insurance and an 11% increase in gross written premiums in General Insurance.

Westpac Institutional Bank

Westpac Institutional Bank delivered cash earnings of $1,468 million, down $107 million or 7%.  Significant items reported in Full Year 2013 were not repeated in Full Year 2014 (namely the revenue associated with the exit of Hastings’ listed infrastructure funds and a large CVA benefit). Excluding these items, WIB’s cash earnings were up 4%, supported by a lift in customer revenue (up 6%) and a higher impairment benefit over the year.

In the context of a low interest rate, low volatility environment, WIB performed well.  It had a continued solid operating performance with growth on both sides of the balance sheet, good customer related flows, and strong asset quality.  Lending increased $9.7 billion or 17%, deposits grew by $4.5 billion or 6%, with particularly good growth in our Asia business.  WIB maintained its lead position in transactional banking in Australia and New Zealand3 for the 11th year in a row, and was ranked the number one Australian bank for FX globally4 for the ninth year in a row.

1       All comparisons in the commentary are to the prior corresponding period unless otherwise stated.

2       Plan for Life Quarterly Data System (June 2014).

3       2014 Peter Lee Associates Large Corporate and Institutional Transactional Banking Survey Australia. Quantitative measures from 576 votes in 2014.  Westpac ranks no. 1 for citations as ‘lead’ transactional bank from 2004-2014.

4       Peter Lee Associates Large Corporate and Institutional Transactional Banking Survey Australia. Rank vs. Top 4 platforms.  Quantitative measure from 576 votes in 2014.

vi | Westpac Group Full Year 2014 ASX Profit Announcement

Results announcement to the market

New Zealand

Westpac New Zealand delivered a 13% increase in cash earnings, to NZ$864 million, supported by a 3% growth in core earnings and a 78% reduction in impairment charges.  Loan growth increased 5% (including a 6% increase in mortgages, achieving 1.2x system), with deposits up 6%, helping to maintain the division’s peer leading deposit to loan ratio of 76.5%. Partially offsetting this growth has been lower margins from strong competition and a customer preference for fixed rate mortgages.

OUTLOOK

Mrs Kelly said global growth had been slower than expected throughout 2014, with Europe and Japan facing temporary setbacks, while growth in the United States continues to improve.  Growth in China has moderated but it is expected to remain sound at around 7% per annum, while structural reform occurs.

In Australia, the economy is expanding at a moderate pace, supported by low interest rates.

“Housing credit growth has increased over 2014 and we expect growth at similar levels to continue through 2015, driven by strong demand and continued low interest rates.  An upswing in home building is also underway,” Mrs Kelly said.

While businesses remain cautious, there are signs of improving prospects for non-mining investment and a continued moderate pick-up in business credit growth is expected.

Mrs Kelly said that she is positive about the outlook for the Group:  “These results demonstrate that our business is performing well with strong momentum.  Importantly, employee engagement is at a record high and we are lifting the pace of delivery and innovation across the Group through our service revolution for customers.

“Overall, we have a strong franchise that is well positioned for the year ahead.  We believe we will continue to deliver strong outcomes for our customers and our shareholders in Full Year 2015.  Less than three years out from our bicentennial year, the Westpac Group is in great shape,” she said.

For further information

Samantha Stevens Head of Media Relations T: 02 8219 8512 M: 0400 693 915	Andrew Bowden Head of Investor Relations T: 02 8253 4008 M: 0438 284 863

Westpac Group Full Year 2014 ASX Profit Announcement | vii

Results announcement to the market

Full Year 2014 result

01	Group results			1
	1.1	Reported results		1
	1.2	Reported balance sheet		2
	1.3	Key financial data		3
	1.4	Cash earnings results		4
	1.5	Market share		8

02	Review of Group operations			10
	2.1	Performance overview		11
	2.2	Review of earnings		18
	2.3	Credit quality		31
	2.4	Balance sheet and funding		33
	2.5	Capital and dividends		37
	2.6	Significant developments		41
	2.7	Sustainability performance		47

03	Divisional results			49
	3.1	Australian Financial Services		50
		3.1.1	Westpac Retail & Business Banking	51
		3.1.2	St.George Banking Group	54
		3.1.3	BT Financial Group (Australia)	57
	3.2	Westpac Institutional Bank		64
	3.3	Westpac New Zealand		67
	3.4	Westpac Pacific		70
	3.5	Group Businesses		72

04	Full Year 2014 reported financial information			74
	4.1	Consolidated income statement		75
	4.2	Consolidated balance sheet		76
	4.3	Consolidated cash flow statement		77
	4.4	Consolidated statement of comprehensive income		78
	4.5	Consolidated statement of changes in equity		79
	4.6	Notes to Full Year 2014 reported financial information		80
	4.7	Statement in relation to the audit of the financial statements		107

05	Full Year 2014 cash earnings financial information			108
	5.1	Full Year 2014 cash earnings financial information		108

06	Other information			117
	6.1	Disclosure regarding forward-looking statements		117
	6.2	Credit ratings		118
	6.3	Financial calendar and Share Registry details		118

07	Exchange impacts			121
	7.1	Exchange rates against A$		121
	7.2	Westpac New Zealand division performance (A$ equivalent to Section 3.3)		121
	7.3	Impact of exchange rate movement on Group’s result		122
	7.4	Exchange rate risk on future NZ$ earnings		122

viii | Westpac Group Full Year 2014 ASX Profit Announcement

Results announcement to the market

Full Year 2014 result (continued)

08	Group reconciliations		123
	8.1	Group Half Year earnings reconciliation	123
	8.2	Group Full Year earnings reconciliation	125

09	Segment result and economic profit		127

10	Glossary		128

In this announcement references to ‘Westpac’, ‘WBC’, ‘Westpac Group’, ‘the Group’, ‘we’, ‘us’ and ‘our’ are to Westpac Banking Corporation and its controlled entities, unless it clearly means just Westpac Banking Corporation.

In this announcement references to ‘St.George’ refer to the division and its brands namely: ‘St.George Bank’, ‘Bank of Melbourne’, ‘BankSA’, and ‘RAMS’ unless it clearly means just the St.George Bank brand.

In this announcement references to ‘Lloyds’ refer to the select Australian businesses of Lloyds Banking Group, including Capital Finance Australia Limited and BOS International (Australia) Ltd, acquired by the Westpac Group on 31 December 2013, unless it clearly indicates otherwise.

All references to $ in this document are to Australian dollars unless otherwise stated.

Financial calendar

Final results announcement	3 November 2014

Ex-dividend date for final dividend	10 November 2014

Record date for final dividend (Sydney)	12 November 2014

Final dividend payable	19 December 2014

Westpac Group Full Year 2014 ASX Profit Announcement | ix

Results announcement to the market

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x | Westpac Group Full Year 2014 ASX Profit Announcement

Full Year results 2014
Group results | Reported results

1.0          Group results

1.1          Reported results

Reported net profit attributable to owners of Westpac Banking Corporation is prepared in accordance with the requirements of Australian Accounting Standards (AAS) and regulations applicable to Australian Authorised Deposit-taking Institutions (ADIs).

			% Mov’t1			% Mov’t1
$m	Half Year Sept 14	Half Year March 14	Sept 14 - Mar 14	Full Year Sept 14	Full Year Sept 13	Sept 14 - Sept 13
Net interest income	6,903	6,639	4	13,542	12,821	6
Non-interest income	3,244	3,151	3	6,395	5,774	11
Net operating income before operating expenses and impairment charges	10,147	9,790	4	19,937	18,595	7
Operating expenses	(4,352)	(4,195)	4	(8,547)	(7,976)	7
Net profit before impairment charges and income tax expense	5,795	5,595	4	11,390	10,619	7
Impairment charges	(309)	(341)	(9)	(650)	(847)	(23)
Profit before income tax	5,486	5,254	4	10,740	9,772	10
Income tax expense	(1,520)	(1,595)	(5)	(3,115)	(2,947)	6
Net profit for the period	3,966	3,659	8	7,625	6,825	12
Profit attributable to non-controlling interests	(27)	(37)	(27)	(64)	(74)	(14)
NET PROFIT ATTRIBUTABLE TO OWNERS OF WESTPAC BANKING CORPORATION	3,939	3,622	9	7,561	6,751	12

Net profit attributable to owners for Full Year 2014 was $7,561 million, an increase of $810 million or 12% compared to Full Year 2013. Features of this result included a 7% increase in net operating income, a 7% increase in operating expenses and a 23% reduction in impairment charges.

Net interest income increased $721 million or 6% with total loan growth of 8% and customer deposit growth of 7%, while net interest margins reduced 5 basis points, mostly related to reduced Treasury income and higher liquid asset balances. Loans, customer deposits and net interest margins are discussed further in Section 2.2.1.

Non-interest income increased $621 million or 11% compared to Full Year 2013 due to growth in wealth management, insurance and banking fees. Non-interest income is discussed further in Section 2.2.2.

Operating expenses increased $571 million or 7% compared to Full Year 2013, from operating and integration costs associated with the Lloyds acquisition, foreign exchange translation impacts, higher software amortisation and the Westpac Bicentennial Foundation grant of $100 million. Operating expenses are discussed further in Section 2.2.3.

Impairment charges decreased 23% compared to Full Year 2013, following a continued reduction in stressed exposures, with lower new impaired assets and further write-backs. Australian Financial Services (AFS), Westpac Institutional Bank (WIB) and Westpac New Zealand all recorded lower impairment charges, whilst economic overlays were unchanged. Impairment charges are discussed further in Section 2.2.4.

The effective tax rate was 29.0% in Full Year 2014 compared to 30.2% in Full Year 2013. The decrease reflects the release of provisions no longer required, following the finalisation of prior period taxation matters. Income tax expense is discussed further in Section 2.2.5.

1  Percentage movement represents an increase / (decrease) to the relevant comparative period.

Westpac Group Full Year 2014 ASX Profit Announcement | 1

Full Year results 2014
Group results | Reported results

1.2          Reported balance sheet

	As at	As at	As at	% Mov’t	% Mov’t
$m	30 Sept 2014	31 March 2014	30 Sept 2013	Sept 14 - Mar 14	Sept 14 - Sept 13
Assets
Cash and balances with central banks	25,760	16,375	11,699	57	120
Receivables due from other financial institutions	7,424	8,744	11,210	(15)	(34)
Trading securities, other financial assets designated at fair value and available-for-sale securities	81,933	79,392	79,100	3	4
Derivative financial instruments	41,404	26,207	28,356	58	46
Loans	580,343	564,569	536,164	3	8
Life insurance assets	11,007	12,841	13,149	(14)	(16)
Other assets	22,971	21,247	21,419	8	7
Total assets	770,842	729,375	701,097	6	10
Liabilities
Payables due to other financial institutions	18,636	15,211	8,836	23	111
Deposits and other borrowings	460,822	437,405	424,482	5	9
Other financial liabilities at fair value through income statement	19,236	15,077	10,302	28	87
Derivative financial instruments	39,539	31,330	32,990	26	20
Debt issues	152,251	150,098	144,133	1	6
Life insurance liabilities	9,637	11,594	11,938	(17)	(19)
Loan capital	10,858	10,320	9,330	5	16
Other liabilities	10,526	10,309	11,549	2	(9)
Total liabilities	721,505	681,344	653,560	6	10
Equity
Total equity attributable to owners of Westpac Banking Corporation	48,456	47,165	46,674	3	4
Non-controlling interests	881	866	863	2	2
Total equity	49,337	48,031	47,537	3	4

2 | Westpac Group Full Year 2014 ASX Profit Announcement

Full Year results 2014
Group results | Reported results

1.3          Key financial data

			% Mov’t			% Mov’t
	Half Year Sept 14	Half Year March 14	Sept 14 - Mar 14	Full Year Sept 14	Full Year Sept 13	Sept 14 - Sept 13
Shareholder value
Earnings per ordinary share (cents)	127.0	116.8	9	243.7	218.3	12
Weighted average ordinary shares (millions)[1]	3,098	3,098	-	3,098	3,087	-
Fully franked dividends per ordinary share (cents)	92	90	2	182	174	5
Fully franked special dividend per ordinary share (cents)	-	-	-	-	20	(100)
Return on average ordinary equity	16.70%	15.82%	88bps	16.27%	15.22%	105bps
Average ordinary equity ($m)	47,044	45,907	2	46,477	44,350	5
Average total equity ($m)	47,905	46,770	2	47,339	46,322	2
Net tangible asset per ordinary share ($)	11.57	11.13	4	11.57	11.09	4

Productivity and efficiency
Expense to income ratio	42.9%	42.8%	4bps	42.9%	42.9%	(2bps)

Business performance
Interest spread	1.90%	1.90%	-	1.90%	1.90%	-
Benefit of net non-interest bearing assets, liabilities and equity	0.19%	0.19%	-	0.19%	0.24%	(5bps)
Net interest margin	2.09%	2.09%	-	2.09%	2.14%	(5bps)
Average interest-earning assets ($m)	659,003	635,657	4	647,362	599,869	8

			% Mov’t			% Mov’t
	Half Year Sept 14	Half Year March 14	Sept 14 - Mar 14	Full Year Sept 14	Full Year Sept 13	Sept 14 - Sept 13
Capital adequacy ratio (%)
Common equity Tier 1 capital ratio
- APRA Basel III	8.97%	8.82%	15bps	8.97%	9.10%	(13bps)
- Internationally comparable[2]	13.09%	13.07%	2bps	13.09%	13.27%	(18bps)
Credit Risk Weighted Assets (credit RWA) ($bn)	281.5	272.0	3	281.5	260.3	8
Total Risk Weighted Assets (RWA) ($bn)	331.4	322.5	3	331.4	307.4	8

			% Mov’t			% Mov’t
	Half Year Sept 14	Half Year March 14	Sept 14 - Mar 14	Full Year Sept 14	Full Year Sept 13	Sept 14 - Sept 13
Asset quality
Total impaired assets to gross loans	0.40%	0.51%	(11bps)	0.40%	0.67%	(27bps)
Total impaired assets to equity and total provisions	4.4%	5.6%	(120bps)	4.4%	7.0%	(260bps)
Total impaired asset provisions to total impaired assets	44.8%	46.4%	(160bps)	44.8%	43.2%	160bps
Total stressed exposures as a % of total committed exposures	1.24%	1.37%	(13bps)	1.24%	1.60%	(36bps)
Total provisions to gross loans	60bps	67bps	(7bps)	60bps	73bps	(13bps)
Collectively assessed provisions to performing non-housing loans[3]	129bps	134bps	(5bps)	129bps	142bps	(13bps)
Mortgages 90 days past due	0.45%	0.48%	(3bps)	0.45%	0.51%	(6bps)
Other consumer loans 90 days past due	0.99%	1.12%	(13bps)	0.99%	1.04%	(5bps)
Collectively assessed provisions to credit RWA	93bps	97bps	(4bps)	93bps	99bps	(6bps)

			% Mov’t			% Mov’t
	Half Year Sept 14	Half Year March 14	Sept 14 - Mar 14	Full Year Sept 14	Full Year Sept 13	Sept 14 - Sept 13
Other information
Total committed exposures (TCE) ($bn)	880.2	844.0	4	880.2	809.3	9

1   Weighted average number of fully paid ordinary shares listed on the ASX for the relevant period less Westpac shares held by the Group (“Treasury shares”).

2   Refer Glossary for definition.

3   Non-housing loans have been determined on a loan purpose basis.

Westpac Group Full Year 2014 ASX Profit Announcement | 3

Full Year results 2014
Group results | Reported results

1.4          Cash earnings results

Throughout this results announcement, reporting and commentary of financial performance for Second Half 2014, First Half 2014, Full Year 2014 and Full Year 2013 will refer to “cash earnings results”, unless otherwise stated.

			% Mov’t			% Mov’t
$m	Half Year Sept 14	Half Year March 14	Sept 14 - Mar 14	Full Year Sept 14	Full Year Sept 13	Sep 14 - Sep 13
Net interest income	6,819	6,677	2	13,496	12,912	5
Non-interest income	3,142	3,182	(1)	6,324	5,921	7
Net operating income	9,961	9,859	1	19,820	18,833	5
Operating expenses	(4,181)	(4,065)	3	(8,246)	(7,759)	6
Core earnings	5,780	5,794	-	11,574	11,074	5
Impairment charges	(309)	(341)	(9)	(650)	(847)	(23)
Operating profit before income tax	5,471	5,453	-	10,924	10,227	7
Income tax expense	(1,587)	(1,643)	(3)	(3,230)	(3,088)	5
Net profit	3,884	3,810	2	7,694	7,139	8
Net profit attributable to non-controlling interests	(28)	(38)	(26)	(66)	(76)	(13)
Cash earnings	3,856	3,772	2	7,628	7,063	8

1.4.1      Key financial information

			% Mov’t			% Mov’t
	Half Year Sept 14	Half Year March 14	Sept 14 - Mar 14	Full Year Sept 14	Full Year Sept 13	Sept 14 - Sept 13
Shareholder value
Cash earnings per ordinary share (cents)	124.1	121.3	2	245.4	227.8	8
Economic profit ($m)	2,241	2,250	-	4,491	4,068	10
Weighted average ordinary shares (millions) - cash earnings[1]	3,109	3,109	-	3,109	3,100	-
Dividend payout ratio - cash earnings[2]	74.2%	74.2%	-	74.2%	76.5%	(235bps)
Cash earnings return on average ordinary equity	16.35%	16.48%	(13bps)	16.41%	15.93%	48bps
Cash earnings return on average tangible ordinary equity	21.11%	21.40%	(29bps)	21.25%	20.87%	38bps
Average ordinary equity ($m)	47,044	45,907	2	46,477	44,350	5
Average tangible ordinary equity ($m)[3]	36,441	35,350	3	35,897	33,850	6

Productivity and efficiency
Expense to income ratio - cash earnings	42.0%	41.2%	74bps	41.6%	41.2%	40bps
Total banking expense to income ratio - cash earnings	41.1%	40.0%	108bps	40.5%	40.0%	52bps
Full time equivalent employees (FTE)	36,373	36,494	-	36,373	35,597	2
Revenue per FTE ($ ‘000’s)	273	274	-	547	525	4

Business performance
Interest spread	1.87%	1.91%	(4bps)	1.89%	1.92%	(3bps)
Benefit of net non-interest bearing assets, liabilities and equity	0.19%	0.20%	(1bps)	0.19%	0.23%	(4bps)
Net interest margin	2.06%	2.11%	(5bps)	2.08%	2.15%	(7bps)
Average interest-earning assets ($m)	659,003	635,657	4	647,362	599,869	8
Customer return on credit RWA	3.98%	4.03%	(5bps)	4.00%	3.98%	2bps
Effective tax rate	29.0%	30.1%	(112bps)	29.6%	30.2%	(62bps)

Impairment charges
Impairment charges to average loans annualised	11bps	12bps	(1bps)	12bps	16bps	(4bps)
Net write-offs to average loans annualised	25bps	22bps	3bps	23bps	25bps	(2bps)

1   Weighted average ordinary shares – cash earnings – weighted average number of fully paid ordinary shares listed on the ASX for the relevant period.

2   Excludes special dividends.

3   Average tangible ordinary equity is calculated as average ordinary equity less average goodwill and other intangible assets (excluding capitalised software).

4 | Westpac Group Full Year 2014 ASX Profit Announcement

Full Year results 2014
Group results | Reported results

Cash earnings policy

In assessing financial performance, including divisional results, Westpac Group uses a measure of performance referred to as “cash earnings”. Cash earnings is not a measure of cash flow or net profit determined on a cash accounting basis, as it includes non-cash items reflected in net profit determined in accordance with AAS. The specific adjustments outlined below include both cash and non-cash items. Cash earnings, as calculated by the Westpac Group, is viewed as a measure of the level of profit that is generated by ongoing operations and is therefore available for distribution to shareholders.

Management believes this allows the Group to more effectively assess performance for the current period against prior periods and to compare performance across business divisions and across peer companies.

Three categories of adjustments are made to reported results to determine cash earnings:

•    Material items that key decision makers at the Westpac Group believe do not reflect ongoing operations;

•    Items that are not considered when dividends are recommended, such as the amortisation of intangibles, impact of Treasury shares and economic hedging impacts; and

•    Accounting reclassifications between individual line items that do not impact reported results, such as policyholder tax recoveries1.

A full reconciliation of reported results to cash earnings is set out in Section 8.

Reconciliation of reported results to cash earnings

			% Mov’t			% Mov’t
$m	Half Year Sept 14	Half Year March 14	Sept 14 - Mar 14	Full Year Sept 14	Full Year Sept 13	Sept 14 - Sept 13
NET PROFIT ATTRIBUTABLE TO OWNERS OF WESTPAC BANKING CORPORATION	3,939	3,622	9	7,561	6,751	12
TPS revaluations	-	-	-	-	9	(100)
Treasury shares	(6)	13	(146)	7	42	(83)
Ineffective hedges	29	17	71	46	(20)	large
Fair value on economic hedges	(151)	46	large	(105)	21	large
Buyback of government guaranteed debt	(12)	(30)	(60)	(42)	43	(198)
Fair value amortisation of financial instruments	8	9	(11)	17	67	(75)
Amortisation of intangible assets	77	70	10	147	150	(2)
Acquisition transaction and integration expenses	26	25	4	51	-	-
Bell litigation provision	(54)	-	-	(54)	-	-
Westpac Bicentennial Foundation grant	70	-	-	70	-	-
Prior period tax provisions	(70)	-	-	(70)	-	-
Total cash earnings adjustments (post-tax)	(83)	150	(155)	67	312	(79)
Cash earnings	3,856	3,772	2	7,628	7,063	8

Outlined below are the cash earnings adjustments to the reported result:

•    TPS revaluations – This adjustment related to TPS 2003 securities which were redeemed on 30 September 2013. Historically this adjusted for movements in economic hedges, including associated tax effects impacting the foreign currency translation reserve, relating to hybrid instruments classified as non-controlling interests. The adjustment was required as these hybrid instruments were not fair valued, however, the hedges were fair valued and therefore there was a mismatch in the timing of income recognition in the reported results. The mismatch was added back to reported results in deriving cash earnings as it did not affect the Group’s profits over time;

•    Treasury shares – Under AAS, Westpac shares held by the Group in the managed funds and life businesses are deemed to be Treasury shares and the results of holding these shares are not permitted to be recognised as income in the reported results. In deriving cash earnings, these results are included to ensure there is no asymmetrical impact on the Group’s profits because the Treasury shares support policyholder liabilities and equity derivative transactions which are re-valued in determining income;

•    Ineffective hedges – The (gain)/loss on ineffective hedges is reversed in deriving cash earnings for the period because the gain or loss arising from the fair value movement in these hedges reverses over time and does not affect the Group’s profits over time;

•    Fair value on economic hedges (which do not qualify for hedge accounting under AAS) comprise:

1  Policyholder tax recoveries – Income and tax amounts that are grossed up to comply with the AAS accounting standard covering Life Insurance Business (policyholder tax recoveries) are reversed in deriving income and taxation expense on a cash earnings basis.

Westpac Group Full Year 2014 ASX Profit Announcement | 5

Full Year results 2014
Group results | Reported results

-  The unrealised fair value (gain)/loss on foreign exchange hedges of future New Zealand earnings impacting non-interest income is reversed in deriving cash earnings as they may create a material timing difference on reported results but do not affect the Group’s cash earnings during the life of the hedge;

-  The unrealised fair value (gain)/loss on foreign exchange hedges of fees payable for the use of the Government guarantee on foreign denominated wholesale funding is reversed in deriving cash earnings as they may create a material timing difference on reported results but do not affect the Group’s cash earnings during the life of the hedge; and

-  The unrealised fair value (gain)/loss on hedges of accrual accounted term funding transactions are reversed in deriving cash earnings as they may create a material timing difference on reported results but do not affect the Group’s cash earnings during the life of the hedge.

•    Buyback of Government guaranteed debt – The Group has bought back certain Government guaranteed debt issues which reduces Government guarantee fees (70 basis points) paid. In undertaking the buybacks, a cost was incurred reflecting the difference between current interest rates and the rate at which the debt was initially issued. In the reported result, the cost incurred is recognised at the time of the buyback. In cash earnings, the cost incurred is being amortised over the original term of the debt that was bought back consistent with a 70 basis point saving being effectively spread over the remaining life of the issue. The cash earnings adjustment gives effect to the timing difference between reported results and cash earnings;

•    The accounting for the merger with St.George resulted in the recognition of fair value adjustments on the St.George retail bank loans, deposits, wholesale funding and associated hedges, with these fair value adjustments being amortised over the life of the underlying transactions. The amortisation of these adjustments is considered to be a timing difference relating to non-cash flow items that do not affect cash distributions available to shareholders and therefore, have been treated as a cash earnings adjustment;

•    Amortisation of intangible assets - the merger with St.George and the acquisitions of J O Hambro Capital Management (JOHCM) and Lloyds resulted in the recognition of identifiable intangible assets. These assets include intangibles related to core deposits, customer relationships, management contracts and distribution relationships. These intangible items are amortised over their useful lives, ranging between four and twenty years. The amortisation of intangible assets (excluding capitalised software) is a cash earnings adjustment because it is a non-cash flow item and does not affect cash distributions available to shareholders;

•    Acquisition, transaction and integration expenses - costs associated with the acquisition of Lloyds have been treated as a cash earnings adjustment as they do not impact the earnings expected from the acquired businesses following the integration period;

•    Bell litigation provision – During Full Year 2012, the Group recognised additional provisions in respect of the long running Bell litigation. This was treated as a cash earnings adjustment at the time due to its size, historical nature and because it did not reflect ongoing operations. In the current year, the Bell litigation has been settled and the release of provisions no longer required has also been treated as a cash earnings adjustment. There are no matters outstanding with the Bell case;

•    Westpac Bicentennial Foundation grant – The Group provided a grant to establish the Westpac Bicentennial Foundation. The $100 million grant ($70 million after tax) has been treated as a cash earnings adjustment due to its size and because it does not reflect ongoing operations; and

•    Prior period tax provisions – During Full Year 2011, the Group raised provisions in respect of certain tax positions for transactions previously undertaken by the Group. A number of these matters have now been resolved, resulting in a release of the provisions which are no longer required. As the provisions raised were treated as a cash earnings adjustment, the release has been treated in a consistent manner.

6 | Westpac Group Full Year 2014 ASX Profit Announcement

Full Year results 2014
Group results | Reported results

New and revised accounting standards

Following the adoption of new or revised accounting standards this period, there have been a number of comparative restatements to reported results and cash earnings1:

•    Defined benefits – amendments to AASB 119 Employee Benefits resulted in an increase to defined benefits expense (Full Year 2013 $49 million), reduced income tax expense (Full Year 2013 $15 million), reduced other liabilities (30 September 2013 $61 million) reduced other assets (30 September 2013 $18 million), increased retained profits (30 September 2013 $43 million) and higher expense to income ratio (Full Year 2013 26 basis points). This adjustment impacted both reported results and cash earnings;

•    Consolidation – adoption of AASB10 Consolidated Financial Statements and associated standards increased life insurance assets and life insurance liabilities (30 September 2013 $4,512 million); and

•    Own credit – early adoption of part of AASB 9 Financial Instruments resulted in a reduction in net interest income (Full Year 2013 $44 million), reduction in income tax expense (Full Year 2013 $13 million), reduction in other liabilities (30 September 2013 $13 million) and increased retained profits (30 September 2013 $13 million). This restatement impacted reported results, but did not impact cash earnings.

The guidance provided in Australian Securities and Investments Commission Regulatory Guide 230 has been followed when presenting this information.

PricewaterhouseCoopers has audited the financial statements contained within the Westpac 2014 full year financial report and has issued an unmodified audit opinion. This full year results announcement has not been subject to audit by PricewaterhouseCoopers. The financial information contained in this full year results announcement includes financial information extracted from the audited financial statements together with financial information that has not been audited. The cash earnings disclosed as part of this full year results announcement have not been separately audited, however are consistent with the financial information included in Note 33 of the audited 2014 full year financial report.

1  These comparative restatements are consistent with those reported in First Half 2014.

Westpac Group Full Year 2014 ASX Profit Announcement | 7

Full Year results 2014
Group results | Market Share

1.5          Market share and system multiple metrics

1.5.1      Market share

	As at	As at	As at	As at
Australia	30 Sept 2014	31 March 2014	30 Sept 2013	31 March 2013
Banking system (APRA)[1]
Housing credit[2]	25%	25%	25%	25%
Cards	23%	23%	22%	22%
Household deposits	23%	23%	23%	23%
Business deposits	20%	20%	21%	21%

Financial system (RBA)[3]
Housing credit[2]	23%	23%	23%	23%
Business credit	19%	19%	18%	18%
Retail deposits[4]	21%	21%	22%	22%

	As at	As at	As at	As at
New Zealand[5,6]	30 Sept 2014	31 March 2014	30 Sept 2013	31 March 2013
Consumer lending	20%	20%	20%	20%
Deposits	21%	21%	21%	21%
Business lending	16%	16%	16%	17%

	As at	As at	As at	As at
Australian Wealth Management[7]	30 Sept 2014	31 March 2014	30 Sept 2013	31 March 2013
Platforms (includes Wrap and Corporate Super)	20%	20%	20%	20%
Retail (excludes Cash)	18%	19%	18%	19%
Corporate Super	15%	14%	14%	14%
Funds Management - BTIM	4%	5%	5%	5%
Wholesale - BTIM/Advance Asset Management	3%	2%	2%	2%

	As at	As at	As at	As at
Australian Life Insurance[8]	30 Sept 2014	31 March 2014	30 Sept 2013	31 March 2013
Life Insurance - in-force	9%	9%	8%	8%
Life Insurance - new business	11%	11%	10%	10%

1  Source: Australian Prudential Regulation Authority (APRA).

2  Includes securitised loans.

3  Source: Reserve Bank of Australia (RBA).

4  Retail deposits as measured by the RBA, financial system includes financial corporations deposits.

5  New Zealand comprises New Zealand banking operations.

6  Source: Reserve Bank of New Zealand (RBNZ).

7  Market Share Funds under Management/Funds under Administration based on published market share statistics from Plan for Life and Morningstar as at 30 June 2014 (for Full Year 2014), as at 31 December 2013 (for First Half 2014), as at 30 June 2013 (for Full Year 2013), and as at 31 December 2012 (for First Half 2013) and represents the BT Wealth business market share at these times.

8  Source: Life Insurance – Plan for Life 30 June 2014 (for Full Year 2014), 31 December 2013 (for First Half 2014), 30 June 2013 (for Full Year 2013), 31 December 2012 (for First Half 2013).

8 | Westpac Group Full Year 2014 ASX Profit Announcement

Full Year results 2014
Group results | Market Share

1.5.2      System multiples

Australia	Full Year Sept 14	Half Year Sept 14	Half Year March 14	Full Year Sept 13	Half Year Sept 13	Half Year March 13
Banking system (APRA)[1]
Housing credit[2]	0.9	1.0	0.9	0.7	0.7	0.7
Cards[3,4]	4.0	n/a	1.9	n/a	n/a	0.6
Household deposits	1.2	1.3	1.0	1.3	1.3	1.2
Business deposits[3]	0.5	1.0	n/a	0.4	1.1	n/a

Financial system (RBA)[5]
Housing credit[2]	0.9	1.0	0.9	0.8	0.7	0.8
Business credit[3]	1.3	1.4	1.1	n/a	n/a	n/a
Retail deposits[6]	0.8	1.2	0.0	0.9	0.7	1.1

New Zealand[7,8]	Full Year Sept 14	Half Year Sept 14	Half Year March 14	Full Year Sept 13	Half Year Sept 13	Half Year March 13
Consumer lending	1.1	1.2	1.0	0.8	0.9	0.6
Deposits[3]	0.6	0.6	1.0	0.9	0.6	1.2

1  Source: APRA.

2  Includes securitised loans.

3  n/a indicates that system growth or Westpac growth was negative, and as such system growth multiples cannot be calculated.

4  Credit card system growth was 1.4% in Full Year 2014.

5  Source: RBA.

6  Retail deposits as measured by the RBA, financial system includes financial corporations deposits.

7  New Zealand comprises New Zealand banking operations.

8  Source: RBNZ.

Westpac Group Full Year 2014 ASX Profit Announcement | 9

Full Year results 2014
Review of Group operations

2.0          Review of Group operations

10 | Westpac Group Full Year 2014 ASX Profit Announcement

Full Year results 2014
Review of Group operations

2.1          Performance overview (cash earnings basis)

Overview

Westpac Group delivered another high quality performance in Full Year 2014 with cash earnings of $7,628 million, an 8% rise over Full Year 2013. The result was supported by a solid operating performance across all divisions contributing to a 5% rise in core earnings and a further improvement in asset quality that led to lower impairment charges.

The Group’s strong capital position has meant that growth and acquisition over 2014 was supported without the need to issue additional shares. As a result, cash earnings per share grew at 8% over Full Year 2014, consistent with growth in cash earnings. The cash earnings return on equity reached 16.4% in Full Year 2014, 48 basis points higher than Full Year 2013.

A key feature of performance has been the significant progress made across divisions with all achieving good operating performance and delivering on their strategies.

Australian Financial Services and New Zealand delivered strong financial results increasing cash earnings by 12% and 25% (13% in $NZ) respectively. Westpac Institutional Bank (WIB) continued to strengthen customer relationships, although higher customer related revenues were offset by a lower contribution associated with markets activities combined with prior period gains from the exit of Hastings listed infrastructure funds that were not repeated. As a result, WIB cash earnings were 7% lower over the year. The contribution from Group Businesses (mostly head office activities) was little changed over the year, with a reduction in Treasury earnings offset by a decline in tax expense due to lower pre-tax earnings and the finalisation of prior period tax matters.

In addition to the solid financial result, the Group significantly stepped up its focus on delivering a great service experience for customers. Rapid developments in digital and mobile technologies are providing greater opportunities to build a more customer-centric organisation. And we are responding by transforming our business to provide customers with greater flexibility in managing their finances while also making banking easier and more convenient. As a result, customer satisfaction has improved, customer numbers have grown, and growth has improved across the board. This success was reflected in St.George and Westpac RBB being ranked above the major banks for consumer and business customer satisfaction. Key developments over the year have included:

•    Completing the migration of 2.7 million retail customers onto Westpac Retail & Business Banking’s (Westpac RBB) new state of the art digital and mobile platform Westpac Live;

•    Upgraded a further 181 branches, including technology that provides more convenience with 24/7 access and more self-serve options. In addition, 202 branches were upgraded to digitally connect with financial services specialists across business banking, merchant services and advice;

•    Launched the first stage of a new wealth administration platform (called Panorama) that will materially enhance the way customers manage and protect their wealth;

•    Announcing a number of new and innovative digital initiatives including:

-	Commenced the roll out of a new merchant terminal fleet that provides increased functionality and mobility for businesses;

-	Helping more than 34,000 customers make cash withdrawals from the Group’s ATM network, without their card, via the Group’s new Emergency cash functionality;

-	The first major Australian bank to enable customers to use their smartphones for tap and go;

-	Delivering new digital and mobile initiatives including fingerprint logon for iPhone banking apps in St.George;

-	Mobile PayWay, a system that turns a mobile device into a merchant terminal. This technology allows businesses to receive payments immediately, anywhere and anytime;

-	Simplified applications for consumer and business deposits, credit cards and personal loans that can be completed on mobile devices;

-	Allowing customers to more easily update their details and preferences including electing to receive eStatements and provide advice of overseas travel plans; and

-	Introduced mobile technology to provide the location of more than 50,000 fee free ATMs globally through alliances with some of the world’s largest banks.

•    These achievements supported good growth across targeted segments, including:

-	Growing at system in Australian mortgages in the second half of 2014 and excellent growth in customer deposits up 7%; and

-	Solid institutional growth and strong funds and insurance flows.

Westpac Group Full Year 2014 ASX Profit Announcement | 11

Full Year results 2014
Review of Group operations

•    Completed the acquisition of selected businesses of Lloyds Banking Group Australia (Lloyds). The $1.45 billion acquisition lifted Westpac’s scale and capability in equipment finance and motor vehicle finance. The transaction lifted the Group’s Australian business market share by 0.6 percentage points and its personal lending market share by 2.3 percentage points.

In addition to its business outcomes, Westpac has also delivered significant value to the communities in which it operates. This has included:

•    Launched the Westpac Bicentennial Fund, Australia’s largest ever private scholarship fund. The $100 million grant is designed to support 100 tertiary and post-doctoral scholarships every year in perpetuity;

•    Matched $2.65 million in employee donations to around 650 Australian based charities; and

•    Launched the Group’s third Reconciliation Action Plan that steps up our support for indigenous Australians. The plan involves over 50 commitments, including employing an additional 500 Aboriginal and Torres Strait Islander people by 2017.

The strength of the Group’s performance and balance sheet, the strong linkages it has with the communities in which it operates and its focus on building a sustainable company has been recognised globally including:

•    Ranked number one in the 2014 Global 100 most sustainable corporations in the world by Corporate Knights announced at the World Economic Forum; and

•    Ranked the lead bank globally in the Dow Jones Sustainability Index. Westpac has consistently ranked in the leading banks globally for over a decade.

Dividends

The Board has determined a final ordinary dividend of 92 cents per share, fully franked, up 2 cents or 2% on the First Half 2014 interim ordinary dividend. The Group’s total dividends for the year were 182 cents, up 8 cents or 5% on 2013. The final ordinary dividend for Second Half 2014 represents a payout ratio of 74%, while the full year dividend pay-out ratio was also 74%. After allowing for the final dividend, the Group’s adjusted franking account balance remains a strong $565 million.

Achieving balanced outcomes

Central to the Group’s strategy has been the delivery of balanced outcomes across Strength/Return/Growth and Productivity. Westpac believes that to generate long-term, sustainable value it is important to focus on all elements of value when managing the business and to fully consider the inherent trade-offs.

Growth

Having significantly strengthened the balance sheet over recent years, Westpac indicated in 2013 that it was reorientating to growth. With this strong foundation, the Group lifted its growth profile in 2014, including the acquisition of $8 billion in corporate finance, equipment finance and motor vehicle lending from Lloyds, along with an improvement in organic growth through the year. Driving the improvement in growth has been the step-up in customer service contributing to improved loan growth relative to system, continuing to grow household deposits ahead of system, leading in more infrastructure and property syndicates and continued to expand the Group’s wealth and insurance business at a rate above industry averages. For example:

•    Australian lending increased 8% compared to 5% system growth. Growth improved over the year particularly in Australian mortgages with growth of 1.0 times system in Second Half 2014;

•    Customer deposits increased $26.6 billion (or 7%), with particularly strong growth in Australian household deposits at 1.2 times system;

•    FUM rose 17% and FUA increased 10%; and

•    A 16% lift in Life Insurance in-force premiums and an 11% uplift in General Insurance gross written premiums.

At the same time, the Group has achieved good growth in areas where it is directing more of its investment including in Bank of Melbourne and Asia.

Return

In a relatively lower economic growth environment, where required capital levels have increased, it is vital to focus on actively managing returns. Westpac has achieved good success over the year with a 48 basis point increase in its return on equity to 16.4% and an uplift in the return on tangible ordinary equity to 21.2%. The customer return on credit RWA for Full Year 2014 was also higher, up 2 basis points from Full Year 2013. In seeking to improve returns the Group has:

•      Remained disciplined in managing margins. Margins excluding Treasury and Markets were down 5 basis points over the full year but were flat in the second half of the year at 2.01%. Total margins were down 7 basis points over the year;

12 | Westpac Group Full Year 2014 ASX Profit Announcement

Full Year results 2014
Review of Group operations

•      Focused on better meeting customer needs and strengthening relationships. The proportion of Australian bank customers also supported with a wealth product rising to 20.0%1; and

•      Streamlining of processes and enhancing the customer experience which has led to a 27% reduction in customer complaints in AFS.

Reflecting the improvement in returns, economic profit, measuring the shareholder value created above the Group’s cost of capital, increased a healthy 10% over Full Year 2013. The rise was due to higher cash earnings, the effective utilisation of capital and a lift in franking credits generated from higher Australian income tax expense.

Productivity

Westpac remains the most efficient major bank in Australia and one of the most efficient in the world, with an expense to income ratio of 41.6%. Productivity is a key focus with $117 million in new savings realised in Second Half 2014, bringing total productivity savings for Full Year 2014 to $219 million. Key productivity achievements over Second Half 2014 included:

•    Realising $66 million from the redesign of roles and operating model changes;

•    Reduced complexity across the Group generated $28 million in savings;

•    Introduction of the 60 minute mortgage2, previously approvals could have taken over a week;

•    BT Super for Life application process streamlined, reducing application processing time by approximately 75%; and

•    Enhanced process for installing merchant services enabling Westpac customers to be up and running in one day, rather than three.

Strength

The strength of the Group’s balance sheet continues to be a distinguishing feature. The Group’s common equity tier 1 ratio of 9.0% under Basel III is well above regulatory minimums, including the additional D-SIB capital buffer announced during the year but which is not applied until 2016. The strength of this position allowed the Group to acquire Lloyds (37 basis points); pay a special dividend (10 basis points) and neutralise the impact of shares allocated under the DRP.

The Board confirmed a revised preferred capital range of 8.75 – 9.25% for the common equity tier 1 ratio. The preferred range takes into account our desire to maintain a healthy buffer above regulatory minimums, including regulatory buffers.

Westpac is well capitalised, both in absolute terms and relative to global peers. This is reflected in international comparisons and in Westpac being consistently recognised as one of the strongest banks in the world.

Stronger loan growth, and the acquisition of Lloyds, saw the Group more active in wholesale funding markets compared to Full Year 2013, raising $33 billion. The weighted average maturity of funds raised was 4.7 years. Short term funding increased $13 billion and was used to support growth in short term assets, mainly trade finance in Asia. The Group’s funding composition has remained relatively stable over recent periods with the stable funding ratio (SFR) at 83%, little changed over the year (down 73 basis points).

The Group is well placed for the introduction of the Liquidity Coverage Ratio (LCR) from January 2015 with a pro forma LCR of 103% at 30 September 2014. In preparation for the introduction of the LCR, Westpac has received approval from APRA for a Committed Liquidity Facility (CLF) of $66 billion for 2015. Total liquid assets increased strongly to $135 billion and are sufficient to cover all outstanding short term debt.

Asset quality has continued to be a highlight with the ratio of stressed assets to total committed exposures falling by 36 basis points to 1.24%, while impaired assets to gross loans had an even greater decline with the ratio falling 17 basis points to 0.27% over Full Year 2014. This level is now 60% lower than the GFC levels. Reflecting the quality of the portfolio, the decline in stress was experienced across all stressed categories. While there are no particular segments or sectors experiencing undue levels of stress, we are monitoring certain sectors where some stress is beginning to emerge. This is limited to those sectors impacted by the peaking of the mining cycle, those undergoing structural change, such as manufacturing, as well as some elements of agriculture that are facing challenging conditions.

This improvement can also be seen in consumer delinquencies with mortgage 90+ day delinquencies 3 basis points lower than 31 March 2014, and 6 basis points lower than 30 September 2013. Unsecured delinquencies also improved declining 13 basis points from 31 March 2014, and down 5 basis points from 30 September 2013.

1  Refer Glossary for definition.

2  Customers obtain approval/in-principle approval on their mortgage application in 60 minutes, subject to income verification.

Westpac Group Full Year 2014 ASX Profit Announcement | 13

Full Year results 2014
Review of Group operations

Provisioning cover has remained strong with the ratio of individually assessed provisions to impaired assets at 45% up from 43% at 30 September 2013. Collective provisions to credit RWA were a little lower at 0.93% as improved asset quality has reduced provisioning requirements over the year. Economic overlays ended the year at $389 million, unchanged over the year and down $9 million since 31 March 2014.

The general reserve for credit loss (GRCL) adjustment was $133 million at 30 September 2014 up from $83 million at 30 September 2013. Regulatory expected loss deductions were $650 million.

Divisional performance (comparing Full Year 2014 to Full Year 2013)

Australian Financial Services (AFS) includes three businesses; Westpac Retail & Business Banking (Westpac RBB), St.George Banking Group (St.George) and BT Financial Group (BTFG). AFS cash earnings increased 12% to $5,057 million with all divisions contributing to the rise. The strong performance was supported by good loan growth, improved margins and a very strong wealth and insurance contribution. Expenses were well managed with growth largely driven by the impact of investments and the acquired Lloyds business. Asset quality continued to improve and impairment charges were 14% lower over Full Year 2014.

Westpac RBB delivered cash earnings of $2,582 million up 10% on Full Year 2013. This result was driven by a 6% increase in revenue and expense growth of 3%. The higher revenue was supported by a 6% rise in lending, a 9% uplift in deposits and good management of margins. The division had particular success in lifting the rate of home loan growth through the year. Non-interest income was up 6%, from increased cards activity and a rise in business fees. The relatively low cost growth of 3% was achieved with productivity initiatives offsetting the impact of increased investment, including the progressive upgrade of the branch network and migrating customers onto the new digital and mobile platform. Asset quality has also remained sound with key metrics continuing to improve. This in turn contributed to a $49 million decline in impairment charges.

Momentum in St.George improved further in the 2014 financial year with a strong 14% rise in cash earnings from a 9% rise in core earnings and lower impairment charges. All of the division’s brands contributed to the result, while the acquired Lloyds business added $47 million to cash earnings for the year. Revenue grew 10%, primarily driven by good net interest income growth from strong balance sheet growth (including Lloyds) and improved margins. Expenses grew 11% with most of the rise due to the Lloyds acquisition and ongoing investment across the business. This includes the Bank of Melbourne expansion and the upgrade of the network with the rollout of a new branch format and technology (called FreshStart) and enhancing the division’s business banking capability via its Business Connect strategy. Asset quality continued to improve, with stresses in commercial property lending continuing to ease. This improvement contributed to a 19% reduction in impairment charges.

BTFG, Westpac’s Australian wealth and insurance division, continued to grow ahead of market with cash earnings up a very strong 16% on Full Year 2013 to $895 million. FUA increased 10% over the year with steady flows onto its platforms. FUM rose a strong 17% over the year with particularly good flows into JOHCM. Growth was further supported by improved markets and FX impacts. Across BTFG’s businesses, Private Wealth achieved another solid performance with lending up 9%. Advice revenues were also higher from an increase in customers and improved planner productivity. Insurance also delivered a strong performance with cash earnings up 19% supported by a 16% rise in Life in-force premiums and an 11% increase in General Insurance gross written premiums.

Westpac Institutional Bank (WIB) delivered cash earnings of $1,468 million in Full Year 2014, down 7%. The lower result was principally due to $115 million in income associated with the exit of Hastings listed infrastructure funds in Full Year 2013 not being repeated in Full Year 2014 and a negative credit value adjustment (CVA) movement. (The CVA was an $87 million benefit in Full Year 2013 compared to a $23 million charge in Full Year 2014). Excluding these items, cash earnings were 4% higher. The division continues to build customer relationships through its strength in transactional banking and by enhancing its end-to-end capability. This strength has contributed to improved customer flows and supported strong loan and deposit growth up 17% and 6% respectively. Impairment charges provided another benefit in 2014 from the active work-out of stressed facilities contributing to a high level of write-backs and fewer new impaired assets.

New Zealand delivered cash earnings of NZ$864 million, up a strong 13% on Full Year 2013 (up 25% in A$). The result was driven by a further improvement in both business and consumer asset quality which contributed to a NZ$91 million reduction in impairment charges. Revenue increased 2% supported by good balance sheet growth. Growth was strongest in mortgages with an LVR <80%. The division has also continued to grow wealth and insurance income. A continued focus on disciplined cost management has enabled investment in strategic priorities which enhance customer experience and deliver productivity benefits.

Westpac Pacific’s cash earnings were a solid $122 million in Full Year 2014 although the outcome was 15% lower than Full Year 2013. The decline was principally due to more challenging FX market conditions following the introduction of foreign exchange controls in PNG. In addition, translation effects from movements between the A$ and local currencies reduced cash earnings by $8 million. The business has benefited over recent years from its efforts to use digital technologies to extend banking to a broader cross section of the community. As a result, over 86,000 new customers joined the business over the year.

14 | Westpac Group Full Year 2014 ASX Profit Announcement

Full Year results 2014
Review of Group operations

Financial performance summary

Second Half 2014 – First Half 2014

Cash earnings in Second Half 2014 of $3,856 million was 2% higher compared to First Half 2014. Earnings per share also increased 2%, with average shares on issue unchanged over the half. Strong growth in core earnings across AFS and New Zealand, were offset by a 50% fall in market risk related income.

Net interest income was up 2% with average interest-earning assets rising 4% and net interest margins falling 5 basis points to 2.06%. Margins excluding Treasury and Markets were flat over the half with the benefit of lower deposit and wholesale funding costs offset by a reduction in asset spreads, lower returns on capital and an increase in liquid assets.

Loan growth of 3% was due to improved performance in Australian housing lending and a 3% rise in Australian business lending supported by a pick-up in infrastructure and corporate lending. New Zealand lending grew 2% over the last six months, although the impact on the Group was offset by exchange rate translation impacts from a weaker NZD. Australian customer deposit growth was strong in Second Half 2014 rising 6%. The $20 billion rise in total customer deposits more than fully funded the $16 billion rise in lending, resulting in an increased deposit to loan ratio to 70.5%.

Non-interest income was down 1% as First Half 2014 included significant revenue from performance fees in BTIM that was not repeated and markets income was lower, including a $22 million adverse movement in the CVA. Excluding these movements, non-interest income growth was sound, supported by good growth in business revenues and higher credit card activity.

Expenses over the six months rose 3% and reflected a full period of Lloyds, a higher amortisation charge for capitalised software and higher investment related spending including upgrades to the distribution network, increased digital innovation and higher regulatory change costs. These rises were partially offset by $117 million in productivity savings.

A further improvement in asset quality contributed to a $32 million reduction in impairment charges. The decline was driven by a further, across-the-board reduction in stressed assets and an improvement in consumer delinquencies.

The effective tax rate for Second Half 2014 was 29.0%, following the finalisation of prior period taxation matters.

Full Year 2014 – Full Year 2013

Cash earnings in Full Year 2014 were $565 million higher than Full Year 2013, a rise of 8%. The increase was due to core earnings growth of 5% combined with a 23% reduction in impairment charges. A key feature of the performance was a strong operating performance across all divisions.

Net interest income was 5% higher than Full Year 2013 with an 8% rise in average interest-earning assets partially offset by a 7 basis point decline in margins. Margins excluding Treasury and Markets were 5 basis points lower. The decline was due to lower returns on capital, lower hedging benefit on low interest deposits and higher levels of liquid assets. Higher margins in AFS partially offset this fall.

Lending increased 8% over the year with the acquisition of Lloyds adding 1%. Australian mortgages continued to be the main source of growth. Australian business lending increased 8% over the year from Lloyds and a modest uplift in business activity. Lending in New Zealand increased 5% (in NZ$). Other overseas lending increased 38% boosted by a strong lift in Asian trade finance and some currency translation impacts. Customer deposits rose $27 billion, or 7%, over the past year with the deposit to loan ratio remaining above 70%.

Non-interest income increased 7% with a significant uplift in wealth and insurance earnings supported by continuing solid customer flows and an increase in the proportion of customers holding their insurance with the Group. Trading income was lower from the impact of a CVA charge compared to a CVA benefit in Full Year 2013.

Expenses were 6% higher (up 4% excluding Lloyds and FX movements) with increased investment costs and higher regulatory change spending partly offset by productivity benefits.

A further improvement in the health of the portfolio contributed to a $197 million reduction in impairment charges with the largest reductions recorded in St.George and New Zealand.

The effective tax rate was 29.6%, down from 30.2%, following the finalisation of prior period taxation matters.

Westpac Group Full Year 2014 ASX Profit Announcement | 15

Full Year results 2014
Review of Group operations

Divisional cash earnings summary

Six months to 30 September 2014 $m	Westpac Retail & Business Banking	St.George Banking Group	BT Financial Group (Australia)	AFS	Westpac Institutional Bank	New Zealand ($A)	Westpac Pacific	Group Businesses	Group
Net interest income	3,040	1,829	205	5,074	832	741	70	102	6,819
Non-interest income	712	266	1,128	2,106	748	221	65	2	3,142
Net operating income	3,752	2,095	1,333	7,180	1,580	962	135	104	9,961
Operating expenses	(1,638)	(813)	(652)	(3,103)	(617)	(391)	(47)	(23)	(4,181)
Core earnings	2,114	1,282	681	4,077	963	571	88	81	5,780
Impairment charges	(211)	(128)	(2)	(341)	46	(21)	(3)	10	(309)
Operating profit before income tax	1,903	1,154	679	3,736	1,009	550	85	91	5,471
Income tax expense	(572)	(346)	(208)	(1,126)	(293)	(151)	(24)	7	(1,587)
Net profit	1,331	808	471	2,610	716	399	61	98	3,884
Net profit attributable to non-controlling interests	-	-	(14)	(14)	-	(2)	(4)	(8)	(28)
Cash earnings	1,331	808	457	2,596	716	397	57	90	3,856

Six months to 31 March 2014 $m	Westpac Retail & Business Banking	St.George Banking Group	BT Financial Group (Australia)	AFS	Westpac Institutional Bank	New Zealand ($A)	Westpac Pacific	Group Businesses	Group
Net interest income	2,918	1,708	205	4,831	811	714	70	251	6,677
Non-interest income	691	252	1,116	2,059	770	217	87	49	3,182
Net operating income	3,609	1,960	1,321	6,890	1,581	931	157	300	9,859
Operating expenses	(1,595)	(747)	(670)	(3,012)	(590)	(385)	(52)	(26)	(4,065)
Core earnings	2,014	1,213	651	3,878	991	546	105	274	5,794
Impairment charges	(226)	(108)	4	(330)	90	(3)	(6)	(92)	(341)
Operating profit before income tax	1,788	1,105	655	3,548	1,081	543	99	182	5,453
Income tax expense	(537)	(333)	(192)	(1,062)	(329)	(149)	(29)	(74)	(1,643)
Net profit	1,251	772	463	2,486	752	394	70	108	3,810
Net profit attributable to non-controlling interests	-	-	(25)	(25)	-	(1)	(5)	(7)	(38)
Cash earnings	1,251	772	438	2,461	752	393	65	101	3,772

Movement Sept 2014 - March 2014 $m	Westpac Retail & Business Banking	St.George Banking Group	BT Financial Group (Australia)	AFS	Westpac Institutional Bank	New Zealand ($A)	Westpac Pacific	Group Businesses	Group
Net interest income	4%	7%	-	5%	3%	4%	-	(59%)	2%
Non-interest income	3%	6%	1%	2%	(3%)	2%	(25%)	(96%)	(1%)
Net operating income	4%	7%	1%	4%	-	3%	(14%)	(65%)	1%
Operating expenses	3%	9%	(3%)	3%	5%	2%	(10%)	(12%)	3%
Core earnings	5%	6%	5%	5%	(3%)	5%	(16%)	(70%)	-
Impairment charges	(7%)	19%	(150%)	3%	(49%)	large	(50%)	(111%)	(9%)
Operating profit before income tax	6%	4%	4%	5%	(7%)	1%	(14%)	(50%)	-
Income tax expense	7%	4%	8%	6%	(11%)	1%	(17%)	(109%)	(3%)
Net profit	6%	5%	2%	5%	(5%)	1%	(13%)	(9%)	2%
Net profit attributable to non-controlling interests	-	-	(44%)	(44%)	-	100%	(20%)	14%	(26%)
Cash earnings	6%	5%	4%	5%	(5%)	1%	(12%)	(11%)	2%

16 | Westpac Group Full Year 2014 ASX Profit Announcement

Full Year results 2014
Review of Group operations

Divisional cash earnings summary (continued)

Twelve months to 30 September 2014 $m	Westpac Retail & Business Banking	St.George Banking Group	BT Financial Group (Australia)	AFS	Westpac Institutional Bank	New Zealand ($A)	Westpac Pacific	Group Businesses	Group
Net interest income	5,958	3,537	410	9,905	1,643	1,455	140	353	13,496
Non-interest income	1,403	518	2,244	4,165	1,518	438	152	51	6,324
Net operating income	7,361	4,055	2,654	14,070	3,161	1,893	292	404	19,820
Operating expenses	(3,233)	(1,560)	(1,322)	(6,115)	(1,207)	(776)	(99)	(49)	(8,246)
Core earnings	4,128	2,495	1,332	7,955	1,954	1,117	193	355	11,574
Impairment charges	(437)	(236)	2	(671)	136	(24)	(9)	(82)	(650)
Operating profit before income tax	3,691	2,259	1,334	7,284	2,090	1,093	184	273	10,924
Income tax expense	(1,109)	(679)	(400)	(2,188)	(622)	(300)	(53)	(67)	(3,230)
Net profit	2,582	1,580	934	5,096	1,468	793	131	206	7,694
Net profit attributable to non-controlling interests	-	-	(39)	(39)	-	(3)	(9)	(15)	(66)
Cash earnings	2,582	1,580	895	5,057	1,468	790	122	191	7,628

Twelve months to 30 September 2013 $m	Westpac Retail & Business Banking	St.George Banking Group	BT Financial Group (Australia)	AFS	Westpac Institutional Bank	New Zealand ($A)	Westpac Pacific	Group Businesses	Group
Net interest income	5,655	3,216	406	9,277	1,630	1,281	148	576	12,912
Non-interest income	1,320	469	1,917	3,706	1,633	389	167	26	5,921
Net operating income	6,975	3,685	2,323	12,983	3,263	1,670	315	602	18,833
Operating expenses	(3,124)	(1,402)	(1,206)	(5,732)	(1,115)	(697)	(98)	(117)	(7,759)
Core earnings	3,851	2,283	1,117	7,251	2,148	973	217	485	11,074
Impairment charges	(486)	(293)	(1)	(780)	89	(97)	(3)	(56)	(847)
Operating profit before income tax	3,365	1,990	1,116	6,471	2,237	876	214	429	10,227
Income tax expense	(1,010)	(598)	(325)	(1,933)	(662)	(241)	(60)	(192)	(3,088)
Net profit	2,355	1,392	791	4,538	1,575	635	154	237	7,139
Net profit attributable to non-controlling interests	-	-	(18)	(18)	-	(3)	(11)	(44)	(76)
Cash earnings	2,355	1,392	773	4,520	1,575	632	143	193	7,063

Movement Sept 2014 - Sept 2013 $m	Westpac Retail & Business Banking	St.George Banking Group	BT Financial Group (Australia)	AFS	Westpac Institutional Bank	New Zealand ($A)	Westpac Pacific	Group Businesses	Group
Net interest income	5%	10%	1%	7%	1%	14%	(5%)	(39%)	5%
Non-interest income	6%	10%	17%	12%	(7%)	13%	(9%)	96%	7%
Net operating income	6%	10%	14%	8%	(3%)	13%	(7%)	(33%)	5%
Operating expenses	3%	11%	10%	7%	8%	11%	1%	(58%)	6%
Core earnings	7%	9%	19%	10%	(9%)	15%	(11%)	(27%)	5%
Impairment charges	(10%)	(19%)	large	(14%)	53%	(75%)	200%	46%	(23%)
Operating profit before income tax	10%	14%	20%	13%	(7%)	25%	(14%)	(36%)	7%
Income tax expense	10%	14%	23%	13%	(6%)	24%	(12%)	(65%)	5%
Net profit	10%	14%	18%	12%	(7%)	25%	(15%)	(13%)	8%
Net profit attributable to non-controlling interests	-	-	117%	117%	-	-	(18%)	(66%)	(13%)
Cash earnings	10%	14%	16%	12%	(7%)	25%	(15%)	(1%)	8%

Westpac Group Full Year 2014 ASX Profit Announcement | 17

Full Year results 2014
Review of Group operations

2.2                             Review of earnings

2.2.1                  Net interest income

Second Half 2014 – First Half 2014

Net interest income increased $142 million or 2% compared to First Half 2014. Key features include:

•             Growth in average interest-earning assets (AIEA) of 4% mostly from higher loan balances, with margin excluding Treasury and Markets unchanged; and

•             Treasury revenue was $121 million or 48% lower, which impacted net interest income growth by 2%.

Full Year 2014 – Full Year 2013

Net interest income increased $584 million or 5% compared to Full Year 2013. Key features include:

•             Growth in AIEA of 8% driven by loan growth, higher liquid assets ($11.9 billion) and the acquisition of Lloyds ($5.7 billion), with margin excluding Treasury and Markets reducing 5 basis points; and

•             Treasury revenue was $87 million or 19% lower, which impacted net interest income growth by 1%.

Loans1

	As at	As at	As at	% Movt	% Mov’t
$m	30 Sept 2014	31 March 2014	30 Sept 2013	Sept 14 - Mar 14	Sept 14 - Sept 13
Australia	508,575	490,959	471,115	4	8
Housing	351,037	338,036	328,532	4	7
Personal (loans and cards)	21,242	20,524	17,142	3	24
Business	136,903	133,197	126,320	3	8
Margin lending	1,960	2,038	2,041	(4)	(4)
Other (including provisions)	(2,567)	(2,836)	(2,920)	(9)	(12)

New Zealand (A$)	58,076	59,636	55,094	(3)	5

New Zealand (NZ$)	65,018	63,604	62,038	2	5
Housing	39,705	38,669	37,596	3	6
Personal (loans and cards)	1,832	1,786	1,728	3	6
Business	23,821	23,493	23,142	1	3
Other (including provisions)	(340)	(344)	(428)	(1)	(21)

Other overseas	13,692	13,974	9,955	(2)	38
Trade finance	6,147	7,098	4,706	(13)	31
Other loans	7,545	6,876	5,249	10	44

Total loans	580,343	564,569	536,164	3	8

Second Half 2014 – First Half 2014

Total loans were $15.8 billion or 3% higher than First Half 2014. Excluding foreign exchange translation impacts, total loans increased $18.0 billion or 3%. In Australia, loan growth was 4% in Second Half 2014, above financial system growth of 3%.

Key features of total loan growth were:

•             Australian housing loans increased $13.0 billion or 4%, in line with system with new lending increasing 12% in the half. The proportion of the book in fixed rate lending remained relatively stable at 21%;

•             Australian personal loans and cards increased $0.7 billion or 3%. Growth was primarily in personal finance and auto finance portfolios. Auto finance dealer numbers were unchanged as Lloyds integration progressed to plan;

•             Business lending increased primarily in WIB with growth in property and infrastructure sectors. More modest growth was achieved across Westpac RBB, St.George and New Zealand divisions as conditions remained subdued;

•             New Zealand loans increased NZ$1.4 billion or 2%. Growth was primarily in housing, which was ahead of system; and

1  Spot loan balances.

18 | Westpac Group Full Year 2014 ASX Profit Announcement

Full Year results 2014
Review of Group operations

•             Other overseas lending declined slightly with a reduction in trade finance partly offset by growth in loans to corporate customers in Asia.

Full Year 2014 – Full Year 2013

Total loans were $44.2 billion or 8% higher than Full Year 2013. Excluding foreign exchange translation impacts, total loans increased $43.0 billion or 8%.

Key features of total loan growth were:

•             Australian housing loans increased $22.5 billion or 7%. The growth through the year reflected the Group’s focus on improving growth relative to system with enhancements to all elements of the mortgage process from application through to settlement;

•             Australian personal loans and cards increased $4.1 billion or 24% due to the acquisition of the Lloyds auto finance portfolio ($2.5 billion) and above system credit card growth. Customer card numbers increased due to product upgrades and the launch of new products throughout the year;

•             Australian business loans increased $10.6 billion or 8% driven by the acquisition of Lloyds ($5.4 billion) and a rise in institutional lending mainly in property, infrastructure and natural resources. New lending was higher by 18% across Westpac RBB and St.George, with growth partially offset by business customers remaining cautious and paying down debt;

•             New Zealand lending increased NZ$3.0 billion or 5%, driven primarily by above system mortgage growth; and

•             Other overseas loans increased $3.7 billion from growth in trade finance and term loans.

Deposits and other borrowings1

	As at	As at	As at	% Movt	% Mov’t
$m	30 Sept 2014	31 March 2014	30 Sept 2013	Sept 14 - Mar 14	Sept 14 - Sept 13
Customer deposits
Australia	347,649	329,369	327,594	6	6
At call	187,904	178,755	175,102	5	7
Term	133,972	127,447	132,028	5	1
Non-interest bearing	25,773	23,167	20,464	11	26

New Zealand (A$)	44,135	45,344	41,428	(3)	7

New Zealand (NZ$)	49,410	48,359	46,648	2	6
At call	20,620	20,420	18,488	1	12
Term	25,189	24,481	24,889	3	1
Non-interest bearing	3,601	3,458	3,271	4	10

Other overseas (A$)	17,461	14,178	13,610	23	28

Total customer deposits	409,245	388,891	382,632	5	7

Certificates of deposit	51,577	48,514	41,850	6	23
Australia	35,481	32,047	29,286	11	21
New Zealand (A$)	1,031	1,225	1,362	(16)	(24)
Other overseas (A$)	15,065	15,242	11,202	(1)	34

Total deposits and other borrowings	460,822	437,405	424,482	5	9

1  Spot deposit balances.

Westpac Group Full Year 2014 ASX Profit Announcement | 19

Full Year results 2014
Review of Group operations

Second Half 2014 – First Half 2014

Total deposits and other borrowings were $23.4 billion or 5% higher than First Half 2014. Excluding the impact of foreign exchange translation impacts, total deposits increased $24.7 billion.

Total customer deposit growth of $20.4 billion exceeded loan growth of $15.8 billion. Growth was weighted to household deposits which are more efficient for liquidity purposes.

Key features of customer deposit growth were:

•             Australian customer deposits increased $18.3 billion or 6% with both term deposits and at call deposits increasing 5% supported by good growth in consumer balances. The Group’s focus on household deposits delivered growth at 1.3x system;

•             Australian non-interest bearing deposits increased $2.6 billion or 11% as customers continued to direct funds to mortgage offset accounts;

•             New Zealand customer deposits increased NZ$1.1 billion or 2% with growth in both at call online savings and term deposits; and

•             Other overseas customer deposits increased $3.3 billion.

Certificates of deposits increased $3.1 billion or 6.0%, reflecting an increase in investor demand for this product.

Full Year 2014 – Full Year 2013

Total deposits and other borrowings were $36.3 billion or 9% higher compared to Full Year 2013. Excluding foreign exchange translation impacts, total deposits increased $35.0 billion.

The strong growth in customer deposits of $26.6 billion or 7% was weighted to household deposits. Business deposit growth was lower, as the Group focused on deposits which are more efficient for liquidity purposes.

Key features of the growth were:

•           Australian customer deposits increased $20.1 billion or 6%, with growth weighted to household deposits which was 1.2x system in the year. AFS transaction account balances were 17% higher primarily in consumer;

•           New Zealand customer deposits increased NZ$2.8 billion or 6%, predominantly reflecting growth in consumer online deposits; and

•           Other overseas customer deposits increased $3.9 billion with growth in term deposits, mostly in Asia.

Certificates of deposits were $9.7 billion higher reflecting increased short term funding to support growth in trade finance.

20 | Westpac Group Full Year 2014 ASX Profit Announcement

Full Year results 2014
Review of Group operations

Margins

			% Mov’t			% Mov’t
$m	Half Year Sept 14	Half Year March 14	Sept 14 - Mar 14	Full Year Sept 14	Full Year Sept 13	Sept 14 - Sept 13
Net interest income	6,819	6,677	2	13,496	12,912	5
Markets net interest income	57	45	27	102	70	46
Treasury net interest income[1]	129	250	(48)	379	466	(19)
Net interest income excluding Treasury & Markets	6,633	6,382	4	13,015	12,376	5
Average interest-earning assets	659,003	635,657	4	647,362	599,869	8
Group net interest margin	2.06%	2.11%	(5bps)	2.08%	2.15%	(7bps)
Group net interest margin excluding Treasury & Markets	2.01%	2.01%	-	2.01%	2.06%	(5bps)

Second Half 2014 – First Half 2014

Group net interest margin was 2.06% for Second Half 2014, a decrease of 5 basis points from First Half 2014.

Treasury and Markets contribution to Group net interest margin decreased 5 basis points, reflecting lower returns from the management of the liquids portfolio and balance sheet management.

Net interest margin, excluding the contribution from Treasury and Markets, was 2.01%, unchanged compared to First Half 2014. The components of the movement included:

•             5 basis points decrease from asset spreads. Mortgages and business lending were the primary drivers with competition for new lending, in particular fixed rate mortgages, contributing to the decline. The decline in institutional spreads moderated in the half, when compared to previous halves, although competition remains intense;

•             5 basis point increase from customer deposits, mostly improved term deposit spreads, partly offset by a lower hedging benefit on low interest deposits and lower working capital deposit spreads;

•             2 basis points benefit from lower wholesale funding costs as pricing for new long term senior issuance was lower than maturing deals, many of which were originated during the GFC;

•             2 basis point decline from capital and other due to the impact of lower hedge rates on capital returns; and

•             Margin impact from holding higher liquid assets was small compared to First Half 2014.

1  Treasury net interest income excludes capital benefit.

Westpac Group Full Year 2014 ASX Profit Announcement | 21

Full Year results 2014
Review of Group operations

Full Year 2014 – Full Year 2013

Group net interest margin was 2.08% for Full Year 2014, a decrease of 7 basis points from Full Year 2013.

Treasury and Markets contribution to the Group net interest margin was 2 basis points lower. This reflected lower returns from the management of the liquids portfolio and from balance sheet management in Treasury, following a strong performance in Full Year 2013.

Net interest margin, excluding the contribution from Treasury and Markets, was 2.01%, 5 basis points lower than Full Year 2013. Lending spreads, deposit spreads and wholesale funding impacts on margin were largely neutral with the decline due to lower returns on capital and higher liquid assets. The components of the movement included:

•             8 basis points decrease from asset spreads. The primary driver was an increase in competition from institutional lending, with mortgages and business spreads also lower;

•             5 basis points increase from customer deposits, mostly from improved term deposit spreads. This was partially offset by a lower hedging benefit on low interest deposits and lower working capital deposit spreads;

•             3 basis points benefit from lower wholesale funding costs as pricing for new long term senior issuance was lower than maturing deals, many of which were originated during the GFC. This was partly offset by higher tier 1 capital costs as recent issuances were more expensive;

•             3 basis points decline from lower returns on capital balances as hedge rates reduced relative to Full Year 2013; and

•             2 basis points decline as average levels of liquid assets increased ($11.9 billion higher).

22 | Westpac Group Full Year 2014 ASX Profit Announcement

Full Year results 2014
Review of Group operations

2.2.2     Non-interest income1

			% Mov’t			% Mov’t
$m	Half Year Sept 14	Half Year March 14	Sept 14 - Mar 14	Full Year Sept 14	Full Year Sept 13	Sept 14 - Sept 13
Fees and commissions	1,468	1,458	1	2,926	2,723	7
Wealth management and insurance income	1,145	1,111	3	2,256	1,958	15
Trading income	470	547	(14)	1,017	1,070	(5)
Other income	59	66	(11)	125	170	(26)
Non-interest income	3,142	3,182	(1)	6,324	5,921	7

Second Half 2014 – First Half 2014

Non-interest income decreased $40 million or 1% compared to First Half 2014, as trading income was $77 million or 14% lower, which more than offset growth in banking fees and wealth income.

Fees and commissions

Fees and commissions increased $10 million, or 1%, driven by:

•             Business lending fee income was higher due to the full period impact of Lloyds; and

•             Cards income was unchanged, with higher interchange income from increased customer spend on premium cards and growth in customer accounts (up 1%), largely offset by seasonally lower loyalty points redemption in Second Half 2014.

Wealth management and insurance income

Wealth management and insurance income increased $34 million, or 3%, compared to First Half 2014.

Major factors contributing to the 3% rise in wealth management and insurance income were:

•             FUM/FUA related income increased $25 million or 5%, with the benefit from positive net flows and improved investment markets. FUM and FUA balance growth was driven by BT, particularly wholesale (up 12%), Wrap (up 6%) and corporate super (up 5%). FUM and FUA margins were little changed compared to First Half 2014;

•             Performance fees were $86 million lower. BTIM performance fees were $108 million lower, as the majority of these fees are recognised in the first half of the year, these were partly offset by a $22 million increase in Hastings performance fee income;

•             Life Insurance income increased $13 million or 10%, supported by in-force premium income growth of 8%, partially offset by increased claims, consistent with growth in the book and a small rise in loss rates; and

•             General Insurance income increased $34 million or 37%, with growth in gross written premiums of 4%, and favourable claims experience from a decline in catastrophes and working claims. Catastrophe claims tend to be seasonal, normally occurring in the first half of the year.

	As at	As at	As at	% Mov’t	% Mov’t
$bn	30 Sept 2014	31 March 2014	30 Sept 2013	Sept 14 - Mar 14	Sept 14 - Sept 13
Funds Under Management (FUM)
BT	77.6	71.4	66.5	9	17
Advance Asset Management	11.4	10.7	9.7	7	18
Westpac Institutional Bank	7.0	6.6	6.0	6	17
New Zealand (A$)	4.9	4.6	3.9	7	26
Group FUM	100.9	93.3	86.1	8	17

Funds Under Administration (FUA)
BT	77.7	72.9	69.7	7	11
Asgard	35.0	33.9	33.0	3	6
New Zealand (A$)	1.5	1.4	1.2	7	25
Group FUA	114.2	108.2	103.9	6	10

1 Refer to Section 4 Note 4 for reported results breakdown. Refer to Section 5 Note 4 for cash earnings results breakdown. Refer to Section 8 for reconciliation between reported results and cash earnings. As discussed in Section 1.4, commentary is reflected on a cash earnings basis and does not directly align with reported non-interest income as disclosed in Section 4 Note 4.

Westpac Group Full Year 2014 ASX Profit Announcement | 23

Full Year results 2014
Review of Group operations

			% Mov’t			% Mov’t
$bn	Half Year Sept 14	Half Year March 14	Sept 14 - Mar 14	Full Year Sept 14	Full Year Sept 13	Sept 14 - Sept 13
Average FUM for the Group[1]	97.4	91.3	7	94.4	76.5	23

Average FUA for the Group[1]	112.4	106.2	6	109.3	95.9	14

Trading

Trading income decreased $77 million, or 14%, compared to First Half 2014. Markets trading income was lower with higher customer related sales income offset by lower risk income and negative CVA movement as discussed further in the Markets related income section. Contributions from Westpac Pacific were lower from the introduction of exchange rate controls in PNG impacting foreign exchange income.

Other income

Other income was down $7 million or 11%, with gains on asset sales $9 million lower than First Half 2014.

Full Year 2014 – Full Year 2013

Non-interest income was $403 million, or 7%, higher than Full Year 2013 from strong growth in wealth management and insurance income and higher fees and commissions.

Fees and commissions

Fees and commissions increased $203 million or 7% from higher cards and business lending fee income. Growth in cards income was driven by higher interchange fees through greater customer spending in premium cards and growth in customer accounts (up 3%). Higher business lending income was due to the acquisition of Lloyds, increased line fees and growth in the term lending portfolio.

Wealth management and insurance income

Wealth management and insurance income increased $298 million, or 15% compared to Full Year 2013. FUM and FUA margins were little changed compared to Full Year 2013. The major factors were:

•            FUM/FUA related income increased $152 million or 17%, from the benefit of positive net flows and improved investment markets while margins remained stable;

•             Performance fee income increased $17 million from higher BTIM performance fees ($79 million) largely offset by a reduction in Hastings performance fees ($62 million);

•             Life Insurance income increased $40 million or 17%, with in-force premiums rising 16% following expansion of the distribution network. Loss ratios were stable;

•             General Insurance income increased $58 million or 36%, with gross written premiums rising 11% from strong new business growth with more customers choosing to insure through BTFG, higher premiums and retention rate improvements and a favourable claims experience from a decline in catastrophe and working claims; and

•             Lenders Mortgage Insurance (LMI) income decreased 7%, from lower written risk volumes, partly offset by lower claims, consistent with the decrease in portfolio size.

Trading

Trading income was $53 million, or 5% lower than Full Year 2013. Markets trading income was lower with higher customer related income in WIB, AFS and New Zealand offset by a negative CVA movement as discussed further in the Markets related income section. Contributions from Westpac Pacific were lower following the introduction of exchange rate controls in PNG impacting foreign exchange income.

Other income

Other income decreased $45 million, or 26%, reflecting the impact of hedging New Zealand earnings and offshore capital partly offset by higher rental income from operating leases acquired with Lloyds and a rise in income from asset sales.

1 Average FUM and FUA for the Group for Second Half 2014 and First Half 2014 is based on a six month average.

24 | Westpac Group Full Year 2014 ASX Profit Announcement

Full Year results 2014
Review of Group operations

Markets related income1

			% Mov’t			% Mov’t
$m	Half Year Sept 14	Half Year March 14	Sept 14 - Mar 14	Full Year Sept 14	Full Year Sept 13	Sept 14 - Sept 13
Net interest income	57	45	27	102	70	46
Non-interest income	413	483	(14)	896	951	(6)
Total Markets income	470	528	(11)	998	1,021	(2)

Customer Income	420	389	8	809	740	9
Non-customer Income	50	139	(64)	189	281	(33)
Total Markets income	470	528	(11)	998	1,021	(2)
CVA included in total markets income above	(22)	(1)	large	(23)	87	(126)

Markets income comprises sales and risk management revenue derived from the creation, pricing and distribution of risk management products to the Group’s business, corporate and institutional customers. Dedicated relationship specialists provide product solutions to these customers to help manage their interest rate, foreign exchange, commodity price, credit and structured products risk exposures.

Second Half 2014 – First Half 2014

Markets income decreased $58 million, or 11%, compared to First Half 2014 from a more difficult operating environment.

Customer related income increased $31 million or 8% in Second Half 2014 from continued growth in foreign exchange and interest rate sales income. The Group continues to be well positioned to capture customer risk management activity through specialist product support and market insight together with broadening capability through licencing and electronic facilitation.

Non-customer related income decreased $89 million or 64%, in Second Half 2014 with lower market risk related income in both foreign exchange and interest rates. The largely stable foreign exchange and rates environment and high levels of liquidity saw lower levels of volatility, significantly reducing opportunities. CVA in Second Half 2014 was a charge of $22 million compared to a $1 million charge in First Half 2014.

Full Year 2014 – Full Year 2013

Markets income decreased $23 million, or 2%, compared to Full Year 2013.

Customer related income increased $69 million or 9% compared to Full Year 2013 primarily from foreign exchange sales. This outcome reflects improved product capability and deeper customer relationships across the Group.

Non-customer related income decreased $92 million or 33% compared to Full Year 2013 from the negative impact of CVA. CVA in Full Year 2014 was a charge of $23 million compared to an $87 million benefit in Full Year 2013. This was partially offset by higher income from carbon, commodities and energy price risk management.

Markets Value at Risk (VaR)2

Risk taking as measured by VaR was lower than First Half 2014 and remains well within the Group’s risk appetite.

Average VaR for Second Half 2014 was $8.5 million compared to $10.0 million for First Half 2014 and $8.6 million for Second Half 2013. The components and range of daily VaR are further outlined in Section 4, Note 19.

1 Markets income includes WIB Markets, AFS and Westpac New Zealand markets.

2 VaR measures the potential for loss using a history of price movements. Therefore, price volatility is a key component of this measure.

Westpac Group Full Year 2014 ASX Profit Announcement | 25

Full Year results 2014
Review of Group operations

2.2.3     Operating expenses1

			% Mov’t			% Mov’t
$m	Half Year Sept 14	Half Year March 14	Sept 14 - Mar 14	Full Year Sept 14	Full Year Sept 13	Sept 14 - Sept 13
Salaries and other staff expenses	(2,294)	(2,344)	(2)	(4,638)	(4,336)	7
Equipment and occupancy expenses	(809)	(692)	17	(1,501)	(1,370)	10
Other expenses	(1,078)	(1,029)	5	(2,107)	(2,053)	3
Total expenses	(4,181)	(4,065)	3	(8,246)	(7,759)	6

Second Half 2014 – First Half 2014

Operating expenses increased $116 million or 3% compared with First Half 2014. Investment related costs, including the impact of software amortisation and the full period impact of Lloyds added 4% to expense growth in the half. Productivity savings of $117 million more than offset higher operating costs before investment impacts.

Salaries and other staff expenses

Salaries and other staff expenses reduced $50 million or 2% compared to First Half 2014 primarily through the benefit of productivity programs, lower performance related payments in the wealth business and reduced restructuring costs. These reductions were partly offset by the full period impact of salary increases applied from January 2014, the full period impact of the Lloyds acquisition and further investment in Bank of Melbourne.

Equipment and occupancy expenses

Equipment and occupancy costs increased $117 million or 17% compared to First Half 2014. Software amortisation increased $63 million and hardware depreciation expenses increased $11 million related to the Group’s investment programs, including the completion of a range of projects relating to regulatory change, Asia and digital. Other increases included higher property costs associated with annual rental reviews and the opening of 10 Bank of Melbourne branches in the half.

Other expenses

Total other expenses were $49 million or 5% higher compared to First Half 2014 reflecting higher professional services costs associated with our investment programs and increased outsourced costs relating to higher technology and operations volumes, partially offset by seasonally lower credit card reward program costs.

Full Year 2014 – Full Year 2013

Operating expenses increased $487 million or 6% compared to Full Year 2013. Excluding foreign exchange translation impacts ($98 million) and Lloyds ($99 million), operating expenses increased $290 million or 4%. The impact of investments contributed 4% to expense growth, including 1% from higher software amortisation and hardware depreciation. The impact of operating cost growth (before investment impact) was offset by $219 million in productivity savings.

Salaries and other staff expenses

Salaries and other staff expenses increased $302 million or 7% compared to Full Year 2013. Excluding foreign exchange translation impacts and Lloyds, salaries and other staff expenses increased $192 million or 4%. This reflected annual salary increases, additional FTE to support the Group’s expansion in Bank of Melbourne and Asia, higher performance related payments in the wealth business associated with higher performance fees earned and higher restructuring costs. This was partly offset by the delivery of productivity savings, including supplier and simplification programs.

Equipment and occupancy expenses

Equipment and occupancy costs increased $131 million or 10% compared to Full Year 2013. Software amortisation increased $90 million and hardware depreciation increased $11 million primarily related to the Group’s investment program including the impact of regulatory change, Asia and digital investments. Other increases included the impact from Lloyds and an additional 17 Bank of Melbourne branches. These costs were partly offset by savings from property consolidation.

Other expenses

Other expenses increased $54 million or 3% compared to Full Year 2013. Increased costs related to the Group’s investment program, including higher technology costs and professional services. These were partially offset by cost management initiatives including renegotiation with vendors and migration of customers from paper statements to e-statements.

1      Refer to Section 4 Note 5 for reported results breakdown. Refer to Section 5 Note 5 for cash earnings breakdown. Refer to Section 8 for reconciliation between reported results and cash earnings. As discussed in Section 1.4, commentary is on a cash earnings basis and does not directly align with reported operating expenses as disclosed in Section 4 Note 5.

26 | Westpac Group Full Year 2014 ASX Profit Announcement

Full Year results 2014
Review of Group operations

Full Time Equivalent Employees (FTE)

	As at	As at	As at	% Mov’t	% Mov’t
Analysis of movement in FTE	30 Sept 2014	31 March 2014	30 Sept 2013	Sept 14 - Mar 14	Sept 14 - Sept 13
Permanent employees	33,586	33,619	33,045	-	2
Temporary employees	2,787	2,875	2,552	(3)	9
FTE	36,373	36,494	35,597	-	2
Average FTE[1]	36,443	35,962	35,904	1	2

Second Half 2014 – First Half 2014

FTE was 121 FTE lower than First Half 2014. Delivery of productivity initiatives across the Group, including supplier program benefits and Lloyds synergies were behind the decline. These falls were partly offset by investments including Bank of Melbourne (88 FTE) and expansion in Asia (32 FTE).

Full Year 2014 – Full Year 2013

FTE increased 776 or 2% compared to Full Year 2013, largely due to the acquisition of Lloyds (554 FTE). Other increases to FTE included investment in Bank of Melbourne (149 FTE), further expansion in Asia (91 FTE) and simplification programs (61 FTE). These were partly offset by productivity program benefits.

Investment programs

$m	Half Year Sept 14	Half Year March 14	% Mov’t Sept 14 - Mar 14	Full Year Sept 14	Full Year Sept 13	% Mov’t Sept 14 - Sept 13
Expensed	171	186	(8)	357	376	(5)
Capitalised software and fixed assets	366	345	6	711	769	(8)
Total	537	531	1	1,068	1,145	(7)
Growth and productivity	221	249	(11)	470	590	(20)
Regulatory change	185	155	19	340	301	13
Other technology	131	127	3	258	254	2
Total	537	531	1	1,068	1,145	(7)

Investment spend was $1,068 million for Full Year 2014, with 44% directed to growth and productivity initiatives, 32% on regulatory change and 24% in other technology programs. Investment spend was 7% lower in 2014 due to the completion and delivery of key strategic investments throughout the year.

Growth and productivity programs delivered core capabilities and efficiencies across the Group. Spend in the full year was $470 million and included:

•           Customer migration onto Westpac’s new digital, mobile and tablet banking platform Westpac Live. The service has been successfully rolled out for 2.7 million customers and will continue to be rolled out to customers. Westpac Live has won a Good Design Award®2 for its customer-centric design and has been recognised as a global leader for mobile banking app capability3;

•           Digital innovation to deliver capabilities enhancing customer experience, including Walk Out Working, which now allows customers to open an account in three minutes, Emergency Cash which gives customers the ability to access cash from Westpac ATMs without using a card, and Mobile Payments allowing contactless payments through SamsungTM smartphones;

•             Mortgage transformation initiatives, including ‘60 minute mortgage’, which provides customers with an approval or in-principle approval on their mortgage application in 60 minutes, subject to income verification; and

•             The first phase of BT’s new Panorama integrated wealth platform, BT Cash.

Regulatory change programs reflected commitments to address requirements by Governments and regulators globally. Spend for Full Year 2014 was $340 million, which included delivery of initiatives such as Future of Financial Advice reforms, Stronger Super, Financial Claims Scheme, FATCA and Customer Privacy reforms. In addition to responding to compliance requirements, many of these programs implemented new functionality and enhanced capabilities.

Other technology spend was $258 million, including significant upgrades to security applications, the general ledger and payroll systems and further migration of server infrastructure into Westpac’s new data centre.

1       Based on a six month average.

2      Good Design Award® - digital and online.

3       Forrester’s 2014 Australian Mobile Banking Functionality Benchmark: It’s All Happening Down Under!

Westpac Group Full Year 2014 ASX Profit Announcement | 27

Full Year results 2014
Review of Group operations

Capitalised software

$m	Half Year Sept 14	Half Year March 14	% Mov’t Sept 14 - Mar 14	Full Year Sept 14	Full Year Sept 13	% Mov’t Sept 14 - Sept 13
Opening balance	2,023	1,897	7	1,897	1,551	22
Total additions	332	332	-	664	738	(10)
Amortisation expense	(256)	(209)	22	(465)	(388)	20
Impairment expense	(22)	(6)	large	(28)	(15)	87
Foreign exchange translation	(7)	9	(178)	2	15	(87)
Other	-	-	-	-	(4)	(100)
Closing balance	2,070	2,023	2	2,070	1,897	9

Capitalised software increased 2% in Second Half 2014 and 9% compared to Full Year 2013. Growth has slowed from prior periods driven by:

•             A 10% reduction in additions, following the majority of key infrastructure capabilities and enhancements to front end systems being progressed in Full Year 2013; and

•             An increase in amortisation of 20% due to the completion of key programs, including regulatory change initiatives, capability in Asia and major releases within BT’s Panorama program.

During the year, impairments of $28 million related to assets identified as no longer being actively used as part of the Group’s regular asset review.

28 | Westpac Group Full Year 2014 ASX Profit Announcement

Full Year results 2014
Review of Group operations

2.2.4     Impairment charges

			% Mov’t			% Mov’t
$m	Half Year Sept 14	Half Year March 14	Sept 14 - Mar 14	Full Year Sept 14	Full Year Sept 13	Sept 14 - Sept 13
Individually assessed provisions (IAPs)
New IAPs	(335)	(349)	(4)	(684)	(1,112)	(38)
Write-backs	189	244	(23)	433	479	(10)
Recoveries	58	48	21	106	76	39
Total IAPs, write-backs and recoveries	(88)	(57)	54	(145)	(557)	(74)
Collectively assessed provisions (CAPs)
Write-offs	(371)	(331)	12	(702)	(708)	(1)
Other changes in CAPs	150	47	large	197	418	(53)
Total new CAPs	(221)	(284)	(22)	(505)	(290)	74
Total impairment charges	(309)	(341)	(9)	(650)	(847)	(23)

The improvement in asset quality continued throughout Full Year 2014 with stressed assets and the emergence of new impaired assets continuing to reduce. This improvement contributed to a $197 million reduction in impairment charges compared to Full Year 2013. The improvement in impairment charges was most evident in the corporate and business lending portfolios. Economic overlays were stable over Full Year 2014 with a balance of $389 million at 30 September 2014.

Second Half 2014 – First Half 2014

Impairment charges for Second Half 2014 were $309 million, down $32 million or 9% compared to First Half 2014, and were equivalent to 11 basis points of average gross loans.

Key movements included:

•             Total new individually assessed provisions less write-backs and recoveries were $31 million higher than First Half 2014 principally due to:

-     Higher total IAPs in St.George and New Zealand principally because the level of new individually assessed provisions reported in First Half 2014 were particularly low; and

-     This was partially offset by lower total IAPs in WIB and Westpac RBB (down $21 million and $10 million respectively) as fewer facilities were downgraded to impaired.

•             Total new collectively assessed provisions added $221 million to impairment charges in Second Half 2014, $63 million lower than recorded in First Half 2014. Key movements included:

-     Write-offs were a little higher in Second Half 2014, consistent with normal seasonal patterns, mostly in credit cards; and

-     Other changes in CAPs were positive as the reduction in consumer delinquencies across both unsecured and mortgage portfolios reduced associated provisioning requirements. There was also a small reduction in economic overlays.

Full Year 2014 – Full Year 2013

Impairment charges of $650 million were down $197 million or 23% compared to Full Year 2013 and represented 12 basis points of average gross loans.

Key movements included:

•             New individually assessed provisions less write-backs and recoveries were $412 million lower than Full Year 2013 reflecting the continued reduction in new impaired assets across the Group;

•             Total new collectively assessed provisions were $215 million higher than Full Year 2013. Write-offs were similar to the prior year, while other changes in CAPs were a smaller positive. Stressed assets have continued to improve although the rate of improvement has slowed resulting in a lower benefit to CAPs; and

•             Total economic overlays were unchanged over the year with a balance of $389 million.

Westpac Group Full Year 2014 ASX Profit Announcement | 29

Full Year results 2014
Review of Group operations

2.2.5     Tax expense

Second Half 2014 – First Half 2014

The effective tax rate was 29.0% in Second Half 2014 compared to 30.1% in First Half 2014. The lower tax rate reflected the benefit from the finalisation of prior period taxation matters.

Full Year 2014 – Full Year 2013

The effective tax rate of 29.6% for the Full Year 2014 decreased compared to 30.2% in Full Year 2013. This decrease was largely due to the finalisation of prior period taxation matters.

2.2.6         Non-controlling interests

The non-controlling interests primarily represent distributions on hybrid equity instruments TPS 20061 and TPS 20031 (Full Year 2013 only as TPS 2003 was redeemed on 30 September 2013) as well as other non-controlling interests including the 39.2% portion of BTIM that Westpac does not own.

Non-controlling interests of $27 million for Second Half 2014 were $10 million lower than First Half 2014. This was principally due to a lower result from BTIM, mostly from lower performance fees earned.

Non-controlling interests of $64 million for Full Year 2014 were $10 million lower than Full Year 2013, with lower distributions relating to TPS 2003 partly offset by a stronger result from BTIM.

1     Non-controlling interests include distributions on 2003 Trust Preferred Securities (TPS) and 2006 TPS:

•   There were 750,000 2003 TPS issued in the United States of America at US$1,000 each on 13 August 2003, with non-cumulative semi-annual distributions (31 March and 30 September) in arrears at the annual rate of 5.819% up to but excluding 30 September 2013. These were redeemed on 30 September 2013; and

•   Westpac TPS Trust issued 7,627,375 2006 TPS in Australia at $100 each on 21 June 2006. The 2006 TPS are preferred units in the Westpac TPS Trust, with non-cumulative floating rate distributions which are expected to be fully franked. Westpac TPS Trust also issued one ordinary unit with an issue price of $100 to Westpac. Westpac, as holder of the ordinary unit, is entitled to any residual income or assets of the Westpac TPS Trust not distributed to holders of 2006 TPS. The 2006 TPS are scheduled to pay quarterly distributions (30 September, 31 December, 31 March and 30 June) in arrears, subject to certain conditions being satisfied. The distribution rate on 2006 TPS, until 30 June 2016 (the step-up date) is calculated as the Australian 90 day bank bill rate plus 1% per annum (the initial margin), together multiplied by one minus the Australian corporate tax rate (30% during all periods). After the step-up date, the initial margin will increase by a one time step-up of 1% per annum.

30 | Westpac Group Full Year 2014 ASX Profit Announcement

Full Year results 2014
Review of Group operations

2.3        Credit quality

The improvement in quality of the portfolio seen over Full Year 2013 continued into Full Year 2014, with a reduction in stressed assets, a decrease in the emergence of new problem facilities, and the additional resolution and work-out of impaired facilities.

Stressed assets reduced $2.1 billion over the year with the ratio of stressed assets to total committed exposures down 36 basis points to 1.24% at 30 September 2014 (see 2.3.1 Credit Quality Key Metrics). The improvement was seen across all categories with the ratio of impaired assets down 17 basis points to 0.27%, the ratio of 90 days past due well secured assets falling 5 basis points to 0.26% and the proportion of watchlist and substandard facilities reduced 14 basis points to 0.71%. The reduction of impaired assets was a highlight, down a third over the year to $2.3 billion at 30 September 2014. Consistent with this reduction, new and increased impaired assets were down 33% over the year.

Portfolio segments

The institutional and commercial segments continue to perform particularly well as customers remain cautious and protective of their balance sheets. Stressed assets further reduced, with the work-out of facilities, often via asset sales and restructuring, continuing to exceed the emergence of new stress.

Across the Group, there were only two new large (>$50 million) impaired facilities that emerged during Full Year 2014.

While the commercial property segment has been the largest source of impairments over recent years, stress in the portfolio has reduced dramatically from its peak of 15.5% (stress as a per cent of total committed exposure) and is now only 2.3%. The level of stress is now at its lowest point for over a decade and is in line with the overall business sector.

The small and medium business portfolio has also performed well and the number of facilities in work-out reduced further over the last 12 months. Nevertheless, some stress is emerging in sectors impacted by the peaking of the mining investment cycle, those undergoing structural change such as the manufacturing segment as well as some elements of the agriculture sector which is facing challenging conditions.

In the consumer sector, unsecured consumer delinquencies have trended lower over the year supported by low interest rates and consumer caution. Group consumer unsecured 90+ day delinquencies fell 5 basis points since September 2013 and by 13 basis points since March 2014. This trend was similar across the Australian and New Zealand portfolios.

Australian 90+ day mortgage delinquencies were at 0.47% at September 2014, decreasing 6 basis points since September 2013 and 3 basis points lower compared to March 2014. Much of Second Half 2014 decrease is consistent with normal seasonal trends which typically see delinquencies fall in the second half of the year. The investment property segment has a 90+ day delinquency rate of 0.37% which is lower than the portfolio average.

Australian properties in possession decreased 159 over Full Year 2014 to a very modest 194 supported by the strong Australian property market. Realised mortgage losses were $100 million for Full Year 2014 equivalent to 3 basis points.

New Zealand mortgage 90+ day delinquencies have improved a further 8 basis points over the last 12 months to 0.21% at 30 September 2014, The low level of delinquencies over the year reflects the improving economy and the strong Auckland housing market.

Provisioning

Westpac has maintained strong provisioning coverage with:

•             The ratio of impaired asset provisions to total impaired assets increasing 1.6 percentage points to 44.8%; and

•             The ratio of collectively assessed provisions to credit risk weighted assets at 0.93%. This ratio has reduced from 0.99% at 30 September 2013 but remains strong as provisions have moderated in line with ongoing reduction in portfolio stress.

Total impairment provisions were $3,481 million with individually assessed provisions of $867 million and collectively assessed provisions of $2,614 million. Individually assessed provisions were lower over the year, from the write-off of $706 million and write-back of $433 million in provisions.

Collectively assessed provision balances were higher over the year. Movements in collectively assessed provisions can principally be traced back to:

•             Provision increases relating to growth in the portfolio have been largely offset by the run-off in watchlist and substandard exposures. Although continuing to perform, these exposures carry materially higher provision levels, compared to non-stressed exposures, as their probability of default is much higher;

Westpac Group Full Year 2014 ASX Profit Announcement | 31

Full Year results 2014
Review of Group operations

•             The economic overlay was unchanged over the year with a balance of $389 million at 30 September 2014. During the year, the composition of the overlay changed with provisions against the commercial property and New Zealand segments (including earthquake provisions) no longer required. Offsetting these reductions was an increase in economic overlay provisions for sectors and regions of the economy undergoing structural change, including elements of the manufacturing industry.

2.3.1          Credit quality key metrics

Stressed exposures by credit grade as a % of total committed exposures	Half Year Sept 14	Half Year March 14	Half Year Sept 13	Half Year March 13
Impaired	0.27%	0.34%	0.44%	0.56%
90 days past due, well secured	0.26%	0.28%	0.31%	0.35%
Watchlist and substandard	0.71%	0.75%	0.85%	1.03%
Total stressed exposures	1.24%	1.37%	1.60%	1.94%

Impaired assets to total committed exposures for business and institutional	Half Year Sept 14	Half Year March 14	Half Year Sept 13	Half Year March 13
Business impaired assets to business total committed exposures:
Business Australia	0.88%	1.20%	1.60%	2.13%
Business New Zealand	0.92%	1.16%	1.88%	2.62%
Institutional	0.25%	0.29%	0.37%	0.43%

90 days past due for mortgages	Half Year Sept 14	Half Year March 14	Half Year Sept 13	Half Year March 13
90 days past due:
Group	0.45%	0.48%	0.51%	0.57%
Australia	0.47%	0.50%	0.53%	0.58%
New Zealand	0.21%	0.29%	0.29%	0.39%

90 days past due for other consumer loans	Half Year Sept 14	Half Year March 14	Half Year Sept 13	Half Year March 13
90 days past due:
Group	0.99%	1.12%	1.04%	1.30%
Australia	1.05%	1.15%	1.06%	1.32%
New Zealand	0.75%	0.90%	0.81%	0.96%

Other	Half Year Sept 14	Half Year March 14	Half Year Sept 13	Half Year March 13
Total impaired assets to gross loans	0.40%	0.51%	0.67%	0.82%
Total impaired asset provisions to total impaired assets	44.8%	46.4%	43.2%	40.2%
Total provisions to gross loans	60bps	67bps	73bps	80bps
Collectively assessed provisions to performing non-housing loans[1]	129bps	134bps	142bps	151bps
Collectively assessed provisions to risk weighted assets	79bps	82bps	84bps	87bps
Collectively assessed provisions to credit risk weighted assets	93bps	97bps	99bps	106bps
Impairment charges to average loans annualised	11bps	12bps	15bps	17bps
Net write-offs to average loans annualised	25bps	22bps	29bps	21bps

1      Non-housing loans have been determined on a loan purpose basis.

32 | Westpac Group Full Year 2014 ASX Profit Announcement

Full Year results 2014
Review of Group operations

2.4        Balance sheet and funding

2.4.1                   Balance sheet

	As at	As at	As at	% Mov’t	% Mov’t
$m	30 Sept 2014	31 March 2014	30 Sept 2013	Sept 14 - Mar 14	Sept 14 - Sept 13
Assets
Cash and balances with central banks	25,760	16,375	11,699	57	120
Receivables due from other financial institutions	7,424	8,744	11,210	(15)	(34)
Trading securities, other financial assets designated at fair value and available-for-sale securities	81,933	79,392	79,100	3	4
Derivative financial instruments	41,404	26,207	28,356	58	46
Loans	580,343	564,569	536,164	3	8
Life insurance assets	11,007	12,841	13,149	(14)	(16)
Other assets	22,971	21,247	21,419	8	7
Total assets	770,842	729,375	701,097	6	10
Liabilities
Payables due to other financial institutions	18,636	15,211	8,836	23	111
Deposits and other borrowings	460,822	437,405	424,482	5	9
Other financial liabilities at fair value through income statement	19,236	15,077	10,302	28	87
Derivative financial instruments	39,539	31,330	32,990	26	20
Debt issues	152,251	150,098	144,133	1	6
Life insurance liabilities	9,637	11,594	11,938	(17)	(19)
Loan capital	10,858	10,320	9,330	5	16
Other liabilities	10,526	10,309	11,549	2	(9)
Total liabilities	721,505	681,344	653,560	6	10
Equity
Total equity attributable to owners of Westpac Banking Corporation	48,456	47,165	46,674	3	4
Non-controlling interests	881	866	863	2	2
Total equity	49,337	48,031	47,537	3	4

Second Half 2014 – First Half 2014

Significant movements during the half included:

Assets

•             Cash and balances with central banks increased $9.4 billion reflecting additional liquid assets held in this form;

•             Receivables due from other financial institutions decreased $1.3 billion with lower cash collateral posted with counterparties;

•            Trading securities, other financial assets designated at fair value and available-for-sale securities increased $2.5 billion reflecting higher holdings of liquid assets;

•             Derivative assets increased $15.2 billion driven by revaluation impacts of cross currency swaps and forward contracts;

•             Loans grew $15.8 billion or 3%. Refer to Section 2.2.1 Loans for further information on movements; and

•             Life insurance assets decreased $1.8 billion as two managed funds were deconsolidated.

Liabilities

•             Payables due to other financial institutions increased $3.4 billion primarily due to an increase in placements from offshore central banks and cash collateral;

•            Deposits and other borrowings increased $23.4 billion. Refer to Section 2.2.1 Deposits for further information on deposit movements;

•            Financial liabilities at fair value through the income statement increased $4.2 billion reflecting increased funding through repurchase agreements;

•             Derivative liabilities increased $8.2 billion driven by foreign currency translation impacts of the revaluation of cross currency swaps and forward contracts;

Westpac Group Full Year 2014 ASX Profit Announcement | 33

Full Year results 2014
Review of Group operations

•            Debt issues increased $2.2 billion with the issuance of additional covered bonds. Levels of senior debt and securitisation remained stable with maturing debt replaced with issuance. Refer to Section 2.4.2 Funding and Liquidity Risk Management for further information;

•             Life insurance liabilities decreased $2.0 billion due to the deconsolidation of two managed funds and policyholder liability adjustments; and

•             Equity increased reflecting retained profits, net of payment of 2014 interim dividend.

Full Year 2014 – Full Year 2013

Significant movements during the year included:

Assets

•             Cash and balances with central banks increased $14.1 billion to facilitate same day settlements and additional liquid assets held in this form;

•             Receivables due from other financial institutions decreased $3.8 billion primarily due to higher placement of physical securities collateral in lieu of cash relating to derivative movements;

•             Trading securities, other financial assets designated at fair value and available-for-sale securities increased $2.8 billion reflecting higher holdings of liquid assets;

•             Derivative assets increased $13.0 billion, driven by foreign currency translation impacts of the revaluation of cross currency swaps and forward contracts;

•             Loans grew $44.2 billion or 8%, which included acquisition of the Lloyds loan book ($7.9 billion). Refer to Section 2.2.1 Loans for further information on loan movements; and

•             Life insurance assets decreased $2.1 billion as two managed funds were deconsolidated.

Liabilities

•             Payables due to other financial institutions increased $9.8 billion primarily due to repurchase activities relating to central bank exchange settlement accounts and placements from offshore central banks;

•             Deposits and other borrowings increased $36.3 billion. Refer to Section 2.2.1 Deposits for further information on deposits movements;

•             Financial liabilities at fair value through the income statement increased $8.9 billion through increased funding of securities using repurchase agreements for market inventory;

•             Derivative liabilities increased $6.5 billion driven by foreign currency translation impacts of the revaluation of cross currency swaps and forward contracts;

•             Debt issues increased $8.1 billion with an increase in covered bond outstandings of $8.0 billion. Levels of senior debt and securitisation remained stable with matured debt replaced with issuance. Refer to Section 2.4.2 Funding and Liquidity Risk Management for further information;

•             Life insurance liabilities decreased $2.3 billion due to the deconsolidation of two managed funds and policyholder liability adjustments; and

•             Equity increased $1.8 billion from increased retained profits, net of payment of the final 2013 and special dividends and 2014 interim dividend.

34 | Westpac Group Full Year 2014 ASX Profit Announcement

Full Year results 2014
Review of Group operations

2.4.2     Funding and liquidity risk management

Liquidity risk is the risk that the Group will be unable to fund assets and meet obligations as they become due. This type of risk is inherent in all banks through their role as intermediaries between depositors and borrowers. The Group has a robust liquidity risk management framework to ensure its ability to meet cash flow obligations under a wide range of market conditions, including name specific and market-wide stress scenarios.

The regulatory environment for funding and liquidity risk is changing in response to the global financial crisis and reform measures announced by the Basel Committee on Banking Supervision (BCBS) in 2010. A description of the BCBS liquidity reforms, and an update on APRA’s Liquidity standard, are detailed in Section 2.6.

The Liquidity Coverage Ratio (LCR) requires banks to hold sufficient high-quality liquid assets, as defined, to withstand 30 days under a regulator-defined acute stress scenario. The Group is required to meet a LCR of at least 100% when it comes into effect from 1 January 2015. In preparation for the LCR, Westpac has received approval from APRA for a Committed Liquidity Facility (CLF) of $66 billion in 2015. At 30 September 2014, the Group’s pro forma LCR, including the CLF of $66 billion in 2015, was 103%. As the Group transitions towards LCR implementation, it plans to implement further initiatives designed to deliver a suitable buffer above 100%.

Westpac held $134.4 billion in unencumbered liquid assets as at 30 September 2014 (30 September 2013: $125.6 billion). This portfolio provides a source of reserve liquidity as eligible collateral under existing repurchase agreement facilities with central banks. At 30 September 2014 the portfolio was comprised of:

•             $54.6 billion of cash and balances on deposit at central banks, Government and semi-Government bonds. This portfolio increased by $10.4 billion during the year as the Group prepares for the introduction of the LCR;

•             $21.7 billion of repo-eligible private securities; and

•             $58.1 billion of self-originated AAA rated mortgage backed securities, which in extraordinary circumstances are eligible for repurchase with the RBA or the RBNZ.

The Group monitors the composition and stability of its funding base to ensure it remains appropriately within the Group’s funding risk appetite. This includes a target Stable Funding Ratio (SFR)1 greater than 75%.

At 30 September 2014, the Group’s SFR was 83%, slightly down (73 basis points) from 30 September 2013. Asset growth over the 12 month period, including the acquisition of the Lloyds business in December 2013, was funded primarily through customer deposits and new term wholesale funding. An increase in short term funding was used to fund an increase in short term assets, mainly trade finance in Asia.

The Group’s funding composition has remained relatively stable over recent periods. Customer deposits represented 60% of the Group’s total funding at 30 September 2014, little changed from 30 September 2013 (61%). A further 2% of total funding came from securitisation, 14% from long term funding with a residual maturity greater than one year and 7% from equity. The proportion of total funding from wholesale sources maturing within one year was 17%. These components were little changed over Full Year 2014.

In Full Year 2014, customer deposits increased $26.6 billion or 7%. At the same time, net loans increased $44.2 billion or 8%, with the acquisition of the Lloyds business adding $8 billion in lending, but little in deposit balances. As a result, the Group’s customer deposit to loan ratio was 70.5% at 30 September 2014, 84 basis points lower than at 30 September 2013.

Stronger loan growth during the year saw the Westpac Group more active in wholesale funding markets compared to Full Year 2013. The Group raised $33 billion in wholesale term funding in Full Year 2014, with a weighted average maturity of 4.7 years, excluding securitisation. This included $2.3 billion in Basel III compliant Additional Tier 1 and Tier 2 capital securities.

The Group continued to benefit from its broad wholesale funding capabilities which provide access to a range of debt instruments, currencies and investors. Westpac is the only major Australian bank with an active Auto ABS capability, the only Australian bank with access to the US SEC registered market and a frequent and regular issuer of RMBS. The Group has taken advantage of these capabilities, issuing successful ABS, RMBS and SEC registered trades in Full Year 2014, as well as transactions in senior unsecured and covered bond format.

The table over the page illustrates the Group’s funding on a residual maturity basis. Further analysis of the funding view of the balance sheet is provided in Section 4 Note 22.

1      Stable funding ratio is total stable funding divided by total funding. Stable funding includes customer deposits, wholesale term funding with a residual maturity greater than 12 months, securitisation and equity. Total funding includes customer deposits, total wholesale funding (short and long term) and equity.

Westpac Group Full Year 2014 ASX Profit Announcement | 35

Full Year results 2014
Review of Group operations

Funding by residual maturity

	As at 30 Sept 2014		As at 31 March 2014		As at 30 Sept 2013
	$m	Ratio%	$m	Ratio%	$m	Ratio%
Customer deposits	409,245	60.2	388,891	59.6	382,632	60.6
Wholesale funding - residual maturity
Securitisation	11,277	1.7	11,488	1.8	10,372	1.6
Greater than 12 months	96,364	14.2	96,592	14.8	89,604	14.3
Equity[1]	48,356	7.1	47,215	7.2	46,641	7.4
Stable Funding Ratio (SFR)	565,242	83.2	544,186	83.4	529,249	83.9
Less than 6 months	65,497	9.6	63,748	9.8	58,948	9.3
6 to 12 months	23,735	3.5	22,051	3.4	19,269	3.1
Long term to short term scroll[2]	25,482	3.7	22,415	3.4	23,628	3.7
Short term wholesale funding	114,714	16.8	108,214	16.6	101,845	16.1
Total funding[3]	679,956	100.0	652,400	100.0	631,094	100.0

Deposits to net loans ratio

	As at 30 Sept 2014		As at 31 March 2014		AS at 30 Sept 2013
	$m	Ratio%	$m	Ratio%	$m	Ratio%
Customer deposits	409,245		388,891		382,632
Net loans	580,343	70.5	564,569	68.9	536,164	71.4

Funding view of the balance sheet4

	As at 30 Sept 2014
$m	Liquid assets	Customer deposits	Wholesale funding	Customer franchise	Market inventory	Total

Total assets	134,445	-	-	540,633	95,764	770,842
Total liabilities	-	(409,245)	(221,474)	-	(90,786)	(721,505)
Total equity	-	-	(881)	(48,356)	(100)	(49,337)

Total	134,445	(409,245)	(222,355)	492,277	4,878	-
Net loans[5]	58,448	-	-	521,895	-	580,343

	As at 31 March 2014
$m	Liquid assets	Customer deposits	Wholesale funding	Customer franchise	Market inventory	Total

Total assets	126,519	-	-	526,055	76,801	729,375
Total liabilities	-	(388,891)	(215,430)	-	(77,023)	(681,344)
Total equity	-	-	(866)	(47,215)	50	(48,031)

Total	126,519	(388,891)	(216,296)	478,840	(172)	-
Net loans[5]	58,078	-	-	506,491	-	564,569

	As at 30 Sept 2013
$m	Liquid assets	Customer deposits	Wholesale funding	Customer franchise	Market inventory	Total

Total assets	125,647	-	-	500,030	75,420	701,097
Total liabilities	-	(382,632)	(200,958)	-	(69,970)	(653,560)
Total equity	-	-	(863)	(46,641)	(33)	(47,537)

Total	125,647	(382,632)	(201,821)	453,389	5,417	-
Net loans[5]	54,536	-	-	481,628	-	536,164

1  Equity less FX translation, Available-for-Sale Securities and Cash Flow Hedging Reserves.

2  Scroll represents wholesale funding with an original maturity greater than 12 months that now has a residual maturity less than 12 months.

3  Including Equity as described in footnote 1. Hybrids in the amount of $0.9 billion have been included in wholesale funding.

4  Refer to Section 4 Note 22 for a detailed analysis of the funding view of the balance sheet. Liquid assets are defined as assets that are eligible for re-purchase agreements with the Reserve Bank of Australia and the Reserve Bank of New Zealand.

5  Liquid assets in net loans include internally securitised assets that are eligible for re-purchase agreements with the Reserve Bank of Australia and the Reserve Bank of New Zealand.

36 | Westpac Group Full Year 2014 ASX Profit Announcement

Full Year results 2014
Review of Group operations

2.5          Capital and Dividends

	Preferred	As at	As at	As at
	range	30 Sept 2014	31 March 2014	30 Sept 2013
Regulatory capital structure
Common equity Tier 1 (CET1) capital ratio	8.75% - 9.25%	9.0%	8.8%	9.1%
Additional Tier 1 capital		1.6%	1.5%	1.6%
Tier 1 capital ratio		10.6%	10.3%	10.7%
Tier 2 capital		1.7%	1.8%	1.6%
Total regulatory capital ratio		12.3%	12.1%	12.3%
Risk weighted assets (RWA) $m		331,387	322,498	307,372

Westpac’s preferred capital range

In Second Half 2014, Westpac updated its preferred range for its common equity tier 1 (CET1) capital ratio to 8.75% - 9.25%. The CET1 preferred range takes into consideration:

•    Regulatory minimums, including capital conservation buffers;

•    Stress testing to ensure the Group maintains an appropriate buffer in a downturn; and

•    Quarterly volatility of capital ratios under Basel III due to the half yearly cycle of dividend payments.

In managing to the preferred range, Westpac seeks to have a CET1 capital ratio towards the upper end of the preferred range in quarters ending before dividend payments (quarters ending March and September) and towards the lower end of the range in quarters following dividend payments (June and December).

The update to the CET1 preferred range followed changes to regulatory capital requirements for the major banks introduced during the year. In December 2013 APRA announced that the major Australian banks, including Westpac, would be classified as Domestic Systemically Important Banks (D-SIB), given their size, interconnectedness, substitutability and complexity. Under this framework, APRA also requires that D-SIBs hold additional loss absorbing capital to be met with an extra 1% of CET1 capital. This requirement commences from 1 January 2016 and will be implemented through an extension of the capital conservation buffer (CCB).

Westpac’s revised preferred range for the CET1 capital ratio takes into consideration the new D-SIB requirement (despite it not commencing until 2016) with the bottom of the preferred range 75 basis points above APRA’s new minimums. At 30 September 2014 the Group’s CET1 capital ratio of 9.0% was comfortably above regulatory minimums and at the mid-point of its preferred range of 8.75% - 9.25%.

Common Equity Tier 1 capital ratio movement for Second Half 2014

Westpac Group Full Year 2014 ASX Profit Announcement | 37

Full Year results 2014
Review of Group operations

The CET1 capital ratio of 9.0% for Second Half 2014 was 15 basis points higher than the ratio at 31 March 2014. The key elements of the movement in the CET1 capital ratio over the period included:

•    Second Half 2014 cash earnings of $3.9 billion (116 basis point increase);

•    The 2014 interim dividend payment (84 basis points decrease); and

•    RWA increases due to a rise in both credit RWA and operational risk RWA (23 basis points decrease). The higher credit RWA growth was due to an increase in mortgage balances and good growth in corporate and specialised lending from a pick-up in infrastructure and property exposures.

Additional Tier 1 and Tier 2 capital movement for Second Half 2014

Compared to First Half 2014, Additional Tier 1 was higher, while Tier 2 was slightly lower.

Key movements in Additional Tier 1 and Tier 2 capital were:

•    $1.3 billion of Basel III compliant Additional Tier 1 capital (Westpac Capital Notes 2) was issued (39 basis points increase in Additional Tier 1);

•    Buy back and cancellation of $0.9 billion of Basel III non-compliant Additional Tier 1 capital (SPSII) (27 basis points decrease in Additional Tier 1); and

•    Amortisation of Basel III non-compliant Tier 2 instruments (3 basis points decrease in Tier 2 capital).

Common Equity Tier 1 Capital Ratio Movement for Full Year 2014

The effective management of capital has seen the 30 September 2014 CET1 capital ratio at 9.0%, just 13 basis points lower than 30 September 2013. Key elements of the movement included:

•    Effective deployment of capital over the year completing the Lloyds acquisition (37 basis points) and returning capital to shareholders by way of the 2013 final special dividend (10 basis points);

•    A 7 basis point benefit from the last tranche of the St.George tax adjustments; and

•    Organic capital generation added 27 basis points to the CET1 capital ratio with cash earnings net of dividends adding 64 basis points, partially offset by growth in credit RWA and operational risk RWA (41 basis points) and a 4 basis point contribution from other capital movements.

38 | Westpac Group Full Year 2014 ASX Profit Announcement

Full Year results 2014
Review of Group operations

Risk Weighted Assets (RWA)

	As at	As at	As at	% Mov’t	% Mov’t
$m	30 Sept 2014	31 March 2014	30 Sept 2013	Sept 14 - Mar 14	Sept 14 - Sept 13
Credit risk	281,459	272,038	260,268	3	8
Market risk	8,975	10,610	9,059	(15)	(1)
Operational risk	29,340	28,474	27,299	3	7
Interest rate risk in the banking book (IRRBB)	7,316	8,459	6,929	(14)	6
Other	4,297	2,917	3,817	47	13
Total	331,387	322,498	307,372	3	8

Second Half 2014 – First Half 2014

RWA increased $8.9 billion over Second Half 2014, with all the growth recorded in credit RWA. Key movements in credit RWA included:

•    Credit risk RWA increased 3% or $9.4 billion primarily from a lift in larger institutional transactions including infrastructure and commercial property exposures in the corporate and specialised lending categories. Mark-to-market related credit risk RWA also increased $1.6 billion from a rise in counterparty exposures;

•    Non-credit RWA was down $0.5 billion over Second Half 2014 including:

-  Market risk RWA decreased 15% or $1.6 billion mostly from lower volatility;

-  Operational risk RWA increased 3% or $0.9 billion, from higher operational risk losses incurred by other financial institutions globally that feeds into the Group’s operational risk models;

-  Interest rate risk in the banking book (IRRBB) decreased 14% or $1.1 billion, mostly from a reduction in exposure to interest rates; and

-  Other was up $1.4 billion mostly due to an increase in the volume of unsettled transactions.

Full Year 2014 – Full Year 2013

Movements in RWA for Full Year 2014 include:

•    The Lloyds acquisition increased credit RWA $8.5 billion, adding 3% to credit RWA, and operational risk RWA $0.5 billion;

•    Excluding Lloyds, credit RWA increased 4.9% or $12.6 billion. The corporate and specialised lending portfolios grew from higher infrastructure and commercial property exposures, and the decline in the Australian dollar increased the value of foreign currency lending. This was partially offset by a reduction in credit RWA from the continued run-off of stressed assets in the corporate and business lending portfolios;

•    Non-credit RWA increased $2.8 billion over the year ($2.3 billion excluding Lloyds):

- Excluding Lloyds, operational risk increased 6% or $1.5 billion due to operational loss experiences of other financial institutions globally mentioned earlier;

-  Market risk RWA was little changed over the period; and

-  IRRBB and other contributed $0.8 billion in total to RWA.

Westpac Group Full Year 2014 ASX Profit Announcement | 39

Full Year results 2014
Review of Group operations

Capital deduction for regulatory expected credit loss

For capital adequacy purposes APRA requires the amount of regulatory expected credit losses in excess of eligible provisions to be deducted from CET1 capital. The following table shows how the deduction is calculated.

	As at	As at	As at
$m	30 Sept 2014	31 March 2014	30 Sept 2013
Provisions associated with eligible portfolios
Total provisions for impairment charges (Section 4 Note 11)	3,481	3,791	3,949
plus general reserve for credit losses adjustment	133	92	83
plus provisions associated with partial write-offs	504	528	640
less ineligible provisions[1]	(132)	(141)	(139)
Total eligible provisions	3,986	4,270	4,533
Regulatory expected downturn loss[2]	4,636	4,964	5,165
Common equity Tier 1 capital deduction for regulatory expected downturn loss in excess of eligible provisions	(650)	(694)	(632)

Second Half 2014 – First Half 2014

The capital deduction for regulatory expected downturn loss was $44 million lower in Second Half 2014. Over the half the improvement in asset quality has seen a fall in both regulatory expected downturn loss and a similar decline in eligible provisions. See Section 2.3 for a discussion of credit quality and provisions.

Full Year 2014 – Full Year 2013

The capital deduction for regulatory expected loss was little changed over the year, up $18 million. Improving asset quality has led to a decline in regulatory expected downturn losses which has been largely matched by lower eligible provisions.

Dividends

			% Mov’t			% Mov’t
Ordinary dividend (cents per share)	Half Year Sept 14	Half Year March 14	Sept 14 - Mar 14	Full Year Sept 14	Full Year Sept 13	Sept 14 - Sept 13
Interim (fully franked)	-	90		90	86	5
Final (fully franked)	92	-		92	88	5
Total ordinary dividend	92	90	2	182	174	5
Special (fully franked)	-	-		-	20	(100)

Payout ratio (cash earnings)	74.2%	74.2%	-	74.2%	76.5%	(235bps)
Adjusted franking credit balance ($m)	565	315	79	565	585	(3)
Imputation credit (cents per share - NZ)[3]	6.0	6.0	-	12.0	17.1	(30)

The Board has determined to satisfy the DRP for the 2014 final dividend by issuing Westpac ordinary shares. The Market Price used to determine the number of shares issued to DRP participants will be set over the seven trading days commencing 20 November 2014 and will not include a discount.

1  Provisions associated with portfolios subject to the Basel standardised approach to credit risk are not eligible.

2  Regulatory expected loss is calculated for portfolios subject to the Basel advanced capital IRB approach to credit risk. The comparison between regulatory expected loss and eligible provisions is performed separately for defaulted and non-defaulted exposures.

3  Full Year 2013 includes 1.7 cents (NZ$) per share of imputation credits related to special dividends.

40 | Westpac Group Full Year 2014 ASX Profit Announcement

Full Year results 2014
Review of Group operations

2.6                              Significant developments

Corporate significant developments

Inquiry into Australia’s Financial System

On 20 November 2013, the Federal Government formally announced the appointment of Mr David Murray AO to head an inquiry into Australia’s financial system (Inquiry).

The Inquiry’s terms of reference, announced on 20 December 2013, charge the Inquiry with examining how the financial system could be positioned to best meet Australia’s evolving needs and support Australia’s economic growth. Recommendations will be aimed at fostering an efficient, competitive and flexible financial system, consistent with financial stability, prudence, public confidence and capacity to meet the needs of users.

Following lodgement of initial submissions in March 2014, the Inquiry released its Interim Report on 15 July 2014. This Interim Report invited further comments and consisted of observations, potential policy options and requests for further information.

Westpac lodged its initial submission on 31 March 2014 and its response to the Inquiry’s Interim Report on 26 August 2014.

The Inquiry is expected to release its final report to the Treasurer in November 2014, following which the Government may further consult with industry in considering the Inquiry’s recommendations. Until the Government officially responds to the Inquiry’s recommendations, the final impact of this Inquiry is difficult to predict.

Acquisition of select Australian businesses of Lloyds Banking Group

On 11 October 2013 Westpac announced it had entered into an agreement to acquire selected assets of Lloyds Banking Group’s Australian asset finance business, Capital Finance Australia Limited (CFAL), and its corporate loan portfolio, BOS International (Australia) Ltd (BOSI).

The transaction was completed on 31 December 2013, adding $7.9 billion in motor vehicle finance, equipment finance and corporate loans to Westpac’s lending and $8.5 billion in risk weighted assets. The acquisition cost was $1.45 billion and was funded from internal resources.

Buy-back and cancellation of Westpac Stapled Preferred Securities II (Westpac SPS II)

On 18 June 2014, approximately $529 million of Westpac SPS II were bought back on-market by Westpac and subsequently cancelled.  All remaining Westpac SPS II were transferred to a nominated party on 30 September 2014 and subsequently bought back off-market by Westpac and cancelled.

Issue of Westpac Capital Notes 2

On 23 June 2014, Westpac issued approximately $1.31 billion of securities known as Westpac Capital Notes 2, which qualify as Additional Tier 1 capital of Westpac under APRA’s Basel III capital adequacy framework.

Litigation

•             Exception fees – Westpac has been served with three class action proceedings brought on behalf of customers seeking to recover exception fees paid by those customers. The first set of proceedings was commenced in December 2011 by certain named customers of the Westpac brand; the second was commenced in February 2012 by certain named customers of the St.George Bank and BankSA brands; the third was commenced in August 2014 on behalf of all other customers of Westpac Banking Group. Similar class actions have been commenced against several other Australian banks. Westpac has agreed with the plaintiffs to put the proceedings against Westpac on hold until at least December 2014, pending further developments in the litigation against one of those other banks.

•             Bell litigation – Westpac was one of 20 defendant banks named in proceedings concerning the Bell Group of companies. The proceedings were brought by the liquidators of several Bell Group companies who challenged the defendant banks’ entitlement to receive the proceeds of realisation of Bell Group assets in the early 1990s.

On 17 September 2013 the parties announced that the matter was settled. Prior to the settlement, Westpac was entitled to file a claim as an unsecured creditor in the liquidation of the Bell companies and stood to recover part of the funds available for distribution to creditors. As part of the settlement, Westpac has agreed to release its claim for the distribution. The terms of the settlement remain confidential. The settlement was subject to various approvals being obtained in local and overseas jurisdictions. Such approvals have been obtained. Settlement has completed and Westpac’s liabilities to the Bell companies have been satisfied in full.

Westpac Group Full Year 2014 ASX Profit Announcement | 41

Full Year results 2014
Review of Group operations

Westpac Bicentennial Foundation

On 2 April 2014, Westpac announced the launch of the Westpac Bicentennial Foundation. The charitable Foundation will have an exclusive focus on the education and advancement of Australians. A one-off contribution of $100 million is designed to fund 100 scholarships every year in perpetuity to Australians who have the potential to shape Australia’s future. The program commenced in 2014 so that the earnings from the fund will see the initial scholarships fully operational by the Group’s 200th anniversary in 2017.

Changes to accounting standards

In a continuing response to the global financial crisis, governments, regulators and accounting standard setters are working to revise certain accounting standards. The specific areas that have been targeted include accounting for financial instruments, provisioning for loan impairment charges, off-balance sheet exposures, the impairment and valuation of financial assets, consolidation and lease accounting. New accounting standards dealing with consolidation and the measurement of fair value applied to the Group from 1 October 2013. These new standards did not have a material impact on the Group’s financial position or performance. The Group expects that there will be a number of new standards issued in coming years that will require further changes to the Group’s current accounting approaches.

Regulatory significant developments

Basel Committee on Banking Supervision

Regulatory reforms and significant developments arising in relation to changes initiated by the Basel Committee on Banking Supervision (BCBS) include:

Liquidity

The Australian Prudential Regulation Authority (APRA) released a final liquidity standard (APS 210) in December 2013. Under APS 210 Westpac will need to meet the requirement of a minimum Liquidity Coverage Ratio (LCR) of 100% when it comes into effect from 1 January 2015.

The LCR requires banks to hold sufficient high-quality liquid assets, as defined, to withstand 30 days under a regulator-defined acute stress scenario. Given the limited amount of government debt in Australia, the Reserve Bank of Australia (RBA) jointly with APRA, will make available to Australian institutions a Committed Liquidity Facility (CLF) that, subject to satisfaction of qualifying conditions, can be accessed to help meet the LCR requirement. In order to have access to the CLF, Australian banks are required to pay a fee of 15 basis points (0.15%) per annum to the RBA on the approved CLF from 1 January 2015. On 30 September 2014, APRA approved Westpac’s access to the CLF for the 2015 calendar year for $66 billion.

The BCBS endorsed the final details of the Net Stable Funding Ratio (NSFR) at its meeting in September 2014, and a final standard was released on 31 October 2014. APRA are yet to release its prudential standard on NSFR applicable to Australian banks. The NSFR requirement, designed to encourage longer term funding resilience, has been excluded from APS210 however APRA has previously indicated an intention to implement this measure from 1 January 2018.

Global Systemically Important Financial Institutions (G-SIFIs)

In July 2013, the BCBS published an updated methodology for determining Global Systemically Important Banks (G-SIBs). Each year in November the Financial Stability Board (FSB) publishes the list of identified G-SIBs and specifies the higher capital requirements proposed for each. These increased capital requirements will be phased in from January 2016. Westpac has not been named as a G-SIB. However the BCBS has issued a framework for extending the SIFIs requirements to domestic systemically important banks (D-SIBs).

Capital

In 2010, the BCBS outlined the revised capital framework for banks globally as follows:

•             an increase in the minimum common equity requirement from 2.0% to 4.5%;

•             an increase in the minimum Tier 1 capital requirement from 4.0% to 6.0%;

•             a capital conservation buffer at 2.5%, to be met with common equity; and

•             a countercyclical buffer of between 0% to 2.5% to be met with common equity or other fully loss absorbing capital.

APRA’s adoption of the framework has required Australian Authorised Deposit-taking Institutions (ADIs) such as Westpac to meet the new minimum capital requirements from 1 January 2013 and the capital conservation buffer in full from its introduction date of 1 January 2016. In December 2013 APRA released its approach for implementing a D-SIB framework in Australia. Westpac is one of four Australian banks which APRA has identified as a D-SIB. APRA has proposed that each D-SIB, including Westpac, will have to meet a higher loss absorbency requirement of 1% to be met by common equity. The 1% requirement will be added to the capital conservation buffer effectively increasing the buffer from 2.5% to 3.5%. The countercyclical buffer is not currently required.

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Westpac’s current capital levels are already above the regulatory requirement that will apply from 1 January 2016 (including the expanded capital conservation buffer).

Further details of Westpac’s regulatory capital disclosures can be accessed at www.westpac.com.au/about-westpac/investor-centre/financial-information/basel-iii-risk-reports.

Increased loss absorbency

In September 2014, the FSB stated that it would table proposals at the G20 Leaders’ Summit in Brisbane in November 2014 for enhancing the Total Loss Absorbing Capacity (TLAC) for G-SIBs to operate alongside the Basel III capital requirements. These proposals form part of the G20’s initiatives aimed at ‘Ending too-big-to-fail’ and ensuring that the resolution of a failing G-SIFI can be carried out without causing systemic disruption or resorting to taxpayer support. Should the TLAC proposals be endorsed by the G20 they will be subject to industry consultation throughout 2015. The FSB has stated that the TLAC requirement would not be introduced before 2019 and it is not known at this stage whether there is any intention to extend the requirement beyond G-SIBs.

Other Basel Accord reforms

The Basel III capital framework also introduced a leverage ratio requirement. The BCBS proposes that introducing a simple, non-risk based leverage ratio requirement would act as a credible supplementary measure to the risk-based capital requirements. In January 2014, the BCBS published an amended leverage ratio framework. The proposed timetable for the leverage ratio provides for testing and recalibration of the framework to occur until 2017, with public disclosure to commence from January 2015 and migration of the final standard to a Pillar 1 requirement from January 2018.

The BCBS is also currently conducting analysis on risk weighted assets, which forms the denominator of the capital ratios. The BCBS has indicated that this work is intended to examine the consistency in the determination of risk weighted assets within and across jurisdictions and which will ultimately allow the BCBS to develop potential policy options.

Each of these measures is in different stages of development and, following release of the respective regulations by the BCBS, APRA will consult on and develop the regulations to apply in Australia.

Recovery and resolution planning

A further component of the G20’s ‘Ending too-big-to-fail’ reforms is a requirement for a Recovery and Resolution Plan for any firm deemed by its home authority to have systemic importance to the domestic economy. APRA has undertaken a pilot Recovery Planning project applying to Australia’s largest banks, including Westpac, with final plans delivered to APRA in mid-2012. APRA has advised Westpac of its expectation that the Recovery Plan be maintained and Westpac reviews and updates its Recovery Plan where required.

In the US, Westpac is also required to satisfy the resolution plan requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank Act). In December 2013, Westpac submitted a resolution plan in relation to our US operations to US bank regulatory authorities. This plan is maintained and updated as required, including in response to feedback from bank regulatory authorities.

OECD Common Reporting Standard

The Organisation for Economic Cooperation and Development (OECD) has developed Common Reporting Standard (CRS) rules for the automatic exchange of financial account information amongst OECD member states.

CRS will require the Westpac Group to identify the tax residency of all customers and to report the tax residency and account details of non-resident customers to the relevant authorities in jurisdictions in which the CRS rules operate.

It is currently intended that Australian financial institutions can voluntarily implement the rules from 1 January 2017, but will have to be compliant from 1 January 2018. The rules could impose additional costs and operational burdens on Westpac.

OTC derivatives reform

The international regulatory reforms relating to over-the-counter (OTC) derivatives continue to be implemented by financial regulators across the globe.

In Australia, Westpac commenced reporting OTC derivatives transactions to a Prescribed Repository in accordance with the Derivative Transaction Rules (Reporting) 2013 on 1 October 2013. Westpac continues to work with ASIC and industry associations in relation to the implementation of these rules and the phase-in of requirements to other industry participants.

The Australian Treasury has issued two Proposal Papers on the Implementation of Australia’s G20 OTC derivatives commitments, in which they proposed a central clearing mandate for US dollar, Euro, British Pound, Yen (February 2014 Proposal Paper) and Australian dollar (July 2014 Proposal Paper) denominated interest rate derivatives traded between dealers with significant cross-border activities. It is expected that any such mandate

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would cover Westpac. The commencement of the central clearing mandates is expected to occur by early to mid-2015.

As a provisionally-registered Swap Dealer with the US Commodity Futures Trading Commission (CFTC), Westpac is subject to a range of entity-level and transaction-level requirements pursuant to the Dodd-Frank Act.

Pursuant to the European Market Infrastructure Regulations (EMIR) established by the European Securities and Markets Authority (ESMA), from October 2014, Westpac became subject to certain risk mitigation obligations in relation to OTC Derivatives traded with European counterparties or through its London Branch. Further, as of mid-2015, Westpac will be subject to a central clearing mandate for certain interest rate derivatives with European counterparties.

Westpac continues to monitor developments in response to requirements imposed by international regulators. These include regulations published by the CFTC and the Securities and Exchange Commission under the Dodd-Frank Act; by the ESMA and local European financial regulators under the EMIR and Markets in Financial Instruments Directive (MiFID II); and by various financial regulators in Asia and Canada. Westpac also continues to monitor the international response to the final policy framework for establishing margin requirements for uncleared OTC derivatives as published by the Basel Committee on Banking Supervision (BCBS) and the International Organisation of Securities Commission (IOSCO) on 2 September 2013.

Australia

The Federal Government has embarked on a program of regulatory reform which will affect Westpac. In addition to the above, this includes:

Superannuation changes

In December 2013, BT launched a number of MySuper products to allow employers to make their super guarantee contributions to their BT default super fund. A MySuper product is a default investment option where investment choice is not elected by the member and is generally a low cost, simple superannuation product. Other legislative changes include enhanced trustee and director obligations as well as ‘SuperStream’, a measure to improve the efficiency of processing superannuation transactions through the use of technology. Westpac continues to assess and implement changes to our existing superannuation products and governance to ensure compliance with the new requirements.

Financial advice changes

The majority of the Future of Financial Advice (FOFA) reforms commenced for the Westpac Group on 1 July 2013. The Government announced proposed reforms to the FOFA laws on 20 December 2013 and a bill to amend FOFA (the Corporations Amendment (Streamlining of Future of Financial Advice) Bill 2014) was introduced into parliament on 19 March 2014. The Bill includes changes to remove the requirement to opt-in to ongoing adviser services every two years and also provides a general advice exemption from the ban on conflicted remuneration. Regulations which were effective on 1 July 2014 (the ‘Streamlining Regulations’) incorporated these changes as well as other changes including other exemptions from the ban on conflicted remuneration and an extension to grandfathering of conflicted benefits in certain circumstances. Uncertainty still exists as to whether the Bill will pass in its current form and some changes to sections including the best interests duty and the general advice exemption have been proposed in the Senate. Other new regulations, which become effective on 1 January 2015, provide for certain changes in relation to the receipt of client instructions and also in relation to the provision of financial product advice in Statements of Advice.

Privacy law reform

Significant amendments to the Privacy Act 1988 (Cth) commenced on 12 March 2014. As a result the Westpac Group has amended a wide range of documents, systems and procedures in relation to the management of personal and credit information.

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United States

There are a number of significant regulatory reforms currently occurring in the United States (US). These include:

Dodd-Frank Act

Legislation designed to reform the system for supervision and regulation of financial firms in the US was signed into law on 21 July 2010. The Dodd-Frank Act contains a wide range of provisions that will affect financial institutions operating in the US, including foreign banks like Westpac. Included among its provisions are reforms designed to:

•    reduce systemic risk presented by very large financial institutions;

•    promote enhanced supervision, regulation, and prudential standards for financial institutions;

•    establish comprehensive supervision of financial markets;

•    impose new limits on permissible financial institution activities and investments;

•    expand regulation of the derivatives markets, protect consumers and investors from financial abuse; and

•    provide the US Government with the tools needed to manage a financial crisis.

Many of the provisions of the Dodd-Frank Act require extensive rulemaking by US regulatory agencies before the provisions become effective. The issuance of final rules under the Dodd-Frank Act remains far from complete, with the process continuing. US regulatory agencies have released final rules to implement Section 619 of the Dodd Frank Act (the Volcker rule) and to strengthen the regulation of the US operations of non-US banks. At this time, apart from investments in compliance activities, we do not expect these rules to have a significant impact on our business activities.

Foreign Account Tax Compliance Act (FATCA)

Provisions commonly referred to as FATCA and related US Treasury regulations generally require Foreign Financial Institutions (FFIs), such as Westpac, to enter into an FFI agreement (if they are not subject to the provisions of a Model 1 Intergovernmental Agreement (IGA)) under which they agree to identify and provide the US Internal Revenue Service (IRS) with information on certain US connected accounts, or otherwise face 30% withholding tax on certain payments made to the FFI. In addition, FFIs that have entered into an FFI agreement will be required to withhold on certain payments made to FFIs that are neither party to an FFI agreement nor subject to an IGA and certain account holders that fail to provide prescribed information. The Australian Government signed an IGA with the United States on 28 April 2014, which came into force on 30 June 2014. The Australian IGA, and any IGAs that may be concluded between the US and other countries in which Westpac conducts business, will relieve Westpac of the requirement to withhold on payments to, or close, certain accounts, and will provide certain other benefits.

Westpac is implementing changes to its business operations to comply with the requirements of FATCA across all jurisdictions in which it operates. Westpac has entered into an FFI agreement with respect to its branches and affiliated FFIs not located in countries that have entered into an IGA. It is anticipated that compliance with FATCA will give rise to significant costs and operational burdens, but that IGAs will reduce those costs and burdens, where applicable.

New Zealand

Regulatory reforms and significant developments in New Zealand include:

Basel III

The RBNZ has adopted the core Basel III capital measures relating to new capital ratios and most of the recommendations relating to the definition of capital. From 1 January 2013, the requirements for WNZL’s Total Tier 1 capital increased to 6.0% and had to include common equity of 4.5%. The conservation buffer was implemented in full from 1 January 2014 at which time Total Tier 1 capital increased to 8.5% and had to include 7% common equity. The RBNZ has the discretion to also apply a countercyclical buffer of common equity and has not specified any formal upper limit on this buffer. The RBNZ has not adopted the leverage ratio.

Financial Markets Conduct Act (FMCA)

The FMCA overhauls the existing securities law regime in New Zealand and will impact various aspects of the wider Westpac New Zealand business. It introduces changes to product disclosure and governance together with new licensing and registration requirements as well as new fair dealing provisions. The existing prospectus/investment statement dual disclosure model will no longer apply. A single product disclosure statement is being implemented, supported by an digital register of other material documentation. The FMCA was enacted in September 2013, however, most of its provisions are expected to come into force on 1 December 2014, albeit subject to transitional provisions. The majority of the new fair dealing requirements came into force in April 2014.

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Credit law reform / responsible lending

The Credit Contracts and Consumer Finance Amendment Act 2014 received Royal Assent in June 2014 and will come into full effect in June 2015. The Act reforms the entire suite of legislation that governs consumer credit contracts. It creates new responsible lending principles and provides for a regulatory responsible lending code. Existing consumer protections are also being strengthened by changing the current provisions on disclosure, fees, hardship and ‘oppressive’ contracts. Consultation on the responsible lending code and new regulations commenced in June 2014. The code is expected to be finalised in March 2015.

Covered bond legislation

The Reserve Bank of New Zealand (Covered Bonds) Amendment Bill was passed in December 2013. It provides a legislative framework for the issuance of covered bonds by New Zealand registered banks. New Zealand registered banks were already permitted by the RBNZ to issue covered bonds and have a condition of registration that covered bond issuance cannot exceed 10% of total assets. However, the legislation provides certainty for investors that the cover pool assets will be disgorged from statutory management and liquidation regimes. Covered bond programs must be registered with the RBNZ under the legislation. The Westpac NZ Global Covered Bond Program was registered on 4 April 2014.

Consumer law reform

The Consumer Law Reform Bill was passed in December 2013. The Bill amended six separate Acts, including the Fair Trading Act. Among the amendments being introduced into the Fair Trading Act are prohibitions on unfair contract terms and on making unsubstantiated representations about a product or service and new provisions regulating uninvited direct sales. The unfair contract terms provisions come into force in March 2015 while the unsubstantiated representations prohibitions and uninvited direct sales provisions came into effect in June 2014.

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2.7        Sustainability performance

The Group’s approach to sustainability

Westpac Group’s approach to operating sustainably, as outlined in its 2013-2017 sustainability strategy, is designed to anticipate and shape the most pressing emerging societal issues where the Group has the skills and experience to make a meaningful, positive difference.

The following three initial focus areas were identified for action:

•    Embracing societal change: help improve the way people work and live, as our society changes;

•    Environmental solutions: help find solutions to environmental challenges; and

•    Better financial futures: help customers to have a better relationship with money, for a better life.

These areas are supported by measurable objectives, which are regularly updated.

The Group’s identification of and responses to the most material current issues continues to be subject to independent external assurance against the AA1000 AccountAbility Principles Standard (2008).

External recognition, rankings and commitments

During the 12 months to 30 September 2014, Westpac was:

•    Assessed as the most sustainable bank globally in the 2014 Dow Jones Sustainability Indices (DJSI) Review, with its highest ever score of 93;

•    Ranked number one in the 2014 Global 100 Most Sustainable Corporations in the World list compiled by Corporate Knights, as announced at the World Economic Forum in January 2014. Westpac has featured in the Global 100 for 8 of the last 9 years;

•    Named as one of the World’s Most Ethical Companies in 2014 by the Ethisphere Institute in March 2014. This is the seventh consecutive year Westpac has been included in this global list;

•    Named as the 2014 Socially Responsible Bank of the Year in the Money Magazine Consumer Finance Awards; and

•    Named Best Bank in Socially Responsible Performance (ESG) of the Year in the AB+F Awards 2014.

Westpac adopted the Global Banking Environment Initiative’s Soft Commodities Compact, in January 2014. Signatories commit to do their part to help achieve zero net deforestation by 2020 by supporting initiatives to transform the supply chains of soft commodities. Westpac also refreshed its Climate Change and Environment Position Statement and Action Plan.

On 2 April 2014, Westpac launched Australia’s largest ever private education scholarship fund, the Westpac Bicentennial Fund, with the $100 million grant designed to support grants to 100 scholars every year, in perpetuity.

Westpac partnered with the World Bank to launch the first green bond (the Kangaroo Green Bond) to the Australian market on 16 April 2014.

On 22 August 2014, Westpac launched its third Reconciliation Action Plan, with almost 50 commitments to support Aboriginal and Torres Strait Islander people and communities, including an aim to employ an additional 500 Indigenous people by 2017.

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Performance against sustainability objectives1

Priority	Objectives	Full Year 2014 achievements

Ensure our workforce is representative of the community

•    Increased women in leadership[2] to 44%, in line with target and up from 42% in 2013.

•    Increased participation of mature aged workers (50+ years) to 20.9%, up from 20.5% in 2013 and in line with target, supported by an employee program called Prime of Life.

•    Launched the Group’s third Reconciliation Action Plan (2015-17), with almost 50 commitments to support Indigenous customers, communities and employees.

Help improve the way people work and live, as our society changes	Extend length and quality of working lives

•    Mean employee retirement age increased to 61.6 years, up from 60.6 years in 2013, in line with target.

•    Introduced a new employee action group, FLEX, and rolled out a flexibility toolkit, capability training and facilitator guide, with the aim of embedding flexible working arrangements. 2,000 participated in training on flexibility and unconscious bias.

Anticipate the future product and service needs of ageing and culturally diverse customers

•    Refreshed the Group’s multilingual, country-specific websites, created new digital banking forms for people relocating to Australia to open accounts prior to arrival and established an online relocation advice hub.

•    Established a dedicated team to support Indigenous customers.

•    Established a dedicated team to support prime of life customers with Self Managed Super Funds (SMSFs).

	Provide products and services to help customers adapt to environmental challenges	• Partnered with the World Bank to bring the first green bond to the Australian market. • Introduced energy efficient equipment finance to AFS customers.

Help find solutions to environmental challenges	Increase lending and investment in CleanTech and environmental services

•   $8.0 billion lent to the CleanTech and environmental services sector significantly exceeding our commitment to make available up to $6 billion by 2017.

•    59% of total energy financing is directed to renewable energy generation (including hydro, wind and solar).

Reduce our environmental footprint

•    Maintained carbon neutrality.

•    Achieved our power use effectiveness and energy efficiency targets of 1.7PUE and 198Kwh/m2 respectively.

•   Recycling rates in Sydney head offices improved linked to an overall reduction in waste volumes, but fell 5% short of target.

•    Reached office paper reduction target three years ahead of schedule.

	Ensure all our customers have access to the right advice to achieve a secure retirement	• Completed development of our proprietary and market leading digital wealth acumen curriculum. • Steps being taken to increase proportion of AFS employees completing wealth acumen curriculum.

Help our customers meet their financial goals in retirement

•    Increased the proportion of Westpac Group customers with Westpac Group Superannuation[3] to 8.1%, up from 7.4% in 2013.

•    Launched Self Managed Super Connect, a specialist service centre to assist customers with their SMSFs.

Help customers to have a better relationship with money, for a better life	Increase access to financial services in the Pacific

•    Opened approximately 78,000 basic accounts across the Pacific, a 53% increase over the year.

•    Increased in-store banking facilities by 47% to 264, and more than doubled the volume of customer transactions to around 380,000.

•    Launched a new mobile banking platform in the Solomon Islands and Papua New Guinea.

•    23,756 people participated in our free financial education workshops, up from 20,575 last year.

Help people gain access to social and affordable housing and services

•    $0.82 billion lent to the social and affordable housing sector at 30 Sept 2014, up from $0.65 billion at 30 Sept 2013.

•   Announced the Group’s largest single community housing finance transaction for construction of 275 new affordable houses.

1  All results as at 30 September 2014 except environmental footprint which is as at 30 June 2014. Refer to www.westpac.com.au/sustainability for glossary of terms and metric definitions.

2  Refer Glossary for definition.

3  Source: Roy Morgan.

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Divisional results

3.0          Divisional results

Divisional results are presented on a management reporting basis. Internal charges and transfer pricing adjustments are included in the performance of each division reflecting the management structure rather than the legal entity (these results cannot be compared to results for individual legal entities). Where management reporting structures or accounting classifications have changed, financial results for comparative periods have been revised and may differ from results previously reported. Results below are presented on a cash earnings basis. Overhead costs are allocated to revenue generating divisions.

The Group’s internal transfer pricing frameworks facilitate risk transfer, profitability measurement, capital allocation and business unit alignment, tailored to the jurisdictions in which we operate. Transfer pricing allows us to measure the relative contribution of our products and divisions to the Group’s interest margin, and other dimensions of performance. Key components of the Group’s transfer pricing frameworks are funds transfer pricing for interest rate and liquidity risk and allocation of basis and contingent liquidity costs, including capital allocation.

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3.1          Australian Financial Services

Australian Financial Services (AFS) is responsible for the Westpac Group’s Australian retail banking, business banking and wealth operations. It incorporates the operations of Westpac Retail & Business Banking, St.George Banking Group and BT Financial Group Australia. AFS also includes the product, marketing and risk management responsibilities for Australian retail banking and wealth.

			% Mov’t			% Mov’t
$m	Half Year Sept 14	Half Year March 14	Sept 14 - Mar 14	Full Year Sept 14	Full Year Sept 13	Sept 14 - Sept 13
Net interest income	5,074	4,831	5	9,905	9,277	7
Non-interest income	2,106	2,059	2	4,165	3,706	12
Net operating income	7,180	6,890	4	14,070	12,983	8
Operating expenses	(3,103)	(3,012)	3	(6,115)	(5,732)	7
Core earnings	4,077	3,878	5	7,955	7,251	10
Impairment charges	(341)	(330)	3	(671)	(780)	(14)
Operating profit before tax	3,736	3,548	5	7,284	6,471	13
Tax and non-controlling interests	(1,140)	(1,087)	5	(2,227)	(1,951)	14
Cash earnings	2,596	2,461	5	5,057	4,520	12

Economic profit	2,250	2,134	5	4,384	3,938	11
Expense to income ratio	43.2%	43.7%	(50bps)	43.5%	44.2%	(69bps)
Net interest margin	2.38%	2.35%	3bps	2.36%	2.31%	5bps

			% Mov’t			% Mov’t
$m	Half Year Sept 14	Half Year March 14	Sept 14 - Mar 14	Full Year Sept 14	Full Year Sept 13	Sept 14 - Sept 13
Westpac Retail & Business Banking	1,331	1,251	6	2,582	2,355	10
St.George Banking Group	808	772	5	1,580	1,392	14
BT Financial Group (Australia)	457	438	4	895	773	16
Total cash earnings	2,596	2,461	5	5,057	4,520	12

			% Mov’t			% Mov’t
$bn	Half Year Sept 14	Half Year March 14	Sept 14 - Mar 14	Full Year Sept 14	Full Year Sept 13	Sept 14 - Sept 13
Deposits
Term deposits	105.3	101.0	4	105.3	105.2	-
Other	173.9	162.3	7	173.9	153.8	13
Total deposits	279.2	263.3	6	279.2	259.0	8
Net loans
Mortgages	350.7	337.8	4	350.7	328.2	7
Business	81.6	80.2	2	81.6	76.7	6
Other	22.6	22.0	3	22.6	18.8	20
Total net loans	454.9	440.0	3	454.9	423.7	7
Deposit to loan ratio	61.4%	59.8%	154bps	61.4%	61.1%	25bps
Total assets	483.7	466.6	4	483.7	453.9	7
Total committed exposure	555.1	535.9	4	555.1	514.2	8
Average interest-earning assets	426.1	412.2	3	419.1	401.1	4
Consumer lending (mortgages) third party origination	47%	44%	large	46%	43%	large

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Divisional results

3.1.1      Westpac Retail & Business Banking

Westpac Retail & Business Banking (Westpac RBB) is responsible for sales and service to consumer, SME, commercial and agribusiness customers (with turnover of up to $100 million) in Australia under the Westpac brand. Activities are conducted through Westpac RBB’s network of branches, third party distributors, call centres, ATMs, EFTPOS terminals, internet and mobile banking services, business banking centres and specialised consumer and business relationship managers. Support is provided by cash flow, trade finance, transactional banking, financial markets, property finance and wealth specialists. All revenue from wealth products sold to Westpac RBB customers is included in BTFG’s financial results. Westpac RBB also recognises 50% of revenue generated from the sale of specific WIB products as part of the WIB/AFS partnership.

			% Mov’t			% Mov’t
$m	Half Year Sept 14	Half Year March 14	Sept 14 - Mar 14	Full Year Sept 14	Full Year Sept 13	Sept 14 - Sept 13
Net interest income	3,040	2,918	4	5,958	5,655	5
Non-interest income	712	691	3	1,403	1,320	6
Net operating income	3,752	3,609	4	7,361	6,975	6
Operating expenses	(1,638)	(1,595)	3	(3,233)	(3,124)	3
Core earnings	2,114	2,014	5	4,128	3,851	7
Impairment charges	(211)	(226)	(7)	(437)	(486)	(10)
Operating profit before tax	1,903	1,788	6	3,691	3,365	10
Tax and non-controlling interests	(572)	(537)	7	(1,109)	(1,010)	10
Cash earnings	1,331	1,251	6	2,582	2,355	10

Economic profit	1,185	1,109	7	2,294	2,121	8
Expense to income ratio	43.7%	44.2%	(54bps)	43.9%	44.8%	(87bps)
Net interest margin	2.40%	2.37%	3bps	2.39%	2.33%	6bps

			% Mov’t			% Mov’t
$bn	Half Year Sept 14	Half Year March 14	Sept 14 - Mar 14	Full Year Sept 14	Full Year Sept 13	Sept 14 - Sept 13
Deposits
Term deposits	55.5	52.4	6	55.5	53.8	3
Other	107.8	101.3	6	107.8	96.3	12
Total deposits	163.3	153.7	6	163.3	150.1	9
Net loans
Mortgages	213.0	205.6	4	213.0	200.7	6
Business	48.0	47.1	2	48.0	46.6	3
Other	9.6	9.4	2	9.6	9.1	5
Total net loans	270.6	262.1	3	270.6	256.4	6
Deposit to loan ratio	60.3%	58.6%	171bps	60.3%	58.5%	181bps
Total assets	276.5	268.2	3	276.5	261.9	6
Total committed exposure	339.4	328.4	3	339.4	320.3	6
Average interest-earning assets	252.4	246.7	2	249.6	242.5	3

	Half Year Sept 14	Half Year March 14	Half Year Sept 13	Half Year March 13
Credit quality
Mortgage delinquencies > 90 days	0.47%	0.47%	0.50%	0.55%
Other consumer loans delinquencies > 90 days	1.03%	1.17%	1.04%	1.15%
Business impaired assets to total committed exposure	0.72%	0.85%	1.07%	1.14%
Total stressed assets to total committed exposure	1.17%	1.22%	1.31%	1.39%

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Divisional results

Financial performance

Second Half 2014 - First Half 2014

•    Westpac RBB continued its consistent record of growth and returns with a 6% uplift in cash earnings, a 5% uplift in core earnings and a significant improvement in deposit to loan ratio;

•    The result was supported by an improvement in mortgage growth, strong performance in LCR attractive household deposits, disciplined margin management and a 7% decline in impairment charges; and

•    The franchise strengthened across all dimensions with an increase in customers, a deepening of customer relationships, improved customer satisfaction (ranking first of the majors in business1 and consumer2) and enhanced productivity.

Westpac RBB delivered cash earnings of $1,331 million, up $80 million or 6%. Core earnings were up 5% to $2,114 million.

Westpac RBB has continued to deliver significant earnings growth through improved margins, disciplined balance sheet growth, strong asset quality and more customers with deeper relationships. Highlights in Second Half 2014 included:

•    Enhanced customer proposition:

-  Migrated 2.7 million individuals to the new digital and mobile banking platform Westpac Live;

-  Delivered more 24/7 capability with the upgrade of 27 branches to the division’s new Bank Now concept, including the installation of another 108 Smart ATMs;

-  Connecting more small business customers with financial specialists through Connect Now video conferencing facilities in 92 sites; and

-  Higher customer satisfaction and advocacy across consumer and business. Westpac was ranked number 1 of the majors in customer satisfaction in consumer and business customers and ranked number 1 of the majors on net promoter score for business banking3 and third in consumer (up from fourth)4;

•    Improved balance sheet growth and deepened customer relationships:

-  Improved overall loan growth, particularly in mortgages and delivered strong deposit growth;

-  Customer numbers increased 2%; and

-  Continued to lead the sector in supporting customers with a wealth product (21.9%)5;

•    Maintained investment in distribution and digital while improving productivity with expense to income ratio 54 basis points lower and revenue per FTE up 3%.

Net interest income increased 4% with average interest-earning assets rising 2% and margins improving:

•    Maintained pricing disciplines with net interest margin up 3 basis points to 2.40%:

-  Funding costs improved due to favourable wholesale funding conditions, while deposit spreads also improved mostly from repricing term deposits in line with market movements; and

-  Partially offset by lower lending spreads from continuing competition in new mortgage and business lending, along with a switch to lower spread fixed rate products.

•    Lending growth improved 3% or $8.5 billion to $270.6 billion (lending was up 2% in First Half 2014):

-  Mortgages grew $7.4 billion or 4%, with growth close to system for the half. New lending was up 12% from targeted campaigns and an increased focus on all aspects of the lending process from application through to drawdown;

-  Business customers continued to retain a cautious bias with business lending increasing $0.9 billion or 2%; and

-  Other consumer lending was up 2%, with growth in personal loans and credit cards, especially the Westpac Black premium card.

1  Source: DBM Consultants Business Financial Services Monitor, September 2014, 6MMA.

2  Source: Roy Morgan Research, September 2014, 6MMA.

3  Source: DBM Consultants Business Financial Services Monitor, September 2014, 6MMA.

4  Source: Roy Morgan Research, September 2014, 6MMA.

5  Refer Glossary for full definitions.

52 | Westpac Group Full Year 2014 ASX Profit Announcement

Full Year results 2014
Divisional results

•             Achieved strong deposit growth, particularly in LCR attractive household deposits, which continue to exceed system growth. Deposits increased $9.6 billion or 6%, more than fully funding loan growth:

-        Consumer transaction and savings accounts accounted for most of the rise due to a propensity to hold funds in at call accounts and from attractive rates and product features; and

-        A focus on better supporting all the needs of business customers has contributed to a 10% increase in business deposits.

Non-interest income of $712 million was up 3% on First Half 2014. Most of the rise was from card related income from increased customer activity and higher merchant fees.

Operating expenses increased $43 million or 3%, with investment and operating cost increases partially offset by a range of productivity initiatives. The main drivers of the increases were:

•             The full period impact from 1 January salary increases along with a rise in customer facing employees, including additional home finance managers;

•             Higher costs associated with investments in business banking, digital and regulatory change; partially offset by

•            Productivity benefits of $17 million from improved processes, increased use of self-service, and efficiencies associated with the roll out of smaller format Bank Now branches.

Asset quality has continued to improve contributing to a $15 million or 7% reduction in impairment charges:

•            Consumer impairment charges reduced $31 million from improving consumer delinquencies. Other consumer delinquencies reduced 14 basis points in Second Half 2014; and

•             Business impairment charges were higher $16 million, from lower write-backs of both IAPs and CAPs.

Full Year 2014 – Full Year 2013

•   Westpac RBB’s customer service strategy and investment in distribution capacity and capability continued to deliver with cash earnings up 10% and core earnings rising 7%; and

•   The result was supported by improving balance sheet growth, a rise in margins, improved productivity and a reduction in impairment charges.

Westpac RBB delivered cash earnings of $2,582 million, up $227 million, or 10%. Core earnings were up 7% to $4,128 million.

Net interest income increased 5% from a 3% rise in average interest-earning assets and a 6 basis point improvement in margins:

•             The 6 basis point rise in margins was due to improved deposit spreads, favourable deposit mix impacts and lower wholesale funding costs. Asset spreads were lower from strong competition for new lending, particularly in mortgages, along with an increase in fixed rate lending;

•             Lending increased $14.2 billion or 6%, mostly in mortgages. A focus on improving all elements of the mortgage process has contributed to a 6% rise in mortgages with growth skewed to the second half of the year; and

•            Deposits increased $13.2 billion or 9%, with most of the growth in higher quality, more stable balances particularly consumer savings and the transaction accounts of consumers and businesses.

Non-interest income was up 6% with most of the rise due to a lift in cards income from higher customer activity. Business income was also higher from a rise in lending activity and from more businesses managing their financial markets risks, especially foreign exchange.

Operating expenses were well managed over the year increasing 3% with higher investment and regulatory change related spending and costs associated with increasing the number of customer facing employees. This was partially offset by productivity savings across the network.

There was a further improvement in asset quality over the year with business impaired assets as a percent of total committed exposure falling by one third and consumer delinquencies remaining very solid. As a result, impairment charges were 10% lower over the year.

Westpac Group Full Year 2014 ASX Profit Announcement | 53

Full Year results 2014
Divisional results

3.1.2     St.George Banking Group

St.George Banking Group (St.George) is responsible for sales and service to consumer, SME and corporate customers (businesses with facilities up to $150 million) in Australia under the St.George, BankSA, Bank of Melbourne and RAMS brands. Activities are conducted through St.George’s network of branches, third party distributors, call centres, ATMs, EFTPOS terminals, internet and mobile banking services, business banking centres and specialised consumer and business relationship managers. Support is provided by cash flow, trade finance, transactional banking, automotive and equipment finance, financial markets, property finance, and wealth specialists. All revenue from wealth products sold to St.George customers is included in BTFG’s financial results. St.George also recognises 50% of revenue generated from the sale of specific WIB products as part of the WIB/AFS partnership.

			% Mov’t			% Mov’t
$m	Half Year Sept 14	Half Year March 14	Sept 14 - Mar 14	Full Year Sept 14	Full Year Sept 13	Sept 14 - Sept 13
Net interest income	1,829	1,708	7	3,537	3,216	10
Non-interest income	266	252	6	518	469	10
Net operating income	2,095	1,960	7	4,055	3,685	10
Operating expenses	(813)	(747)	9	(1,560)	(1,402)	11
Core earnings	1,282	1,213	6	2,495	2,283	9
Impairment charges	(128)	(108)	19	(236)	(293)	(19)
Operating profit before tax	1,154	1,105	4	2,259	1,990	14
Tax and non-controlling interests	(346)	(333)	4	(679)	(598)	14
Cash earnings	808	772	5	1,580	1,392	14

Economic profit	629	621	1	1,250	1,133	10
Expense to income ratio	38.8%	38.1%	70bps	38.5%	38.0%	42bps
Net interest margin	2.30%	2.27%	3bps	2.29%	2.22%	7bps

			% Mov’t			% Mov’t
$bn	Half Year Sept 14	Half Year March 14	Sept 14 - Mar 14	Full Year Sept 14	Full Year Sept 13	Sept 14 - Sept 13
Deposits
Term deposits	36.9	36.4	1	36.9	39.6	(7)
Other	56.6	52.4	8	56.6	49.0	16
Total deposits	93.5	88.8	5	93.5	88.6	6
Net loans
Mortgages	125.2	120.2	4	125.2	116.3	8
Business	32.3	31.8	2	32.3	28.9	12
Other	10.9	10.5	4	10.9	7.5	45
Total net loans	168.4	162.5	4	168.4	152.7	10
Deposit to loan ratio	55.5%	54.7%	87bps	55.5%	58.0%	large
Total assets	175.4	169.6	3	175.4	159.8	10
Total committed exposure	195.4	188.3	4	195.4	175.6	11
Average interest-earning assets	158.3	150.7	5	154.5	144.6	7

	Half Year Sept 14	Half Year March 14	Half Year Sept 13	Half Year March 13
Credit quality
Mortgage delinquencies > 90 days	0.51%	0.58%	0.59%	0.64%
Other consumer loans delinquencies > 90 days	1.01%	1.14%	1.10%	1.54%
Business impaired assets to total committed exposure	1.22%	1.71%	2.33%	3.17%
Total stressed assets to total committed exposure	1.55%	1.79%	2.26%	2.77%

54 | Westpac Group Full Year 2014 ASX Profit Announcement

Full Year results 2014
Divisional results

Financial performance

Second Half 2014 - First Half 2014

•   Continued to build on momentum of recent halves, with core earnings up 6% and cash earnings 5% higher;

•   Strong income growth of 7% supported by solid growth across all brands and the full period impact of the acquisition of Lloyds; and

•   A strong operational performance with a rise in customer numbers, a deepening of relationships, an increase in the deposit to loan ratio and materially improved asset quality.

St.George delivered cash earnings of $808 million in Second Half 2014, up $36 million, or 5%. Core earnings were up 6% at $1,282 million. The result further builds on the strong increase in earnings achieved over the past two years. The inclusion of Lloyds contributed $33 million to cash earnings in Second Half 2014, an increase of $19 million over First Half 2014.

St.George has continued to build on its position as a strong local/regional alternative. The continued success of this approach has been reflected in improved momentum across its brands including a pick-up in balance sheet growth (adjusting for Lloyds) and solid improvement across a number of key metrics. In Second Half 2014:

•             Above system growth in loans and deposits was achieved, as the division continued to focus on better supporting customers through improved service and a more comprehensive suite of products. The success of this progress is reflected in:

-     Customer numbers increasing 2%;

-     The deepening of relationships with a 3% increase in MyBank customers, (those with a significant relationship with us). At the same time, the proportion of bank customers supported with a wealth/insurance need has increased by one percentage point to 17.1%1;

-     Continuing to lead the major banks in customer satisfaction;

-     Revenue per FTE was up 2%; and

-     Solid deposit growth leading to an 87 basis point rise in the deposit to loan ratio to 55.5%.

•             The integration of the Lloyds business continues to track to plan with the business already proving to be a valuable contributor to the division.

•             Continued to invest in reconfiguring the branch network and maintaining leadership in digital innovation:

-     A further 83 new concept branches rolled out in Second Half 2014, bringing the total branches to 144 as part of the FreshStart program. These branches provide customers with more flexible service options, including increased availability;

-     Business Connect now rolled-out to 140 branches, enabling SME customers direct access to a team of highly skilled senior bankers; and

-   Continued the strong track record of digital innovation including launching biometric identification, Mobile PayWay and trialling of iBeacon in selected branches.

Net interest income increased $121 million or 7%, with average interest-earning assets 5% higher and margins rising 3 basis points:

•             The rise in margins was due to higher deposit spreads from both repricing and mix impacts, along with an improvement in wholesale funding costs. Partially offsetting this rise was lower lending spreads from strong competition for new lending and customer preferences for lower spread fixed rate lending.

•             Lending increased $5.9 billion or 4%:

-     Mortgages accounted for the majority of growth, rising $5.0 billion up 4%, with all brands contributing;

-     Business lending growth (excluding Lloyds) improved over the half, supported by the roll out of the new distribution model for SME customers, Business Connect. A slower rate of portfolio run-off also contributed to the rise; and

-     Other lending rose 4% mostly from good momentum in auto finance, personal loans and credit cards.

•            Deposit growth was solid increasing $4.7 billion or 5% with most of the rise recorded in consumer savings and transaction accounts.

1      Source: Refer Glossary for definition.

Westpac Group Full Year 2014 ASX Profit Announcement | 55

Full Year results 2014
Divisional results

Non-interest income was up $14 million or 6%, due to an increase in business line fees driven by increased volumes, some repricing and the full period impact of Lloyds.

Operating expenses increased $66 million or 9%, with the full period impact of Lloyds accounting for just under half the rise ($27 million). Excluding Lloyds, expense growth was 5%. Contributors to expense increases included:

•             The continued expansion of Bank of Melbourne and costs related to the further roll out of FreshStart branches and the Business Connect model for SME customers, this accounted for the majority of the rise in expenses;

•             Technology and regulatory change costs were also higher; and

•             These rises were partially offset by benefits from productivity initiatives.

Asset quality improved over the year with stressed and impaired assets lower while consumer delinquencies remained sound. Impairment charges were higher, up $20 million, as First Half 2014 benefited from a significant reduction in stressed assets, particularly property, through a combination of upgrades, debt reduction and refinancing. These benefits continued in Second Half 2014 but at a much slower pace. Consumer impairment charges were lower, largely driven by decreases in delinquencies.

Full Year 2014 – Full Year 2013

•   St.George cash earnings were up a strong 14% or $188 million with a $212 million or 9% increase in core earnings and a $57 million or 19% decline in impairment charges.

St.George delivered strong cash earnings of $1,580 million, up 14%. Core earnings were up $212 million or 9%, driven by strong volume growth. The Lloyds business contributed $47 million to full year cash earnings.

Net interest income was up $321 million or 10%, supported by a 7% rise in average interest-earning assets and a 7 basis point improvement in margins:

•             The rise in margins was mostly due to improved deposit spreads and lower wholesale funding costs. The inclusion of Lloyds was also positive for margins given the mix of its portfolio. These increases were partially offset by a reduction in spreads on new business and mortgage lending.

•             Lending was up $15.7 billion or 10%, excluding Lloyds loans increased $9.2 billion or 6%:

-     Mortgages increased $8.9 billion (up 8%). Growth was strong across all brands and proprietary channels, particularly in Bank of Melbourne;

-     Business lending increased 12% over the period mostly from the acquisition of Lloyds, excluding this, business lending was $0.4 billion lower principally from a further reduction in gearing from property related companies along with the work-out or exit of stressed assets; and

-    Other lending increased 9% (excluding the impact of Lloyds) from good growth in auto loans, personal loans and credit cards.

•             Deposits were up $4.9 billion or 6%, with most of the increase in at call savings and transaction accounts. Term deposits declined 7% driven largely by business term deposits, as these customers preferred to hold balances in at call accounts. Consumer term deposits were up 3%. Acquiring the Lloyds book resulted in a 2 percentage point decline in the deposit to loan ratio.

Non-interest income was up $49 million or 10%, with around half of the rise due to Lloyds. Business fees were also higher, reflecting the cost of providing facilities, including for undrawn commitments.

Operating expenses increased $158 million or 11%, with Lloyds contributing $86 million to the rise. Excluding Lloyds, expenses increased 5%. Ongoing costs were largely offset with productivity with most of the increase due to investment including:

•             Bank of Melbourne expansion has added around $33 million to expenses over the year including new branches, increased employee numbers and a rise in depreciation and amortisation; and

•           Improving the customer experience including via new branch formats (FreshStart), and the Business Connect model for serving SME customers.

Impairment charges were down $57 million or 19% across both consumer and business facilities as asset quality has materially improved across business and consumer portfolios.

56 | Westpac Group Full Year 2014 ASX Profit Announcement

Full Year results 2014
Divisional results

3.1.3     BT Financial Group (Australia)

BT Financial Group (Australia) (BTFG) is Westpac’s Australian wealth division.

BTFG’s funds management operations include the manufacturing and distribution of investment, superannuation and retirement products, platforms including BT Wrap and Asgard, private banking, financial planning as well as equity capability and broking. BTFG’s insurance solutions cover the manufacturing and distribution of life, general and lenders mortgage insurance. BTFG’s brands include Advance Asset Management, Ascalon, Asgard, BT Investment Management Limited (60.8% owned by the Westpac Group and consolidated in BTFG’s Funds Management business), Licensee Select, BT Select, Securitor and the Advice, Private Banking and Insurance operations of Bank of Melbourne, BankSA, St.George, and Westpac.

			% Mov’t			% Mov’t
$m	Half Year Sept 14	Half Year March 14	Sept 14 - Mar 14	Full Year Sept 14	Full Year Sept 13	Sept 14 - Sept 13
Net interest income	205	205	-	410	406	1
Non-interest income	1,128	1,116	1	2,244	1,917	17
Net operating income	1,333	1,321	1	2,654	2,323	14
Operating expenses	(652)	(670)	(3)	(1,322)	(1,206)	10
Core earnings	681	651	5	1,332	1,117	19
Impairment (charges) / benefits	(2)	4	(150)	2	(1)	large
Operating profit before tax	679	655	4	1,334	1,116	20
Tax and non-controlling interests	(222)	(217)	2	(439)	(343)	28
Cash earnings	457	438	4	895	773	16

Economic profit	436	404	8	840	684	23
Expense to income ratio	48.9%	50.7%	(181bps)	49.8%	51.9%	(211bps)
Income on invested capital[1]	37	36	3bps	73	106	(31bps)

			% Mov’t			% Mov’t
$bn	Half Year Sept 14	Half Year March 14	Sept 14 - Mar 14	Full Year Sept 14	Full Year Sept 13	Sept 14 - Sept 13
Deposits	22.4	20.8	8	22.4	20.3	10
Net loans	15.9	15.4	3	15.9	14.6	9
Deposit to loan ratio	140.9%	135.1%	large	140.9%	139.0%	184bps
Funds Under Management (FUM)	89.0	82.1	8	89.0	76.2	17
Average Funds Under Management[2]	86.4	80.5	7	83.3	66.5	25
Funds Under Administration (FUA)	112.7	106.8	6	112.7	102.7	10
Average Funds Under Administration[2]	111.7	104.8	7	108.2	94.9	14

Cash earnings			% Mov’t			% Mov’t
$m	Half Year Sept 14	Half Year March 14	Sept 14 - Mar 14	Full Year Sept 14	Full Year Sept 13	Sept 14 - Sept 13
Funds management business	274	265	3	539	429	26
Insurance	172	147	17	319	268	19
Total funds management and insurance	446	412	8	858	697	23
Capital and other	11	26	(58)	37	76	(51)
Total cash earnings	457	438	4	895	773	16

1       Income on Invested Capital represents revenue generated from investing BTFG’s capital balances (required for regulatory purposes).

2       Average Funds are based on six month averages for Half Year September 2014 and Half Year March 2014. Full Year September 2014 and Full Year September 2013 are based on twelve month averages.

Westpac Group Full Year 2014 ASX Profit Announcement | 57

Full Year results 2014
Divisional results

Financial performance

Given the normal seasonality in the wealth business associated with insurance claims and fund activity, cash earnings for BTFG is best compared on an annual basis. BTFG delivered a strong result in Full Year 2014 with cash earnings up 16% to $895 million.

Second Half 2014 - First Half 2014

•             Cash earnings increased $19 million, or 4%;

•             Funds Management cash earnings increased $9 million or 3% with higher FUA and FUM related income from strong inflows and improved markets, and increased contributions from Advice, Ascalon and Equities. These gains were partly offset by the high performance fees earned in First Half 2014 that were not matched;

•             Insurance cash earnings was up $25 million or 17%. Insurance flows continue to be strong with net earned premiums up 10% in General Insurance and 13% in Life Insurance. The contribution from Lenders Mortgage Insurance (LMI) was lower due to a prior decision in 2009 to reduce risk in the portfolio; and

•           Cash earnings contribution from Capital and other was $11 million for Second Half 2014, compared to the $26 million contribution in First Half 2014 mostly from lower returns on other capital balances.

Full Year 2014 – Full Year 2013

•             Cash earnings increased $122 million or 16%;

•             Funds Management cash earnings were up $110 million or 26%, driven by higher funds management performance fees (in BTIM), strong net flows onto Platforms and an increase in average FUM and FUA of 25% and 14% respectively. Advice income was up strongly driven by an expanded planner network with continued focus on quality advice. The contribution from Private Wealth was also higher;

•             The Insurance contribution was up a strong $51 million or 19%, supported by a rise in net earned premiums of 19% in Life Insurance and 14% in General Insurance. These increases were partially offset by a lower contribution from LMI; and

•             Contribution from Capital and other was down significantly year on year mainly due to reduction in investment earnings from lower interest rates along with higher stamp duty costs.

58 | Westpac Group Full Year 2014 ASX Profit Announcement

Full Year results 2014
Divisional results

3.1.3.1      Funds management business

			% Mov’t			% Mov’t
$m	Half Year Sept 14	Half Year March 14	Sept 14 - Mar 14	Full Year Sept 14	Full Year Sept 13	Sept 14 - Sept 13
Net interest income	189	176	7	365	339	8
Non-interest income	824	868	(5)	1,692	1,426	19
Net operating income	1,013	1,044	(3)	2,057	1,765	17
Operating expenses	(599)	(634)	(6)	(1,233)	(1,127)	9
Core earnings	414	410	1	824	638	29
Impairment (charges) / benefits	(2)	4	(150)	2	(1)	large
Operating profit before tax	412	414	-	826	637	30
Tax and non-controlling interests	(138)	(149)	(7)	(287)	(208)	38
Cash earnings	274	265	3	539	429	26
Expense to income ratio	59.1%	60.7%	(160bps)	59.9%	63.9%	(391bps)

Cash earnings			% Mov’t			% Mov’t
$m	Half Year Sept 14	Half Year March 14	Sept 14 - Mar 14	Full Year Sept 14	Full Year Sept 13	Sept 14 - Sept 13
Funds Management business (ex BTIM)	242	208	16	450	386	17
BTIM	32	57	(44)	89	43	107
Total cash earnings	274	265	3	539	429	26

Movement of FUM/FUA

								% Mov’t	% Mov’t
$bn	Sept 2013	Inflows	Outflows	Net Flows	Other Mov’t¹	Sept 2014	March 2014	Sept 14 - Sept 13	Sept 14 - Mar 14
Retail[2]	16.3	2.4	(2.5)	(0.1)	0.5	16.7	16.5	2	1
Institutional	22.4	8.2	(8.5)	(0.3)	1.3	23.4	21.9	4	7
Wholesale	37.5	18.4	(11.2)	7.2	4.2	48.9	43.7	30	12
Total FUM	76.2	29.0	(22.2)	6.8	6.0	89.0	82.1	17	8
Wrap	82.8	25.1	(17.7)	7.4	1.5	91.7	86.6	11	6
Corporate Super	15.9	3.0	(2.0)	1.0	1.2	18.1	17.2	14	5
Other[3]	4.0	-	-	-	(1.1)	2.9	3.0	(28)	(3)
Total FUA	102.7	28.1	(19.7)	8.4	1.6	112.7	106.8	10	6

Market share in key Australian wealth products are displayed below.

Current australian market share[4]
Product	Market share (%)	Rank
Platforms (includes Wrap and Corporate Super)	19.7%	1
Retail (excludes Cash)	18.4%	1
Corporate Super	14.7%	3
Funds Management - BTIM	3.8%	9
Wholesale - BTIM/AAM	2.5%	12

1     Other movement includes market movement and other client transactions including fund transfers, account fees and distributions.

2     Retail includes Annuities, Retail Investment, Retirement Products and Retail Superannuation.

3     Other includes Capital and Reserves.

4     Market share FUM/FUA based on published market share statistics from Plan for Life and Morningstar as at 30 June 2014 and represents the addition of St.George Wealth and BT Wealth business market share at this time.

Westpac Group Full Year 2014 ASX Profit Announcement | 59

Full Year results 2014
Divisional results

Financial performance

Second Half 2014 - First Half 2014

•             Strong net flows combined with a rise in asset markets contributed to a 3% rise in cash earnings to $274 million; and

•             Revenue from higher FUM and FUA balances, and increased contributions from Ascalon and Advice businesses, were more than offset by lower performance fees in BTIM.

The Funds Management business delivered cash earnings of $274 million, up $9 million, or 3%.

The strong position held by the Group’s Platforms, combined with increased Advice income contributed to solid earnings in Second Half 2014. Higher asset markets also contributed to the performance supporting FUA and FUM balances and associated revenue. BTFG maintained its market leadership position over the year including being:

•             Ranked number 1 on all Platforms (including Corporate Super) with FUA share of 19.7%1;

•             Ranked number 1 on Retail Super (excluding Cash) with 18.4% FUA1;

•             Ranked number 3 on Corporate Super with a 14.7% share of FUA1; and

•             BT Super for Life retail balances were up a further 14% over the half to $4.9 billion. Approximately 7,500 new accounts were opened each month on average in Second Half 2014 and the number of active accounts has risen 11% over the half. Asgard Infinity balances have now reached $7.2 billion since launching in October 2011.

Net interest income was $13 million or 7% higher, primarily from a 5% increase in mortgage and business lending balances in Private Wealth.

Non-interest income decreased $44 million, or 5%:

•             BTIM’s revenue declined primarily from the large JOHCM performance fees earned from above benchmark performance2 in First Half 2014 that was not matched;

•             FUM related revenue increased $17 million or 6%, with average FUM increasing 7% (from inflows, markets and foreign exchange translation impacts); while margins remained flat over Second Half 2014;

•             FUA related revenue was up $8 million or 4%, with positive inflows onto the BT Wrap and Asgard platforms and improved markets. FUA margins remained flat over Second Half 2014; and

•             Advice income was up $15 million or 9%, driven by higher new business revenue and improving the time spent with customers.

Operating expenses decreased $35 million or 6%:

•             Reduced performance fee related bonuses in BTIM (including JOHCM);

•             Continuous improvements driving down manual transactions costs; and

•             These benefits were partially offset by higher investment associated costs with the Panorama platform and higher regulatory reform costs.

Impairment charges were $2 million against a $4 million benefit in First Half 2014, as provision write-backs and recoveries in Margin Lending in First Half 2014 were not repeated.

Tax and other non-controlling interests reduced $11 million or 7%, associated with the lower BTIM result reducing non-controlling interests. The Group owns 60.8% of BTIM.

1  Source: Plan for Life Quarterly Data System June 2014.

2  JOHCM performance fees are determined in the first half of each year.

60 | Westpac Group Full Year 2014 ASX Profit Announcement

Full Year results 2014
Divisional results

Full Year 2014 – Full Year 2013

•             Cash earnings of $539 million was up $110 million, or 26% driven by a 17% increase in net operating income; and

•             Revenue increased from improved asset markets, increased performance fees, good inflows and higher Advice revenue.

Net interest income was up 8% from higher lending and deposit volumes and stronger margins in Private Wealth.

Non-interest income increased $266 million, or 19%:

•             FUM related revenue increased $105 million, up 23%, with a 25% rise in average FUM from inflows into Advance and Equity Income Funds, improved markets and positive foreign exchange movement impacts. FUM margins were little changed over the year;

•             Outperformance against benchmarks in a number of portfolios has led to a significant rise in performance fees received in BTIM and JOHCM (up $79 million);

•             FUA revenue increased $47 million, up 11%, driven by good flows on platforms and improved markets. Average margins were flat over the year; and

•             Advice income increased $38 million or 12%, from new business revenue generated by an expanded planner network with continued focus on quality advice and increasing customer facing time; and

•             Increased net flows into Advance, partially offset by lower Equities income.

Operating expenses increased $106 million or 9%, from:

•             Investment related costs, including the Panorama platform;

•             An increase in performance fee related bonuses associated with BTIM and JOHCM; and

•             Other operating costs were up due to higher FTE costs associated with regulatory change and other volume related costs.

Westpac Group Full Year 2014 ASX Profit Announcement | 61

Full Year results 2014
Divisional results

3.1.3.2      Insurance business

The Insurance business result includes the Westpac and St.George Life Insurance, General Insurance and Lenders Mortgage Insurance (LMI) businesses.

			% Mov’t			% Mov’t
$m	Half Year Sept 14	Half Year March 14	Sept 14 - Mar 14	Full Year Sept 14	Full Year Sept 13	Sept 14 - Sept 13
Net interest income	3	3	-	6	6	-
Non-interest income	283	242	17	525	437	20
Net operating income	286	245	17	531	443	20
Operating expenses	(40)	(35)	14	(75)	(59)	27
Core earnings	246	210	17	456	384	19
Tax and non-controlling interests	(74)	(63)	17	(137)	(116)	18
Cash earnings	172	147	17	319	268	19
Expense to income ratio	14.0%	14.3%	(30bps)	14.1%	13.3%	80bps

Cash earnings			% Mov’t			% Mov’t
$m	Half Year Sept 14	Half Year March 14	Sept 14 - Mar 14	Full Year Sept 14	Full Year Sept 13	Sept 14 - Sept 13
Life Insurance	84	77	9	161	142	13
General Insurance	79	56	41	135	94	44
Lenders Mortgage Insurance	9	14	(36)	23	32	(28)
Total Cash earnings	172	147	17	319	268	19

Insurance key metrics

Life Insurance in-force premiums			% Mov’t			% Mov’t
$m	Half Year Sept 14	Half Year March 14	Sept 14 - Mar 14	Full Year Sept 14	Full Year Sept 13	Sept 14 - Sept 13
Life Insurance in-force premiums at start of period	734	685	7	685	601	14
Sales	108	101	7	209	183	14
Lapses	(54)	(49)	10	(103)	(90)	14
Net Inflows	54	52	4	106	93	14
Other Movements	4	(3)	large	1	(9)	(111)
Life Insurance in-force premiums at end of period	792	734	8	792	685	16

Loss ratios[1] for Insurance Business			% Mov’t			% Mov’t
(%)	Half Year Sept 14	Half Year March 14	Sept 14 - Mar 14	Full Year Sept 14	Full Year Sept 13	Sept 14 - Sept 13
Life Insurance	30	29	100bps	30	30	-
General Insurance	32	45	large	38	45	large
Lenders Mortgage Insurance	27	10	large	18	35	large

Gross written premiums			% Mov’t			% Mov’t
$m	Half Year Sept 14	Half Year March 14	Sept 14 - Mar 14	Full Year Sept 14	Full Year Sept 13	Sept 14 - Sept 13
General Insurance gross written premium	235	227	4	462	416	11
Lenders Mortgage Insurance gross written premium	28	24	17	52	50	4

Current australian market share[2] product	Market share	Rank
Life insurance - in-force	9.2%	6
Life insurance - new business	11.4%	4

1  Loss ratio is claims over earnings premium plus reinsurance rebate plus exchange commission. General Insurance loss ratios have been calculated to align with industry standards and exclude internal commission payments from earned premiums.

2  Source: Life Insurance – Plan for Life June 2014.

62 | Westpac Group Full Year 2014 ASX Profit Announcement

Full Year results 2014
Divisional results

Financial performance

Second Half 2014 - First Half 2014

•   Cash earnings of $172 million were up 17%. The strong performance reflects good growth and lower general insurance claims; and

•   General Insurance gross written premiums up 4% and Life Insurance in-force premiums up 8%.

A consistent focus on meeting customers’ total financial services needs across all brands has resulted in more customers choosing BT for their insurance requirements. This, combined with the expansion of distribution into the independent and aligned planner networks, has led to solid growth of new Life Insurance business and a rise in market share up 110 basis points to 11.4%. General Insurance sales also continue to perform well with product enhancements and a strengthened claim management process contributing to performance.

Net operating income increased $41 million or 17% to $286 million:

•             The Life and General Insurance businesses continue to offer a range of solutions to help customers protect their wealth. Life Insurance revenue increased $13 million or 10%, with in-force premiums rising 8%. General Insurance revenue increased $34 million with gross written premiums rising 4% from growth in new business.

•             The increase in lapsed premiums in Life Insurance is in line with the higher book, with average lapse rates little changed over the period. The loss ratio increased modestly to 30%, up from 29%. Westpac has not experienced the same level of deterioration in loss ratios and lapse rates that have been a feature of the industry over recent periods. This reflects Westpac’s decision not to write Group insurance policies, a strong relationship focus for growing insurance products and a robust claims management process;

•             General Insurance also benefited from lower claims in Second Half 2014, consistent with seasonal trends; and

•             LMI revenue was down $6 million due to continued impact of reduction of risk in the portfolio implemented in 2009 which has reduced the number of loans for which the Group retains some risk. The loss ratio in Second Half 2014 was higher as First Half 2014 benefited from the recognition of unearned premiums on cancelled policies.

Operating expenses increased $5 million or 14%, in line with increased volumes and costs related to the expansion of the distribution network.

Full Year 2014 – Full Year 2013

•   Cash earnings increased $51 million, or 19% due to higher revenue from the expanded distribution network, improved sales across the Group’s banking brands and lower General Insurance claims.

Net operating income increased $88 million or 20%:

•             The Life and General Insurance businesses continue to offer a range of solutions to help our customers protect their wealth. Life Insurance revenue increased $40 million or 17%, with in-force premiums rising 16%. General Insurance revenue increased $58 million with gross written premiums rising 11% from growth in new business and pricing initiatives.

•             Higher premiums in Life Insurance have been partially offset by a rise in net incurred claims consistent with the larger portfolio; while the value of lapses is higher, the lapse rates have remained flat and continue to be below industry averages;

•             Enhancements to the claims management processes in General Insurance have contributed to lower claims in Full Year 2014; and

•             LMI revenue was down $10 million with the continued impact of the decision to de-risk the portfolio in 2009 and lower claims consistent with the decrease in portfolio size.

Operating expenses increased $16 million or 27%, in line with increased volumes and higher FTE costs in claims management to support the growth of the portfolio.

Westpac Group Full Year 2014 ASX Profit Announcement | 63

Full Year results 2014
Divisional results

3.2        Westpac Institutional Bank

Westpac Institutional Bank (WIB) delivers a broad range of financial services to commercial, corporate, institutional and Government customers with connections to Australia and New Zealand. WIB operates through dedicated industry relationship and specialist product teams, with expert knowledge in transactional banking, financial and debt capital markets, specialised capital, and alternative investment solutions. Customers are supported through branches and subsidiaries located in Australia, New Zealand, US, UK and Asia.

			% Mov’t			% Mov’t
$m	Half Year Sept 14	Half Year March 14	Sept 14 - Mar 14	Full Year Sept 14	Full Year Sept 13	Sept 14 - Sept 13
Net interest income	832	811	3	1,643	1,630	1
Non-interest income	748	770	(3)	1,518	1,633	(7)
Net operating income	1,580	1,581	-	3,161	3,263	(3)
Operating expenses	(617)	(590)	5	(1,207)	(1,115)	8
Core earnings	963	991	(3)	1,954	2,148	(9)
Impairment (charges) / benefits	46	90	(49)	136	89	53
Operating profit before tax	1,009	1,081	(7)	2,090	2,237	(7)
Tax and non-controlling interests	(293)	(329)	(11)	(622)	(662)	(6)
Cash earnings	716	752	(5)	1,468	1,575	(7)

Economic profit	472	537	(12)	1,009	1,169	(14)
Expense to income ratio	39.1%	37.3%	173bps	38.2%	34.2%	large
Net interest margin	1.98%	2.04%	(6bps)	2.01%	2.25%	(24bps)

			% Mov’t			% Mov’t
$bn	Half Year Sept 14	Half Year March 14	Sept 14 - Mar 14	Full Year Sept 14	Full Year Sept 13	Sept 14 - Sept 13
Deposits	77.3	72.2	7	77.3	72.8	6
Net loans	66.2	64.0	3	66.2	56.5	17
Deposit to loan ratio	116.8%	112.8%	396bps	116.8%	128.9%	large
Total assets	118.9	105.7	12	118.9	97.2	22
Total committed exposure	239.1	220.6	8	239.1	213.9	12
Average interest-earning assets	83.7	79.8	5	81.8	72.5	13
Impaired assets to total committed exposure	0.23%	0.34%	(11bps)	0.23%	0.42%	(19bps)
Total stressed assets to total committed exposure	0.89%	1.03%	(14bps)	0.89%	1.16%	(27bps)
Funds under management	7.0	6.6	6	7.0	6.0	17
Revenue contribution by business segments
			% Mov’t			% Mov’t
$m	Half Year Sept 14	Half Year March 14	Sept 14 - Mar 14	Full Year Sept 14	Full Year Sept 13	Sept 14 - Sept 13
Debt Markets	891	912	(2)	1,803	1,884	(4)
Foreign Exchange and Commodities, Carbon and Energy (FX&CCE)	237	253	(6)	490	428	14
Global Transactional Services	384	383	-	767	802	(4)
Hastings	45	23	96	68	139	(51)
Other	23	10	130	33	10	large
Total	1,580	1,581	-	3,161	3,263	(3)

64 | Westpac Group Full Year 2014 ASX Profit Announcement

Full Year results 2014
Divisional results

Financial performance

Second Half 2014 - First Half 2014

•   Cash earnings of $716 million, down 5% on First Half 2014, mainly from lower impairment benefits and a reduction in market risk income; and

•   Continued sound operating performance with solid growth on both sides of the balance sheet, good customer related flows, continued success in the division’s Asian investment and strong asset quality.

WIB delivered cash earnings of $716 million in Second Half 2014, $36 million lower than First Half 2014.

The $36 million lower cash earnings result was principally due to an impairment benefit of $90 million in First Half 2014 compared to a $46 million benefit in Second Half 2014 and lower market risk related income, including a $21 million negative movement in the CVA. Together these items reduced cash earnings by $46 million.

WIB further strengthened the business, maintaining its lead position in key markets, generating good customer flows particularly in target segments, continued strong asset quality and continuing its customer led expansion in Asia. Highlights of the half included:

•             Lead Domestic Transactional Bank for the 11th consecutive year1;

•             Corporate Online, the division’s customer banking interface, ranks Number 1 for platform performance index (all domestic relationships) in the market2; and

•             Ranked number 1 Australian bank for FX globally for the ninth year in a row3.

Net interest income was up 3% with a 5% rise in average interest-earning assets and a 6 basis point decline in margins.

•             Lending increased 3% over the half driven mainly by growth in property and infrastructure segments;

•             Deposits grew strongly, up $5.1 billion, or 7%, with the majority of the increase in term deposits; and

•             The 6 basis point decline in margin was principally due to lower asset spreads with a high level of market liquidity seeing strong competition for high quality assets.

Non-interest income decreased $22 million or 3%, reflecting lower trading income and a CVA charge of $22 million, compared with a $1 million charge in First Half 2014. Partially offsetting this was an increase in lending and transaction fees and higher Hastings revenues.

Operating expenses increased $27 million or 5%, due mainly to increased investment, including expanding capabilities in Asia and the full period impact of Lloyds. This investment was partially offset by productivity initiatives.

Asset quality in WIB has remained strong with both stressed assets and impaired assets declining. Consistent with this improvement, and high levels of write-backs, WIB recorded an impairment benefit of $46 million. While a good outcome, the benefit was not as high as the impairment benefit recorded in First Half 2014 ($90 million).

1      Peter Lee Associates Large Corporate and Institutional Transactional Banking Survey Australia. Quantitative measure from 576 votes in 2014. Westpac ranks no. 1 for citations as ‘lead’ transactional bank from 2004-2014.

2   Peter Lee Associates Large Corporate and Institutional Transactional Banking Survey Australia. Rank vs. Top 4 platforms. Quantitative measure from 576 votes in 2014.

3   2014 Euromoney FX Poll 2014. Measure of market share from 14,050 FX industry votes.

Westpac Group Full Year 2014 ASX Profit Announcement | 65

Full Year results 2014
Divisional results

Full Year 2014 – Full Year 2013

•   Cash earnings of $1,468 million, declined 7%. Full Year 2013 cash earnings were boosted by non-interest income associated with Hastings’ exit of its listed infrastructure funds and a large CVA benefit. These items were not repeated in Full Year 2014. Excluding these items, WIB’s cash earnings was up 4%; and

•   The operating performance of the business was sound, supported by a lift in customer revenue of 6%.

WIB delivered cash earnings of $1,468 million, down 7% ($107 million). The lower result was largely due to the impact of items that boosted Full Year 2013, in particular:

•             CVA was a charge of $23 million in Full Year 2014, compared to an $87 million benefit in Full Year 2013, largely due to currency movements; and

•             Revenue associated with Hastings’ exit of listed infrastructure funds generated income of $115 million in Full Year 2013. This income was not repeated in Full Year 2014.

WIB’s cash earnings from all other activities increased $51 million or 4%. Customer revenue was up 6%. WIB has focused on meeting customer risk management needs and has delivered an uplift in lending and fee related revenue.

Net interest income increased $13 million, or 1%, compared to Full Year 2013 with a 13% increase in average interest-earning assets partly offset by a 24 basis point decline in margins. While margin pressure was experienced on both assets and liabilities, competition was most intense for transactional deposits.

•             Lending grew $9.7 billion, or 17%, primarily in core lending and trade finance, with particularly good growth from Asia and the addition of Lloyds; and

•             Deposits increased $4.5 billion, or 6%, as WIB continued to build on its total relationship focus. Growth was particularly strong in term deposits.

Non-interest income decreased $115 million or 7%. Full Year 2013 included significant revenue associated with Hastings’ exit of listed infrastructure funds, and an $87 million CVA benefit compared to a $23 million CVA charge in Full Year 2014.

Excluding the impact of these items, WIB’s non-interest income was up $110 million reflecting:

•             Strong growth in markets income, from improved customer flows. Growth over the year was most prominent in FX and commodities, carbon and energy (FX&CCE);

•             Lloyds contribution; and

•             Increase in other fees from additional lending and transaction volumes.

Operating expenses increased $92 million or 8%, mainly reflecting:

•             An increase in WIB’s investment in Asia ($60 million), including building product and technology capabilities along with additional FTE and branch premises costs;

•             Lloyds operating expenses ($15 million); and

•             Increased costs from regulatory change ($14 million).

Asset quality improved in Full Year 2014 and, as a result, impairments contributed a $136 million benefit, compared to an $89 million benefit in Full Year 2013. Write-backs and collectively assessed provision benefits continued in Full Year 2014, albeit at a lower rate than Full Year 2013, and new individually assessed provisions were significantly lower than Full Year 2013.

66 | Westpac Group Full Year 2014 ASX Profit Announcement

Full Year results 2014
Divisional results

3.3        Westpac New Zealand

Westpac New Zealand is responsible for sales and service of banking, wealth and insurance products for consumers, business and institutional customers in New Zealand. Westpac conducts its New Zealand banking business through two banks in New Zealand: Westpac New Zealand Limited, which is incorporated in New Zealand and Westpac Banking Corporation (NZ Division), a branch of Westpac, which is incorporated in Australia. The division operates via an extensive network of branches and ATMs across both the North and South Islands. Business and institutional customers are also served through relationship and specialist product teams. Banking products are provided under the Westpac and WIB brands while insurance and wealth products are provided under Westpac Life and BT brands, respectively. New Zealand also has its own infrastructure, including technology, operations and treasury. All figures are in New Zealand dollars (NZ$).

			% Mov’t			% Mov’t
NZ$m	Half Year Sept 14	Half Year March 14	Sept 14 - Mar 14	Full Year Sept 14	Full Year Sept 13	Sept 14 - Sept 13
Net interest income	809	783	3	1,592	1,554	2
Non-interest income	240	239	-	479	473	1
Net operating income	1,049	1,022	3	2,071	2,027	2
Operating expenses	(427)	(422)	1	(849)	(845)	-
Core earnings	622	600	4	1,222	1,182	3
Impairment charges	(22)	(4)	large	(26)	(117)	(78)
Operating profit before tax	600	596	1	1,196	1,065	12
Tax and non-controlling interests	(168)	(164)	2	(332)	(297)	12
Cash earnings	432	432	-	864	768	13

Economic profit	205	208	(1)	413	328	26
Expense to income ratio	40.7%	41.3%	(58bps)	41.0%	41.7%	(70bps)
Net interest margin[1]	2.27%	2.28%	(1bps)	2.27%	2.33%	(6bps)

			% Mov’t			% Mov’t
NZ$bn	Half Year Sept 14	Half Year March 14	Sept 14 - Mar 14	Full Year Sept 14	Full Year Sept 13	Sept 14 - Sept 13
Deposits
Term deposits	25.2	24.5	3	25.2	24.9	1
Other	24.2	23.9	1	24.2	21.7	12
Total deposits[2]	49.4	48.4	2	49.4	46.6	6
Net loans
Mortgages	39.6	38.6	3	39.6	37.5	6
Business	23.1	22.8	1	23.1	22.3	4
Other	1.9	1.8	6	1.9	1.8	6
Total net loans	64.6	63.2	2	64.6	61.6	5
Deposit to loan ratio	76.5%	76.6%	(11bps)	76.5%	75.7%	82bps
Total assets[1]	73.7	71.3	3	73.7	69.2	7
Total committed exposure	92.7	90.1	3	92.7	88.0	5
Liquid assets[1]	7.7	7.6	1	7.7	6.9	12
Average interest-earning assets[1]	71.2	68.8	3	70.0	66.7	5
Funds under management	5.5	4.9	12	5.5	4.4	25
Funds under administration	1.7	1.5	13	1.7	1.4	21

	Half Year Sept 14	Half Year March 14	Half Year Sept 13	Half Year March 13
Credit quality
Mortgage delinquencies > 90 days	0.21%	0.29%	0.29%	0.39%
Other consumer loans delinquencies > 90 days	0.75%	0.90%	0.81%	0.96%
Impaired assets to total committed exposure	0.48%	0.47%	0.77%	0.99%
Total stressed assets to total committed exposure	1.59%	1.85%	2.36%	2.96%

1      Second Half 2014 and Full Year 2014 total assets impacted by the transfer of NZ$1.1 billion of assets to Westpac New Zealand from Group Businesses (Treasury).

2      Total deposits in this table refers to total customer deposits.

Westpac Group Full Year 2014 ASX Profit Announcement | 67

Full Year results 2014
Divisional results

Financial performance (NZ$)

Second Half 2014 - First Half 2014

•   A solid operating performance with a 4% increase in core earnings;

•   Impairment charges increased from the very low $4 million charge in First Half 2014, leading to flat cash earnings; and

•   New Zealand’s ongoing investment in digital, self-serve and direct channels is helping to enhance the franchise, deepen customer relationships and improve efficiency.

Westpac New Zealand delivered cash earnings of $432 million in Second Half 2014, in line with First Half 2014. Core earnings were up $22 million to $622 million.

Westpac New Zealand’s investment over recent years has focused on changes to the distribution network, improvements to online platforms and increased use of digital technologies to improve sales and service. This investment has contributed to significant benefits including a further deepening of customer relationships and enhanced efficiency. Highlights in Second Half 2014 included:

•             Delivering more for customers:

-     Increasing the number of digital and mobile solutions, with over 90% of retail products capable of being applied for online;

-     Increased 24/7 capability with the installation of an additional 15 Smart ATMs (total now 133). Customer deposits through Smart ATMs were up 8% on First Half 2014 and now represent 28% of all deposits;

-     Providing greater flexibility with mobile mortgage manager applications up 26%, now representing 16% of all mortgage applications; and

-     Supporting customers with a wealth product, with wealth penetration up 94 basis points to 27.9% of all customers1.

•             Achieved above system growth in target segments:

-     Good loan growth, with above system growth in mortgages and agriculture lending; and

-     Strong wealth growth with FUM/FUA up $0.8 billion or 13% to $7.2 billion;

•             Maintained peer leading deposit to loan ratio of 76.5%;

•             Increased MyBank customers 2% to 343,000; and

•             Improved efficiency:

-     Continued investment in digital, self-serve and direct channels has contributed to a 58 basis point reduction in the expense to income ratio to 40.7%; and

-     Revenue per FTE was up 4%.

Net interest income increased $26 million or 3%, with average interest-earning assets rising 3% and margins down 1 basis point. Margins and average interest-earning assets were impacted by the inclusion of Treasury assets (transfer from Group Businesses) in Westpac New Zealand’s Second Half 2014 result. Adjusting for these assets, margins were 2 basis points higher and average interest-earning assets increased 2%;

•             Margins increased 2 basis points from:

-     Improved deposit spreads driven by active rate management and focusing on higher quality deposit balances;

-     Lower wholesale funding costs; and

-     Partially offset by a reduction in asset spreads from continued customer preference for lower spread fixed rate mortgages and strong competition for new lending.

•             Lending increased $1.4 billion, or 2%:

-     Mortgages were up $1.0 billion or 3% and achieved 1.2 times system in a highly competitive environment with most growth in mortgages with LVRs less than 80%. These mortgages now represent 82% of the mortgage portfolio (up 1 percentage point); and

1 Number of customers who have managed investments, or superannuation with Westpac New Zealand as a proportion of the total active customers in Westpac New Zealand Retail, Private and Business Bank.

68 | Westpac Group Full Year 2014 ASX Profit Announcement

Full Year results 2014
Divisional results

-     Business lending was up $0.3 billion or 1%, with good growth in target sectors, in particular agriculture, 1.7 times system.

•             Deposits increased $1.0 billion or 2%, with growth in both term and at call deposits. At call deposit growth was principally driven by the ongoing success of online deposits, up 7%. The deposit to loan ratio remains peer leading at over 76%.

Non-interest income was largely flat as the strong insurance and wealth performance was maintained in Second Half 2014.

Expenses increased a modest 1%:

•             Expenses were well managed with most of the rise due to additional investment related expenses including higher software amortisation; and

•             Increases were largely offset by productivity benefits due to customers choosing more digital, self-serve and direct channels.

Asset quality continued to improve over the half with a reduction in stressed assets and lower consumer delinquencies. Impairment charges for Second Half 2014 of $22 million increased $18 million coming off a very low charge of $4 million in First Half 2014 due to higher impairment charges on a small number of business customers.

Full Year 2014 – Full Year 2013 • Strong cash earnings growth of 13% up $96 million to $864 million supported by a 3% growth in core earnings and a 78% reduction in impairment charges.

Westpac New Zealand delivered cash earnings of $864 million, up $96 million or 13%. Core earnings were up 3% to $1,222 million.

Net interest income increased $38 million or 2%, with average interest-earning assets increasing 5% and margins declining 6 basis points. Margins and average interest-earning assets were impacted by the inclusion of Treasury assets (transfer from Group Businesses) in Westpac New Zealand’s Second Half 2014 result. Adjusting for these assets, margins were 4 basis points lower and average interest-earning assets were 4% higher.

•             Drivers of the 4 basis point contraction in margin were:

-       Reduced lending spreads as customers switched to lower spread fixed rate mortgages, continued intense competition and business stressed assets run-off; and

-       Improved deposit spreads from active rate management, further portfolio optimisation and a reduction in wholesale funding costs.

•             Total lending increased $3.0 billion or 5%:

-       Mortgages increased $2.1 billion or 6%, achieving 1.2 times system driven by good growth in mortgages with an LVR less than 80%; and

-       Business lending increased $0.8 billion or 4%, with good growth in targeted areas in particular agriculture lending 2.2 times system.

•             Deposits increased $2.8 billion, up 6% with the deposit to loan ratio up 82 basis points to 76.5%. The majority of the growth was in at call and transaction accounts which increased $2.5 billion or 12%, primarily in online deposits, up $1.8 billion.

Non-interest income increased $6 million or 1% driven by:

•             Increased insurance income and an uplift in fees earned from strong FUM/FUA growth, with balances up $1.4 billion or 24%, to $7.2 billion; and

•             Partially offset by insurance recoveries associated with the Christchurch earthquake received in Full Year 2013, which were not repeated in Full Year 2014.

A continued focus on disciplined cost management has supported investment in strategic priorities which are contributing to both an enhanced customer experience and productivity benefits. As a result the expense to income ratio was down 70 basis points in Full Year 2014 to 41.0%.

Impairment charges decreased $91 million or 78%, as asset quality continued to improve, with lower consumer delinquencies and the run-off and management of business stressed assets.

Westpac Group Full Year 2014 ASX Profit Announcement | 69

Full Year results 2014
Divisional results

3.4        Westpac Pacific

Westpac Pacific provides banking services for retail and business customers in seven Pacific Island Nations. Branches, ATMs, telephone banking and internet banking channels are used to deliver business activities in Fiji, Papua New Guinea (PNG), Vanuatu, Cook Islands, Tonga, Solomon Islands and Samoa. Westpac Pacific’s financial products include personal savings accounts, business transactional accounts, personal and business lending products, business services and a range of international products.

			% Mov’t			% Mov’t
$m	Half Year Sept 14	Half Year March 14	Sept 14 - Mar 14	Full Year Sept 14	Full Year Sept 13	Sept 14 - Sept 13
Net interest income	70	70	-	140	148	(5)
Non-interest income	65	87	(25)	152	167	(9)
Net operating income	135	157	(14)	292	315	(7)
Operating expenses	(47)	(52)	(10)	(99)	(98)	1
Core earnings	88	105	(16)	193	217	(11)
Impairment charges	(3)	(6)	(50)	(9)	(3)	200
Operating profit before tax	85	99	(14)	184	214	(14)
Tax and non-controlling interests	(28)	(34)	(18)	(62)	(71)	(13)
Cash earnings	57	65	(12)	122	143	(15)

Economic profit	35	44	(20)	79	104	(24)
Expense to income ratio	34.8%	33.1%	169bps	33.9%	31.1%	279bps

			% Mov’t			% Mov’t
$bn	Half Year Sept 14	Half Year March 14	Sept 14 - Mar 14	Full Year Sept 14	Full Year Sept 13	Sept 14 - Sept 13
Deposits	2.7	2.5	8	2.7	2.6	4
Net loans	1.8	1.6	13	1.8	1.7	6
Deposit to loan ratio	150.0%	156.3%	large	150.0%	152.9%	(294bps)
Total assets	3.3	3.0	10	3.3	3.0	10
Total committed exposure	3.2	3.0	7	3.2	3.1	3
Average interest-earning assets	2.8	2.9	(3)	2.8	2.9	(3)

Financial performance

Second Half 2014 – First Half 2014

•   Cash earnings down $8 million or 12% with the results impacted by foreign exchange controls introduced in PNG; and

•   The operating performance of the business was good with solid balance sheet growth, further expanding the customer base and disciplined management of expenses.

Westpac Pacific delivered a sound financial performance in Second Half 2014. While earnings were lower, this was primarily due to more challenging market conditions from the introduction of exchange rate controls in PNG. Translation impacts from movements between the A$ and local currencies had little impact on cash earnings in Second Half 2014.

Net interest income was unchanged over the half. Margin management offset the reduction in average interest-earning assets. Lending increased 13% principally driven by a rise in business lending in PNG and Fiji.

Non-interest income was $22 million or 25% lower, driven by:

•             Lower FX sales income from the impact of new financial markets regulations in PNG; and

•             Partly offset by increased fees and commissions from both retail growth and from a rise in activity associated with the roll out of Corporate Online in PNG and Fiji. Corporate Online is the Group’s more advanced online banking system for corporates.

Westpac Pacific continues to focus on improving the accessibility of basic banking services to people in the Pacific, through its “Everywhere Banking” initiatives. These initiatives have made it easier for customers in remote areas to access banking services. As a result, new customers in the Pacific increased approximately 42,000.

70 | Westpac Group Full Year 2014 ASX Profit Announcement

Full Year results 2014
Divisional results

Operating expenses were $5 million or 10% lower. Most of the decline was due to restructuring expenses incurred in First Half 2014 which were not repeated and which assisted in delivering productivity benefits in this half. These declines were partially offset by further technology investment in expanding the network distribution network.

Impairment charges were $3 million in Second Half 2014 with credit quality little changed across the region.

Full Year 2014 – Full Year 2013 • Cash earnings was down 15%, primarily impacted by exchange controls in PNG, lower margins across the region and foreign currency translation movements.

After significant increases in cash earnings in Full Year 2012 (up 41%) and Full Year 2013 (up 34%), Westpac Pacific cash earnings declined 15% in Full Year 2014. The two main drivers of the decline were the introduction of foreign exchange controls and translation impacts from movements between the A$ and local currencies in Full Year 2014. Excluding currency movements, cash earnings were 9% lower than Full Year 2013.

Net interest income was down 5% during the year impacted by:

•             Lower margins across the region from strong competition; and

•             Lending growth was 6% over the year, primarily in PNG and Fiji.

Non-interest income decreased $15 million, or 9% from:

•            The impact of new financial markets regulations in PNG;

•             Impacts of movements in currency ($8 million); and

•             Partly offset by increased transactional fee revenue as well as growth in Corporate Online in PNG and Fiji.

Operating expenses were up $1 million or 1%, with productivity benefits offsetting increased investment spending and salary increases.

Impairment charges increased to $9 million as Full Year 2013 benefited from some upgrades and recoveries that were not repeated. Asset quality remained sound across the region.

Westpac Group Full Year 2014 ASX Profit Announcement | 71

Full Year results 2014
Divisional results

3.5        Group Businesses

This segment comprises:

•             Group items, including earnings on capital not allocated to divisions, accounting entries for certain intra-group transactions that facilitate the presentation of the performance of the Group’s operating segments, earnings from non-core asset sales and certain other head office items such as centrally raised provisions;

•             Group Services1, which encompasses technology, banking operations, compliance, legal and property services;

•             Treasury, the primary focus of which is the management of the Group’s interest rate risk and funding requirements by managing the mismatch between Group assets and liabilities. Treasury’s earnings are primarily impacted by the hedging decisions taken on behalf of the Group to manage net interest income outcomes and assist net interest income growth; and

•             Core Support1, which comprises certain functions performed centrally, including finance, risk and human resources.

			% Mov’t			% Mov’t
$m	Half Year Sept 14	Half Year March 14	Sept 14 - Mar 14	Full Year Sept 14	Full Year Sept 13	Sept 14 - Sept 13
Net interest income	102	251	(59)	353	576	(39)
Non-interest income	2	49	(96)	51	26	96
Net operating income	104	300	(65)	404	602	(33)
Operating expenses	(23)	(26)	(12)	(49)	(117)	(58)
Core earnings	81	274	(70)	355	485	(27)
Impairment charges	10	(92)	(111)	(82)	(56)	46
Operating profit before tax	91	182	(50)	273	429	(36)
Tax and non-controlling interests	(1)	(81)	(99)	(82)	(236)	(65)
Cash earnings	90	101	(11)	191	193	(1)

Treasury			% Mov’t			% Mov’t
$m	Half Year Sept 14	Half Year March 14	Sept 14 - Mar 14	Full Year Sept 14	Full Year Sept 13	Sept 14 - Sept 13
Net interest income	165	292	(43)	457	556	(18)
Non-interest income	5	11	(55)	16	21	(24)
Net operating income	170	303	(44)	473	577	(18)
Cash earnings	104	198	(47)	302	366	(17)

Financial performance

Second Half 2014 – First Half 2014

•   Cash earnings were down $11 million or 11%, primarily impacted by lower Treasury income. This was partially offset by lower impairment charges and reduced tax expense following finalisation of prior period taxation matters.

Group Businesses delivered cash earnings of $90 million, down $11 million or 11% on First Half 2014.

Net operating income decreased $196 million or 65% compared to First Half 2014. Key drivers of the decline included lower Treasury income with lower volatility in credit spreads and interest rates reducing opportunities and driving lower income from management of the liquid asset portfolio and balance sheet management. New hybrid and subordinated debt issues have also reduced income. The Group’s remaining Visa shares were sold in the half and the profit on sale was broadly in line with First Half 2014 ($41 million).

Impairment charges were lower due to an increase in central economic overlay impairment provisions during First Half 2014 not repeating.

The effective tax rate was lower following the finalisation of prior period taxation matters.

1 Costs are allocated to other divisions in the Group.

72 | Westpac Group Full Year 2014 ASX Profit Announcement

Full Year results 2014
Divisional results

Full Year 2014 – Full Year 2013

•   Cash earnings were little changed. Reduced contribution from Treasury and rise in centrally held economic overlay impairment provision was offset by lower expenses, reduction in tax expense from settlement of tax matters and lower non-controlling interest from the maturity of 2003 TPS in Second Half 2013.

Group Businesses delivered cash earnings of $191 million, little changed over the year (down $2 million or 1%).

Net operating income decreased $198 million with Treasury income impacted by low market volatility, contributing to lower returns from the liquids portfolio and balance sheet management. Hedging of New Zealand earnings and offshore capital also reduced income. This was partially offset by an increase in profit from asset sales with remaining shares in Visa sold in Full Year 2014.

Operating expenses were $68 million lower due to a reduction in defined benefits superannuation expense, employee provisions raised in Full Year 2013 that were not repeated and a decrease in centrally managed program costs.

Impairment charges of $82 million reflect an increase in centrally held economic overlay impairment provisions related to sectors in the economy undergoing structural change.

The effective tax rate reduced with the release of tax provisions no longer required, following the finalisation of prior period taxation matters. Non-controlling interests were lower by $29 million following the maturity of the 2003 TPS in Full Year 2013.

Treasury Value at Risk (VaR)

Risk taking as measured by VaR was lower in Full Year 2014 than Full Year 2013.

Average daily VaR for Second Half 2014 was $17.6 million compared to $15.5 million for First Half 2014.

Average daily VaR for Full Year 2014 was $16.5 million compared to $21.8 million for Full Year 2013.

Westpac Group Full Year 2014 ASX Profit Announcement | 73

Full Year results 2014
Reported financial information

Notes to the statements shown in Sections 4.1, 4.2, 4.3, 4.4 and 4.5 as required by Appendix 4E are referenced in the margin of the relevant tables.

74 | Westpac Group Full Year 2014 ASX Profit Announcement

Full Year results 2014
Reported financial information

4.1  Consolidated income statement

				% Mov't			% Mov't
$m	Note	Half Year Sept 14	Half Year March 14	Sept 14 - Mar 14	Full Year Sept 14	Full Year Sept 13	Sept 14 - Sept 13
Interest income	3	16,384	15,864	3	32,248	33,009	(2)
Interest expense	3	(9,481)	(9,225)	3	(18,706)	(20,188)	(7)
Net interest income		6,903	6,639	4	13,542	12,821	6
Non-interest income	4	3,244	3,151	3	6,395	5,774	11
Net operating income before operating expenses and impairment charges		10,147	9,790	4	19,937	18,595	7
Operating expenses	5	(4,352)	(4,195)	4	(8,547)	(7,976)	7
Impairment charges	11	(309)	(341)	(9)	(650)	(847)	(23)
Profit before income tax		5,486	5,254	4	10,740	9,772	10
Income tax expense	7	(1,520)	(1,595)	(5)	(3,115)	(2,947)	6
Net profit for the period		3,966	3,659	8	7,625	6,825	12
Profit attributable to non-controlling interests		(27)	(37)	(27)	(64)	(74)	(14)
Net profit attributable to owners of Westpac Banking Corporation		3,939	3,622	9	7,561	6,751	12

Westpac Group Full Year 2014 ASX Profit Announcement | 75

Full Year results 2014
Reported financial information

4.2  Consolidated balance sheet

		As at	As at	As at	% Mov't	% Mov't
$m	Note	30 Sept 2014	31 March 2014	30 Sept 2013	Sept 14 - Mar 14	Sept 14 - Sept 13
Assets
Cash and balances with central banks		25,760	16,375	11,699	57	120
Receivables due from other financial institutions		7,424	8,744	11,210	(15)	(34)
Trading securities and other financial assets designated at fair value		45,909	46,207	49,089	(1)	(6)
Derivative financial instruments	19	41,404	26,207	28,356	58	46
Available-for-sale securities		36,024	33,185	30,011	9	20
Loans	10	580,343	564,569	536,164	3	8
Life insurance assets		11,007	12,841	13,149	(14)	(16)
Regulatory deposits with central banks overseas		1,528	1,575	1,571	(3)	(3)
Property, plant and equipment		1,452	1,294	1,174	12	24
Deferred tax assets		1,397	1,395	1,773	-	(21)
Goodwill and other intangible assets[1]		12,606	12,683	12,341	(1)	2
Other assets		5,988	4,300	4,560	39	31
Total assets		770,842	729,375	701,097	6	10
Liabilities
Payables due to other financial institutions		18,636	15,211	8,836	23	111
Deposits and other borrowings	17	460,822	437,405	424,482	5	9
Other financial liabilities at fair value through income statement		19,236	15,077	10,302	28	87
Derivative financial instruments	19	39,539	31,330	32,990	26	20
Debt issues		152,251	150,098	144,133	1	6
Current tax liabilities		662	430	895	54	(26)
Life insurance liabilities		9,637	11,594	11,938	(17)	(19)
Provisions		1,618	1,364	1,576	19	3
Deferred tax liabilities		55	27	22	104	150
Other liabilities		8,191	8,488	9,056	(3)	(10)
Total liabilities excluding loan capital		710,647	671,024	644,230	6	10
Loan capital
Subordinated notes		5,974	5,873	4,886	2	22
Subordinated perpetual notes		402	382	378	5	6
Convertible debentures and trust preferred securities		633	612	616	3	3
Convertible preference shares		1,180	1,178	1,177	-	-
Stapled preferred securities II (SPS II)		-	907	906	(100)	(100)
Capital Notes		2,669	1,368	1,367	95	95
Total loan capital		10,858	10,320	9,330	5	16
Total liabilities		721,505	681,344	653,560	6	10
Net assets		49,337	48,031	47,537	3	4
Shareholders’ equity
Share capital:
Ordinary share capital		26,943	26,954	27,021	-	-
Treasury shares and RSP treasury shares		(304)	(305)	(253)	-	(20)
Reserves		1,176	960	953	23	23
Retained profits		20,641	19,556	18,953	6	9
Total equity attributable to owners of Westpac Banking Corporation		48,456	47,165	46,674	3	4
Non-controlling interests
Trust Preferred Securities 2006 (TPS 2006)		755	755	755	-	-
Other		126	111	108	14	17
Total non-controlling interests		881	866	863	2	2
Total shareholders' equity and non-controlling interests		49,337	48,031	47,537	3	4

1       Goodwill and other intangible assets included $2,070 million in capitalised software costs ($2,023 million at 31 March 2014 and $1,897 million at 30 September 2013).

76 | Westpac Group Full Year 2014 ASX Profit Announcement

Full Year results 2014
Reported financial information

4.3  Consolidated cash flow statement

				% Mov't			% Mov't
$m	Note	Half Year Sept 14	Half Year March 14	Sept 14 - Mar 14	Full Year Sept 14	Full Year Sept 13	Sept 14 - Sept 13
Cash flows from operating activities
Interest received		16,391	15,745	4	32,136	33,048	(3)
Interest paid		(9,480)	(9,263)	2	(18,743)	(20,520)	(9)
Dividends received excluding life business		6	5	20	11	10	10
Other non-interest income received		2,962	2,770	7	5,732	6,618	(13)
Operating expenses paid		(3,312)	(4,276)	(23)	(7,588)	(6,717)	13
Income tax paid excluding life business		(1,079)	(1,581)	(32)	(2,660)	(2,691)	(1)
Life business:
Receipts from policyholders and customers		929	765	21	1,694	1,759	(4)
Interest and other items of similar nature		18	30	(40)	48	45	7
Dividends received		205	92	123	297	301	(1)
Payments to policyholders and suppliers		(879)	(844)	4	(1,723)	(1,912)	(10)
Income tax paid		(64)	(59)	8	(123)	(109)	13
Cash flows from operating activities before changes in operating assets and liabilities		5,697	3,384	68	9,081	9,832	(8)
Net (increase)/decrease in:
Trading and other financial assets designated at fair value		(1,869)	3,593	(152)	1,724	(319)	large
Loans		(18,056)	(17,678)	2	(35,734)	(15,667)	128
Due from other financial institutions		1,464	2,468	(41)	3,932	(511)	large
Life insurance assets and liabilities		(135)	(21)	large	(156)	(154)	1
Regulatory deposits with central banks overseas		132	(6)	large	126	489	(74)
Derivative financial instruments		(4,266)	937	large	(3,329)	9,126	(136)
Net increase/(decrease) in:
Other financial liabilities at fair value through income statement		4,239	4,840	(12)	9,079	266	large
Deposits and other borrowings		23,976	10,253	134	34,229	22,155	54
Due to other financial institutions		3,220	6,199	(48)	9,419	363	large
Net cash provided by/(used in) operating activities	20	14,402	13,969	3	28,371	25,580	11
Cash flows from investing activities
Proceeds from available-for-sale securities		3,233	3,535	(9)	6,768	5,043	34
Purchase of available-for-sale securities		(5,692)	(6,751)	(16)	(12,443)	(11,802)	5
Purchase of intangible assets		(306)	(358)	(15)	(664)	(738)	(10)
Purchase of property, plant and equipment		(358)	(157)	128	(515)	(304)	69
Proceeds from disposal of property, plant and equipment		12	5	140	17	7	143
Purchase of controlled entity, net of cash acquired	20	-	(7,744)	(100)	(7,744)	-	-
Net cash (used in)/provided by investing activities		(3,111)	(11,470)	(73)	(14,581)	(7,794)	87
Cash flows from financing activities
Issue of loan capital (net of issue costs)		770	998	(23)	1,768	1,958	(10)
Redemption of loan capital		(362)	(23)	large	(385)	(2,244)	(83)
Net increase/(decrease) in debt issues		(326)	4,004	(108)	3,678	(14,005)	(126)
Proceeds from exercise of employee options		24	25	(4)	49	124	(60)
Purchase of shares on exercise of employee options and rights		(40)	(73)	(45)	(113)	(174)	(35)
Shares purchased for delivery of employee share plan		-	(27)	(100)	(27)	-	-
Purchase of RSP treasury shares		-	(59)	(100)	(59)	(68)	(13)
Net sale/(purchase) of other treasury shares		1	7	(86)	8	7	14
Payment of dividends		(2,794)	(3,043)	(8)	(5,837)	(5,028)	16
Payment of distributions to non-controlling interests		(17)	(31)	(45)	(48)	(50)	(4)
Redemption of 2003 Trust Preferred Securities		-	-	-	-	(805)	(100)
Net cash (used in)/provided by financing activities		(2,744)	1,778	large	(966)	(20,285)	(95)
Net increase/(decrease) in cash and cash equivalents		8,547	4,277	100	12,824	(2,499)	large
Effect of exchange rate changes on cash and cash equivalents		838	399	110	1,237	1,675	(26)
Cash and cash equivalents as at the beginning of the period		16,375	11,699	40	11,699	12,523	(7)
Cash and cash equivalents as at the end of the period		25,760	16,375	57	25,760	11,699	120

Westpac Group Full Year 2014 ASX Profit Announcement | 77

Full Year results 2014
Reported financial information

4.4  Consolidated statement of comprehensive income

			% Mov’t			% Mov’t
$m	Half Year Sept 14	Half Year March 14	Sept 14 - Mar 14	Full Year Sept 14	Full Year Sept 13	Sept 14 - Sept 13
Net profit for the period	3,966	3,659	8	7,625	6,825	12
Other comprehensive income
Items that may be reclassified subsequently to profit or loss
Gains/(losses) on available-for-sale securities:
Recognised in equity	83	180	(54)	263	57	large
Transferred to income statements	(27)	(67)	(60)	(94)	(104)	(10)
Gains/(losses) on cash flow hedging instruments:
Recognised in equity	163	(122)	large	41	(51)	(180)
Transferred to income statements	(87)	(110)	(21)	(197)	(234)	(16)
Exchange differences on translation of foreign operations	65	(4)	large	61	114	(46)
Income tax on items taken directly to or transferred directly from equity:
Available-for-sale securities reserve	(18)	(34)	(47)	(52)	15	large
Cash flow hedging reserve	(24)	71	(134)	47	85	(45)
Foreign currency translation reserve	-	-	-	-	(11)	(100)
Items that will not be reclassified subsequently to profit or loss
Own credit adjustment on financial liabilities designated at fair value	25	(14)	large	11	44	(75)
Remeasurement of defined benefit obligation recognised in equity (net of tax)	(85)	38	large	(47)	247	(119)
Other comprehensive income for the period (net of tax)	95	(62)	large	33	162	(80)
Total comprehensive income for the period	4,061	3,597	13	7,658	6,987	10
Attributable to:
Owners of Westpac Banking Corporation	4,034	3,560	13	7,594	6,913	10
Non-controlling interests	27	37	(27)	64	74	(14)
Total comprehensive income for the period	4,061	3,597	13	7,658	6,987	10

78 | Westpac Group Full Year 2014 ASX Profit Announcement

Full Year results 2014
Reported financial information

4.5  Consolidated statement of changes in equity

			% Mov’t			% Mov’t
$m	Half Year Sept 14	Half Year March 14	Sept 14 - Mar 14	Full Year Sept 14	Full Year Sept 13	Sept 14 - Sept 13
Share capital
Balance as at beginning of period	26,649	26,768	-	26,768	26,163	2
Shares issued:
Dividend reinvestment plan	-	-	-	-	531	(100)
Exercise of employee share options and rights	24	25	(4)	49	124	(60)
Redemption of Westpac SPS	-	-	-	-	173	(100)
Shares purchased for delivery upon exercise of options and share rights (net of tax)	(35)	(65)	(46)	(100)	(162)	(38)
Shares purchased for delivery of employee share plan	-	(27)	(100)	(27)	-	-
Acquisition of RSP treasury shares	-	(59)	(100)	(59)	(68)	(13)
Disposal/(acquisition) of other treasury shares	1	7	(86)	8	7	14
Balance as at period end	26,639	26,649	-	26,639	26,768	-
Available-for-sale securities reserve
Balance as at beginning of period	91	12	large	12	44	(73)
Current period movement due to changes in other comprehensive income:
Net gains/(losses) from changes in fair value	83	180	(54)	263	57	large
Income tax effect	(25)	(54)	(54)	(79)	(17)	large
Transferred to income statements	(27)	(67)	(60)	(94)	(104)	(10)
Income tax effect	7	20	(65)	27	32	(16)
Balance as at end of period end	129	91	42	129	12	large
Share-based payment reserve
Balance as at beginning of period	1,010	920	10	920	790	16
Current period movement due to transactions with employees	66	90	(27)	156	130	20
Balance as at period end	1,076	1,010	7	1,076	920	17
Cash flow hedging reserve
Balance as at beginning of period	110	271	(59)	271	471	(42)
Current period movement due to changes in other comprehensive income:
Net gains/(losses) from changes in fair value	163	(122)	large	41	(51)	(180)
Income tax effect	(50)	38	large	(12)	14	(186)
Transferred to income statements	(87)	(110)	(21)	(197)	(234)	(16)
Income tax effect	26	33	(21)	59	71	(17)
Balance as at period end	162	110	47	162	271	(40)
Foreign currency translation reserve
Balance as at beginning of period	(255)	(251)	2	(251)	(354)	(29)
Current period movement due to changes in other comprehensive income:
Exchange differences on translation of foreign operations	65	(4)	large	61	114	(46)
Tax on foreign currency translation adjustment	-	-	-	-	(11)	(100)
Balance as at period end	(190)	(255)	(25)	(190)	(251)	(24)
Other reserves
Balance as at beginning of period	4	1	large	1	7	(86)
Transactions with owners	(5)	3	large	(2)	(6)	(67)
Balance as at period end	(1)	4	(125)	(1)	1	(200)
Total reserves	1,176	960	23	1,176	953	23
Movements in retained profits were as follows
Balance as at beginning of period	19,556	18,953	3	18,953	17,174	10
Current period movement due to changes in other comprehensive income:
Profit attributable to owners of Westpac Banking Corporation	3,939	3,622	9	7,561	6,751	12
Own credit adjustment on financial liabilities designated at fair value	25	(14)	large	11	44	(75)
Remeasurement of defined benefit obligation recognised in equity (net of tax)	(85)	38	large	(47)	247	(119)
Transaction with owners:
Ordinary dividends paid	(2,794)	(2,733)	2	(5,527)	(5,249)	5
Special dividends paid	-	(310)	(100)	(310)	(310)	-
Realised gain on redemption of 2003 TPS	-	-	-	-	296	(100)
Balance as at period end	20,641	19,556	6	20,641	18,953	9
Total comprehensive income attributable to owners of Westpac Banking Corporation	4,034	3,560	13	7,594	6,913	10
Total comprehensive income attributable to non-controlling interests	27	37	(27)	64	74	(14)
Total comprehensive income for the period	4,061	3,597	13	7,658	6,987	10

Westpac Group Full Year 2014 ASX Profit Announcement | 79

Full Year results 2014
Reported financial information

4.6                              Notes to Full Year 2014 reported financial information

Note 1.  Basis of preparation of financial information

The accounting policies and methods of computation adopted in the financial year were in accordance with the requirements for an authorised deposit-taking institution under the Banking Act 1959 (as amended), Australian Accounting Standards (AAS) and Interpretations as issued by the Australian Accounting Standards Board and the Corporations Act 2001. Westpac’s financial statements also comply with International Financial Reporting Standards as issued by the International Accounting Standards Board. Where necessary, comparative figures have been adjusted to conform to changes in presentation in the current period. All amounts have been rounded to the nearest million dollars unless otherwise stated.

80 | Westpac Group Full Year 2014 ASX Profit Announcement

Full Year results 2014
Reported financial information

Note 2.  Average balance sheet and interest rates

	Full Year			Full Year
	30 September 2014			30 September 2013
	Average	Interest	Average	Average	Interest	Average
	balance	income	rate	balance	income	rate
	$m	$m	%	$m	$m	%
Assets
Interest earning assets
Receivables due from other financial institutions	7,878	84	1.1%	9,149	113	1.2%
Trading securities	45,290	1,407	3.1%	46,266	1,665	3.6%
Available-for-sale securities	30,957	1,386	4.5%	24,649	1,226	5.0%
Other financial assets designated at fair value	2,079	75	3.6%	1,811	67	3.7%
Regulatory deposits	1,369	18	1.3%	1,512	23	1.5%
Loans and other receivables(1)	559,789	29,278	5.2%	516,482	29,915	5.8%
Total interest earning assets and interest income	647,362	32,248	5.0%	599,869	33,009	5.5%
Non-interest earning assets
Cash, receivables due from other financial institutions and regulatory deposits	1,513			723
Life insurance assets	13,687			12,713
All other assets(2)	74,562			74,990
Total non-interest earning assets	89,762			88,426
Total assets	737,124			688,295

	Full Year			Full Year
	30 September 2014			30 September 2013
	Average	Interest	Average	Average	Interest	Average
	balance	expense	rate	balance	expense	rate
	$m	$m	%	$m	$m	%
Liabilities
Interest bearing liabilities
Deposits and other borrowings	414,176	11,499	2.8%	386,676	12,555	3.2%
Payables due to other financial institutions	15,567	300	1.9%	9,324	190	2.0%
Loan capital	10,087	490	4.9%	9,619	529	5.5%
Other interest bearing liabilities(3)	166,723	6,417	3.8%	154,851	6,914	4.5%
Total interest bearing liabilities and interest expense	606,553	18,706	3.1%	560,470	20,188	3.6%
Non-interest bearing liabilities
Deposits and payables due to other financial institutions	27,807			22,534
Life insurance policy liabilities	12,359			11,574
All other liabilities(4)	43,066			47,395
Total non-interest bearing liabilities	83,232			81,503
Total liabilities	689,785			641,973
Shareholders’ equity	46,477			44,350
Non-controlling interests	862			1,972
Total equity	47,339			46,322
Total liabilities and equity	737,124			688,295

1      Other receivables includes other assets, cash and balances held with central banks.

2      Includes property, plant and equipment, goodwill and intangibles, other assets, deferred tax assets and non-interest bearing loans relating to mortgage offset accounts.

3      Includes net impact of Treasury balance sheet management activities.

4      Includes provisions for current and deferred income tax and derivative financial instruments.

Westpac Group Full Year 2014 ASX Profit Announcement | 81

Full Year results 2014
Reported financial information

Note 2.  Average balance sheet and interest rates (continued)

	Full Year			Full Year
	30 September 2014			30 September 2013
	Average		Average	Average		Average
	balance	Interest	rate	balance	Interest	rate
	$m	$m	%	$m	$m	%
Loans and other receivables(1)
Australia	474,570	25,498	5.4%	449,405	26,712	5.9%
New Zealand	59,240	3,449	5.8%	50,801	2,924	5.8%
Other overseas	25,979	331	1.3%	16,276	279	1.7%

Deposits and other borrowings
Australia	342,385	9,850	2.9%	325,634	11,141	3.4%
New Zealand	42,444	1,453	3.4%	35,674	1,214	3.4%
Other overseas	29,347	196	0.7%	25,368	200	0.8%

1   Loans and other receivables stated net of provisions for impairment charges on loans. Other receivables include other assets and cash with central banks that are interest earning.

82 | Westpac Group Full Year 2014 ASX Profit Announcement

Full Year results 2014
Reported financial information

Note 3.  Net interest income

			% Mov’t			% Mov’t
$m	Half Year Sept 14	Half Year March 14	Sept 14 - Mar 14	Full Year Sept 14	Full Year Sept 13	Sept 14 - Sept 13
Interest income
Cash	121	104	16	225	102	121
Receivables due from other financial institutions	41	43	(5)	84	113	(26)
Net ineffectiveness on qualifying hedges	(36)	(22)	(64)	(58)	31	large
Trading securities	654	753	(13)	1,407	1,665	(15)
Other financial assets designated at fair value	39	36	8	75	67	12
Available-for-sale securities	722	664	9	1,386	1,226	13
Loans	14,833	14,271	4	29,104	29,781	(2)
Regulatory deposits with central banks overseas	8	10	(20)	18	23	(22)
Other interest income	2	5	(60)	7	1	large
Total interest income	16,384	15,864	3	32,248	33,009	(2)

Interest expense
Payables due to other financial institutions	(156)	(144)	8	(300)	(190)	58
Certificates of deposit	(486)	(435)	12	(921)	(1,009)	(9)
At call and term deposits	(5,309)	(5,269)	1	(10,578)	(11,546)	(8)
Trading liabilities	(1,280)	(1,243)	3	(2,523)	(2,806)	(10)
Debt issues	(1,952)	(1,861)	5	(3,813)	(4,008)	(5)
Loan capital	(259)	(231)	12	(490)	(529)	(7)
Other interest expense	(39)	(42)	(7)	(81)	(100)	(19)
Total interest expense	(9,481)	(9,225)	3	(18,706)	(20,188)	(7)
Net interest income	6,903	6,639	4	13,542	12,821	6

Westpac Group Full Year 2014 ASX Profit Announcement | 83

Full Year results 2014
Reported financial information

Note 4.  Non-interest income

			% Mov’t			% Mov’t
$m	Half Year Sept 14	Half Year March 14	Sept 14 - Mar 14	Full Year Sept 14	Full Year Sept 13	Sept 14 - Sept 13
Fees and commissions
Facility fees	685	644	6	1,329	1,253	6
Transaction fees and commissions received	623	631	(1)	1,254	1,160	8
Other non-risk fee income	160	183	(13)	343	310	11
Total fees and commissions	1,468	1,458	1	2,926	2,723	7

Wealth management and insurance income[1]
Life insurance and funds management net operating income	1,010	990	2	2,000	1,738	15
General insurance and lenders mortgage insurance net operating income	142	112	27	254	206	23
Total wealth management and insurance income	1,152	1,102	5	2,254	1,944	16

Trading income[2]
Foreign exchange income	256	274	(7)	530	440	20
Other trading securities	215	272	(21)	487	629	(23)
Total trading income	471	546	(14)	1,017	1,069	(5)

Other income
Dividends received	6	5	20	11	10	10
Net gain on disposal of assets	44	53	(17)	97	67	45
Net gain/(loss) on ineffective hedges	1	(1)	(200)	-	(1)	(100)
Net gain/(loss) on hedging overseas operations	8	4	100	12	(6)	large
Net gain/(loss) on derivatives held for risk management purposes[3]	44	(71)	(162)	(27)	(118)	(77)
Net gain/(loss) on financial instruments designated at fair value	(12)	(2)	large	(14)	32	(144)
Rental income on operating leases	20	12	67	32	-	-
Other	42	45	(7)	87	54	61
Total other income	153	45	large	198	38	large
Total non-interest income	3,244	3,151	3	6,395	5,774	11

1        Wealth management and insurance income includes policyholder tax recoveries. A reconciliation between wealth management and insurance income in Note 4 and non-interest income for BTFG is provided in Section 5, Note 4.

2       Trading income represents a component of total markets income from our WIB markets business, AFS and Westpac Pacific businesses and our Treasury foreign exchange operations in Australia and New Zealand.

3       Income from derivatives held for risk management purposes reflects the impact of economic hedges of foreign currency capital and earnings where hedge accounting is not achieved.

84 | Westpac Group Full Year 2014 ASX Profit Announcement

Full Year results 2014
Reported financial information

Note 5.  Operating expenses

			% Mov’t			% Mov’t
$m	Half Year Sept 14	Half Year March 14	Sept 14 - Mar 14	Full Year Sept 14	Full Year Sept 13	Sept 14 - Sept 13
Salaries and other staff expenses
Salaries and wages	1,761	1,783	(1)	3,544	3,264	9
Other staff expenses	540	522	3	1,062	1,044	2
Restructuring costs	15	46	(67)	61	28	118
Total salaries and other staff expenses	2,316	2,351	(1)	4,667	4,336	8

Equipment and occupancy expenses
Operating lease rentals	294	271	8	565	565	-
Depreciation, amortisation and impairment:
Premises	4	6	(33)	10	13	(23)
Leasehold improvements	55	54	2	109	108	1
Furniture and equipment	34	30	13	64	62	3
Technology	58	47	23	105	94	12
Software	278	215	29	493	403	22
Assets under lease	11	5	120	16	-	-
Other	76	64	19	140	125	12
Total equipment and occupancy expenses	810	692	17	1,502	1,370	10

Other expenses
Amortisation of deferred expenditure and intangible assets	116	107	8	223	224	-
Non-lending losses	(45)	22	large	(23)	43	(153)
Purchased services:
Technology and information services	183	209	(12)	392	350	12
Legal	11	22	(50)	33	26	27
Other professional services	239	184	30	423	380	11
Credit card loyalty programs	60	76	(21)	136	135	1
Postage and stationery	105	100	5	205	222	(8)
Outsourcing costs	329	281	17	610	587	4
Insurance	13	8	63	21	20	5
Advertising	87	72	21	159	164	(3)
Training	9	9	-	18	21	(14)
Travel	34	33	3	67	64	5
Westpac Bicentennial Foundation grant	100	-	-	100	-	-
Other expenses	(15)	29	(152)	14	34	(59)
Total other expenses	1,226	1,152	6	2,378	2,270	5
Total operating expenses	4,352	4,195	4	8,547	7,976	7

Westpac Group Full Year 2014 ASX Profit Announcement | 85

Full Year results 2014
Reported financial information

Note 6.  Deferred expenses and capitalised software

	As at	As at	As at	% Mov’t	% Mov’t
$m	30 Sept 2014	31 March 2014	30 Sept 2013	Sept 14 - Mar 14	Sept 14 - Sept 13
Capitalised software	2,070	2,023	1,897	2	9
Deferred acquisition costs	129	118	126	9	2
Other deferred expenditure	11	28	24	(61)	(54)

Note 7.  Income tax

			% Mov’t			% Mov’t
$m	Half Year Sept 14	Half Year March 14	Sept 14 - Mar 14	Full Year Sept 14	Full Year Sept 13	Sept 14 - Sept 13
The income tax expense for the period is reconciled to the profit before income tax as follows
Profit before income tax	5,486	5,254	4	10,740	9,772	10
Prima facie income tax based on the Australian company tax rate of 30%	1,646	1,576	4	3,222	2,932	10
The effect of amounts which are not deductible/(assessable) in calculating taxable income
Change in tax rate[1]	-	1	(100)	1	(2)	(150)
Dividend adjustments	4	3	33	7	(2)	large
Life insurance:
Tax adjustment on policyholders earnings[2]	-	3	(100)	3	24	(88)
Adjustment for life business tax rates	-	(4)	(100)	(4)	(8)	(50)
Hybrid capital distributions[3]	20	16	25	36	26	38
Other non-assessable items	(10)	(12)	(17)	(22)	(18)	22
Other non-deductible items	22	24	(8)	46	37	24
Adjustment for overseas tax rates	(12)	(10)	20	(22)	-	-
Income tax under/(over) provided in prior years	(13)	(1)	large	(14)	(7)	100
Other items[4]	(137)	(1)	large	(138)	(35)	large
Total income tax expense in the income statement	1,520	1,595	(5)	3,115	2,947	6
Average effective income tax rate	27.7%	30.4%	large	29.0%	30.2%	(120bps)
Effective tax rate (excluding life company accounting)	27.7%	30.3%	large	29.0%	29.9%	(90bps)

1        During 2014 the company tax rate in the UK reduced from 23% to 21%. The impact of this change has been taken into account in the measurement of deferred tax at the end of the reporting period. The impact of the change in the UK tax rates from 24% to 23% was included in 2013.

2        In accordance with the requirements of AASB 1038, tax expense for 2014 includes a $4 million tax expense on policyholders’ investment earnings (2013: $35 million tax expense) of which $1 million included in the prima facie tax expense (2013: $11 million tax expense) and the balance of $3 million tax expense (2013: $24 million tax expense) is shown here.

3       Reflects distributions on Westpac Convertible Preference Shares and Westpac Capital Notes and Westpac Capital Notes 2 which are non-tax deductible.

4        Includes the release of provisions no longer required following the finalisation of prior period taxation matters.

86 | Westpac Group Full Year 2014 ASX Profit Announcement

Full Year results 2014
Reported financial information

Note 8.  Dividends

	Half Year Sept 14	Half Year March 14	Full Year Sept 14	Full Year Sept 13
Dividends per ordinary share (cents per share)
Interim (fully franked)	-	90	90	86
Final (fully franked)	92	-	92	88
Total ordinary dividend	92	90	182	174
Special (fully franked)	-	-	-	20
Total dividend	92	90	182	194

Total dividends paid ($m)
Ordinary dividends paid	2,794	2,733	5,527	5,249
Special dividends paid	-	310	310	310
Total dividends paid	2,794	3,043	5,837	5,559

Ordinary dividend payout ratio[1]	72.5%	77.1%	74.7%	79.7%

The Group operates a DRP that is available to holders of fully paid ordinary shares who are resident in, or whose address on the register of shareholders is in Australia or New Zealand. As noted in Section 2.5, the Directors have made certain determinations in relation to the calculation of the Market Price which will apply to the DRP for the 2014 final dividend only.

Shareholders who wish to commence participation in the DRP, or to vary their current participation election, must complete and return a DRP election form to Westpac’s share registry by 5.00pm (AEST) on 13 November 2014.

Shareholders can provide these instructions by:

•             For shareholders with holdings that have a market value of less than AUD50,000, logging into the Westpac share registrar’s website at www.linkmarketservices.com.au and electing into the DRP or amending their existing instructions online; or

•             Completing and returning a DRP Application or Variation form to Westpac’s share registry. Registry contact details are listed in Section 6.3.

1   Excludes special dividends.

Westpac Group Full Year 2014 ASX Profit Announcement | 87

Full Year results 2014 Reported financial information

Note 9.  Earnings per ordinary share

			% Mov’t			% Mov’t
	Half Year Sept 14	Half Year March 14	Sept 14 - Mar 14	Full Year Sept 14	Full Year Sept 13	Sept 14 - Sept 13
Earnings per ordinary share (cents)
Basic	127.0	116.8	9	243.7	218.3	12
Fully diluted	124.0	114.5	8	238.7	213.5	12

Weighted average number of fully paid ordinary shares (millions)
Basic	3,098	3,098	-	3,098	3,087	-
Fully diluted	3,248	3,230	1	3,237	3,238	-

	Half Year Sept 14	Half Year March 14	Full Year Sept 14	Full Year Sept 13
Reconciliation of ordinary shares on issue before the effect of own shares held (millions)
Opening balance	3,109	3,109	3,109	3,080
Number of shares issued under the Dividend Reinvestment Plan (DRP)	-	-	-	22
Number of shares issued upon conversion of the Westpac Stapled Preferred Securities (SPS)	-	-	-	5
Number of shares issued under the Employee Share Plan (ESP)	-	-	-	1
Number of shares issued under Restricted Share Plan (RSP), option and share right schemes	-	-	-	1
Closing balance	3,109	3,109	3,109	3,109

	Half Year		Half Year		Full Year		Full Year
	30 Sept 2014		31 March 2014		30 Sept 2014		30 Sept 2013
	Basic	Diluted	Basic	Diluted	Basic	Diluted	Basic	Diluted
Net profit attributable to owners of Westpac Banking Corporation	3,939	3,939	3,622	3,622	7,561	7,561	6,751	6,751
RSP treasury shares distributions[1]	(6)	-	(4)	-	(10)	-	(12)	-
2004 Trust Preferred Securities (TPS 2004) distributions	-	12	-	10	-	22	-	21
Stapled preferred share (SPS) distributions	-	-	-	-	-	-	-	27
Stapled preferred share II (SPS II) distributions	-	10	-	14	-	24	-	30
Convertible preference share dividends	-	25	-	24	-	49	-	53
Westpac Capital Notes distributions	-	28	-	28	-	56	-	30
Westpac Capital Notes 2 distributions	-	14	-	-	-	14	-	-
Net profit attributable to owners of Westpac Banking Corporation adjusted for the effect of dilution	3,933	4,028	3,618	3,698	7,551	7,726	6,739	6,912
Weighted average number of ordinary shares (millions)
Weighted average number of ordinary shares	3,109	3,109	3,109	3,109	3,109	3,109	3,100	3,100
Effect of own shares held	(11)	(11)	(11)	(11)	(11)	(11)	(13)	(13)
Potential dilutive adjustment:
Exercise of options and share rights and vesting of restricted shares	-	9	-	12	-	9	-	14
Conversion of Trust Preferred Securities 2004 (TPS 2004)	-	18	-	17	-	18	-	17
Conversion of stapled preferred securities (SPS)	-	-	-	-	-	-	-	31
Conversion of stapled preferred securities II (SPS II)	-	23	-	27	-	23	-	28
Conversion of convertible preference shares (CPS)	-	36	-	35	-	36	-	37
Conversion of Westpac Capital Notes	-	42	-	41	-	42	-	24
Conversion of Westpac Capital Notes 2	-	22	-	-	-	11	-	-
Total weighted average number of ordinary shares	3,098	3,248	3,098	3,230	3,098	3,237	3,087	3,238
Earnings per ordinary share (cents)	127.0	124.0	116.8	114.5	243.7	238.7	218.3	213.5

1           While the equity granted to employees remains unvested, Restricted Share Plan (RSP) treasury shares are deducted from ordinary shares on issue in arriving at the weighted average number of ordinary shares outstanding. Despite the shares being unvested, employees are entitled to dividends and voting rights on the shares. Consequently, a portion of the profit for the period is allocated to RSP treasury shares to arrive at earnings attributed to ordinary shareholders.

88 | Westpac Group Full Year 2014 ASX Profit Announcement

Full Year results 2014 Reported financial information

Note 10.  Loans

	As at	As at	As at	% Mov’t	% Mov’t
$m	30 Sept 2014	31 March 2014	30 Sept 2013	Sept 14 - Mar 14	Sept 14 - Sept 13
Loans are classified based on the location of the booking office:
Australia
Overdrafts	2,589	2,789	2,965	(7)	(13)
Credit card outstandings	10,032	9,926	9,560	1	5
Overnight and at call money market loans	26	55	112	(53)	(77)
Acceptance of finance	33,137	34,338	36,191	(3)	(8)
Term loans:
Housing	323,940	309,791	298,967	5	8
Housing – line of credit	27,097	28,245	29,565	(4)	(8)
Total housing	351,037	338,036	328,532	4	7
Non-housing	104,556	98,219	87,240	6	20
Finance leases	5,458	5,849	4,976	(7)	10
Margin lending	1,960	2,038	2,041	(4)	(4)
Trade finance[1]	1,790	1,879	1,670	(5)	7
Other	670	772	857	(13)	(22)
Total Australia	511,255	493,901	474,144	4	8

New Zealand
Overdrafts	1,013	1,131	1,125	(10)	(10)
Credit card outstandings	1,255	1,293	1,201	(3)	4
Overnight and at call money market loans	1,400	1,352	1,230	4	14
Term loans:
Housing	35,465	36,258	33,389	(2)	6
Non-housing	18,888	19,603	18,242	(4)	4
Trade finance[1]	289	262	256	10	13
Other	160	164	142	(2)	13
Total New Zealand	58,470	60,063	55,585	(3)	5

Other Overseas
Overdrafts	161	147	149	10	8
Term loans:
Housing	881	843	885	5	-
Non-housing	6,515	5,934	4,260	10	53
Trade finance[1]	6,147	7,098	4,706	(13)	31
Other	87	71	77	23	13
Total Other Overseas	13,791	14,093	10,077	(2)	37

Total loans	583,516	568,057	539,806	3	8
Provision on loans	(3,173)	(3,488)	(3,642)	(9)	(13)
Total net loans[2]	580,343	564,569	536,164	3	8

1           In the current period, we have revised presentation to separately disclose Trade finance related balances. These were previously included in “Other”. Comparatives have been restated.

2           Total net loans include securitised loans of $10,920 million as at 30 September 2014 ($11,266 million as at 31 March 2014 and $10,408 million as at 30 September 2013). The level of securitised loans excludes loans where Westpac is the holder of the related debt securities.

Westpac Group Full Year 2014 ASX Profit Announcement | 89

Full Year results 2014 Reported financial information

Note 11.  Provisions for impairment charges

$m	Half Year Sept 14	Half Year March 14	Full Year Sept 14	Full Year Sept 13
Collectively assessed provisions
Balance at beginning of the period	2,652	2,585	2,585	2,771
Provisions raised/(released)	221	284	505	290
Write-offs	(371)	(331)	(702)	(708)
Interest adjustment	98	91	189	196
Exchange rate and other adjustments	14	23	37	36
Closing balance	2,614	2,652	2,614	2,585

Individually assessed provisions
Balance at beginning of the period	1,139	1,364	1,364	1,470
Provisions raised	335	349	684	1,112
Write-backs	(189)	(244)	(433)	(479)
Write-offs	(392)	(314)	(706)	(691)
Interest adjustment	(11)	(23)	(34)	(75)
Exchange rate and other adjustments	(15)	7	(8)	27
Closing balance	867	1,139	867	1,364
Total provisions for impairment charges on loans and credit commitments	3,481	3,791	3,481	3,949
Less: provisions for credit commitments	(308)	(303)	(308)	(307)
Total provisions for impairment charges on loans	3,173	3,488	3,173	3,642

$m	Half Year Sept 14	Half Year March 14	Full Year Sept 14	Full Year Sept 13
Reconciliation of impairment charges
Individually assessed provisions raised	335	349	684	1,112
Write-backs	(189)	(244)	(433)	(479)
Recoveries	(58)	(48)	(106)	(76)
Collectively assessed provisions raised/(released)	221	284	505	290
Impairment charges	309	341	650	847

90 | Westpac Group Full Year 2014 ASX Profit Announcement

Full Year results 2014 Reported financial information

Note 12.  Impaired loans

	Australia			New Zealand			Other Overseas			Total
	As at	As at	As at	As at	As at	As at	As at	As at	As at	As at	As at	As at
$m	30 Sept 2014	31 March 2014	30 Sept 2013	30 Sept 2014	31 March 2014	30 Sept 2013	30 Sept 2014	31 March 2014	30 Sept 2013	30 Sept 2014	31 March 2014	30 Sept 2013
Non-Performing Loans:
Gross amount	1,580	2,065	2,574	397	377	586	53	105	89	2,030	2,547	3,249
Impairment provision	(697)	(952)	(1,099)	(130)	(129)	(210)	(35)	(64)	(54)	(862)	(1,145)	(1,363)
Net	883	1,113	1,475	267	248	376	18	41	35	1,168	1,402	1,886

Restructured loans:
Gross amount	34	39	34	-	-	-	59	64	122	93	103	156
Impairment provision	(23)	(23)	(23)	-	-	-	(21)	(20)	(33)	(44)	(43)	(56)
Net	11	16	11	-	-	-	38	44	89	49	60	100

Overdrafts, personal loans and revolving credit greater than 90 days past due:
Gross amount	203	226	181	13	16	14	1	1	-	217	243	195
Impairment provision	(132)	(142)	(126)	(9)	(12)	(9)	-	(1)	-	(141)	(155)	(135)
Net	71	84	55	4	4	5	1	-	-	76	88	60

Total Impaired loans:
Gross amount	1,817	2,330	2,789	410	393	600	113	170	211	2,340	2,893	3,600
Impairment provision	(852)	(1,117)	(1,248)	(139)	(141)	(219)	(56)	(85)	(87)	(1,047)	(1,343)	(1,554)
Net	965	1,213	1,541	271	252	381	57	85	124	1,293	1,550	2,046

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Full Year results 2014 Reported financial information

Note 13. Movement in gross impaired assets1

	As at	As at	As at	% Mov’t	% Mov’t
$m	30 Sept 2014	31 March 2014	30 Sept 2013	Sept 14 - Mar 14	Sept 14 - Sept 13
Balance as at beginning of period	2,893	3,600	4,281	(20)	(32)
New and increased	609	708	958	(14)	(36)
Write-offs	(763)	(645)	(812)	18	(6)
Returned to performing or repaid	(731)	(1,179)	(1,232)	(38)	(41)
Portfolio managed - new/increased/returned/repaid	345	367	336	(6)	3
Exchange rate and other adjustments	(13)	42	69	(131)	(119)
Balance as at period end	2,340	2,893	3,600	(19)	(35)

Note 14. Items past 90 days but well secured

	As at	As at	As at	% Mov’t	% Mov’t
$m	30 Sept 2014	31 March 2014	30 Sept 2013	Sept 14 - Mar 14	Sept 14 - Sept 13
Australia
Housing products	1,536	1,540	1,508	-	2
Other products	598	754	821	(21)	(27)
Total Australia	2,134	2,294	2,329	(7)	(8)

New Zealand
Housing products	71	76	70	(7)	1
Other products	14	24	66	(42)	(79)
Other overseas	22	18	22	22	-
Total overseas	107	118	158	(9)	(32)
Total	2,241	2,412	2,487	(7)	(10)

Note 15. Impaired assets and provisioning ratios

	As at	As at	As at	%Mov’t	%Mov’t
	30 Sept 2014	31 March 2014	30 Sept 2013	Sept 14 - Mar 14	Sept 14 - Sept 13
Net impaired assets to equity and collectively assessed provisions	2.5%	3.1%	4.1%	(60bps)	(160bps)
Total impaired assets to gross loans	0.40%	0.51%	0.67%	(11bps)	(27bps)
Total impaired assets to equity and total provisions	4.4%	5.6%	7.0%	(120bps)	(260bps)
Total impaired asset provisions to total impaired assets	44.8%	46.4%	43.2%	(160bps)	160bps
Total provisions to gross loans	60bps	67bps	73bps	(7bps)	(13bps)
Collectively assessed provisions to performing non-housing loans[2]	129bps	134bps	142bps	(5bps)	(13bps)
Collectively assessed provisions to RWA	79bps	82bps	84bps	(3bps)	(5bps)
Collectively assessed provisions to credit RWA	93bps	97bps	99bps	(4bps)	(6bps)
Total provisions to RWA	105bps	118bps	128bps	(13bps)	(23bps)

Note 16. Delinquencies (90 days past due loans)

	As at	As at	As at	Mov’t	Mov’t
	30 Sept 2014	31 March 2014	30 Sept 2013	Sept 14 - Mar 14	Sept 14 - Sept 13
Mortgages	0.45%	0.48%	0.51%	(3bps)	(6bps)
Other personal lending	0.99%	1.12%	1.04%	(13bps)	(5bps)
Total personal lending	0.48%	0.52%	0.54%	(4bps)	(6bps)

1 Movement represents a six month period.

2 Non-housing loans have been determined on a loan purpose basis.

92 | Westpac Group Full Year 2014 ASX Profit Announcement

Full Year results 2014 Reported financial information

Note 17.  Deposits and other borrowings

	As at	As at	As at	% Mov’t	% Mov’t
$m	30 Sept 2014	31 March 2014	30 Sept 2013	Sept 14 - Mar 14	Sept 14 - Sept 13
Australia
Certificates of deposit	35,481	32,047	29,286	11	21
At call and term deposits
Non-interest bearing, repayable at call	25,773	23,167	20,464	11	26
Other interest bearing:
At call	187,904	178,755	175,102	5	7
Term	133,972	127,447	132,028	5	1
Total at call and term deposits	347,649	329,369	327,594	6	6
Total Australia	383,130	361,416	356,880	6	7

New Zealand
Certificates of deposit	1,031	1,225	1,362	(16)	(24)
At call and term deposits
Non-interest bearing, repayable at call	3,217	3,242	2,905	(1)	11
Other interest bearing:
At call	18,418	19,147	16,419	(4)	12
Term	22,500	22,955	22,104	(2)	2
Total at call and term deposits	44,135	45,344	41,428	(3)	7
Total New Zealand	45,166	46,569	42,790	(3)	6

Other overseas
Certificates of deposit	15,065	15,242	11,202	(1)	34
At call and term deposits
Non-interest bearing, repayable at call	914	798	766	15	19
Other interest bearing:
At call	1,694	1,727	1,914	(2)	(11)
Term	14,853	11,653	10,930	27	36
Total at call and term deposits	17,461	14,178	13,610	23	28
Total other overseas	32,526	29,420	24,812	11	31
Total deposits and other borrowings	460,822	437,405	424,482	5	9
Deposits and other borrowings at fair value	49,636	48,044	42,015	3	18
Deposits and other borrowings at amortised cost	411,186	389,361	382,467	6	8
Total deposits and other borrowings	460,822	437,405	424,482	5	9

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Full Year results 2014 Reported financial information

Note 18.  Capital adequacy

	As at	As at	As at
$m	30 Sept 2014	31 March 2014	30 Sept 2013
Tier 1 capital
Common equity Tier 1 capital
Paid up ordinary capital	26,943	26,954	27,021
Treasury shares	(239)	(240)	(181)
Equity based remuneration	935	885	801
Foreign currency translation reserve	(240)	(303)	(283)
Accumulated other comprehensive income	125	90	13
Non-controlling interests - other	60	48	51
Retained earnings	20,641	19,556	18,897
Less retained earnings in life and general insurance, funds management and securitisation entities	(1,223)	(1,124)	(1,096)
Deferred fees	135	118	138
Total common equity Tier 1 capital	47,137	45,984	45,361
Deductions from common equity Tier 1 capital
Goodwill (excluding funds management entities)	(9,076)	(9,196)	(8,988)
Deferred tax assets	(1,354)	(1,401)	(1,772)
Goodwill in life and general insurance, funds management and securitisation entities	(1,253)	(1,264)	(1,265)
Capitalised expenditure	(1,212)	(1,076)	(761)
Capitalised software	(1,921)	(1,903)	(1,773)
Investments in subsidiaries not consolidated for regulatory purposes	(1,327)	(1,321)	(1,499)
Regulatory expected loss	(650)	(694)	(632)
General reserve for credit losses adjustment	(133)	(92)	(83)
Securitisation	(7)	(8)	(7)
Equity investments	(341)	(367)	(413)
Regulatory adjustments to fair value positions	(132)	(203)	(193)
Other Tier 1 deductions	(7)	(4)	(6)
Total deductions from common equity Tier 1 capital	(17,413)	(17,529)	(17,392)
Total common equity after deductions Tier 1 capital	29,724	28,455	27,969

Additional Tier 1 capital
Basel III complying instruments	2,694	1,383	1,367
Basel III non complying instruments (net of transitional amortisation)	2,579	3,466	3,402
Total Additional Tier 1 capital	5,273	4,849	4,769
Net Tier 1 regulatory capital	34,997	33,304	32,738

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Full Year results 2014 Reported financial information

Note 18.  Capital adequacy (continued)

	As at	As at	As at
$m	30 Sept 2014	31 March 2014	30 Sept 2013
Tier 2 capital
Basel III complying instruments	1,925	1,925	916
Basel III non complying instruments (net of transitional amortisation)	3,899	3,966	3,984
Eligible general reserve for credit loss	78	67	68
Total Tier 2 capital	5,902	5,958	4,968
Deductions from Tier 2 capital
Investments in subsidiaries not consolidated for regulatory purposes	(140)	(140)	-
Holdings of own and other financial institutions Tier 2 capital instruments	(58)	(106)	(50)
Total deductions from Tier 2 capital	(198)	(246)	(50)
Net Tier 2 regulatory capital	5,704	5,712	4,918
Total regulatory capital	40,701	39,016	37,656
Risk weighted assets	331,387	322,498	307,372
Common equity Tier 1 capital ratio	9.0%	8.8%	9.1%
Additional Tier 1 capital	1.6%	1.5%	1.6%
Tier 1 capital ratio	10.6%	10.3%	10.7%
Tier 2 capital	1.7%	1.8%	1.6%
Total regulatory capital ratio	12.3%	12.1%	12.3%

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Full Year results 2014 Reported financial information

Note 18.  Capital adequacy (continued)

	As at	As at	As at
$m	30 Sept 2014	31 March 2014	30 Sept 2013
Credit risk - on-balance sheet
Corporate[1]	35,387	34,600	33,105
Business lending[2]	26,175	26,222	27,611
Sovereign[3]	1,036	1,140	1,322
Bank[4]	4,551	4,619	4,953
Residential mortgages	56,640	55,926	54,946
Australian credit cards	4,324	4,538	3,515
Other retail	9,635	9,338	8,673
Small business[5]	5,141	5,194	5,143
Specialised lending: Property and project finance[6]	41,237	38,267	37,519
Securitisation[7]	2,312	2,329	2,679
Standardised	13,483	12,857	5,557
Total on-balance sheet assets - credit risk	199,921	195,030	185,023

Credit risk - off-balance sheet
Corporate[1]	34,812	33,940	33,010
Business lending[2]	6,950	7,224	7,209
Sovereign[3]	591	247	723
Bank[4]	4,194	4,019	4,514
Residential mortgages	6,431	6,253	6,074
Australian credit cards	1,745	1,650	1,355
Other retail	1,018	927	884
Small business[5]	1,170	1,314	1,363
Specialised lending: Property and project finance[6]	11,925	9,780	8,651
Securitisation[7]	2,533	3,192	3,197
Standardised	1,264	1,205	1,098
Mark-to-market related credit risk	8,905	7,257	7,167
Total off-balance sheet assets - credit risk	81,538	77,008	75,245

Market risk	8,975	10,610	9,059
Operational risk[8]	29,340	28,474	27,299
Interest rate risk in the banking book	7,316	8,459	6,929
Other assets	4,297	2,917	3,817
Total risk weighted assets	331,387	322,498	307,372

1 Corporate – Typically includes exposure where the borrower has annual turnover greater than $50 million and other business exposures not captured under the definitions of either Business Lending or Small Business.

2 Business Lending – Includes exposures where the borrower has annual turnover less than or equal to $50 million and exposure greater than $1 million.

3 Sovereign – Includes exposures to Governments themselves and other non-commercial enterprises that are owned or controlled by them.

4 Bank – Includes exposures to licensed banks and their owned or controlled subsidiaries and overseas central banks.

5 Small Business – Includes exposures less than or equal to $1 million.

6 Specialised Lending: Property & Project Finance – Includes exposures to entities created to finance and/or operate specific assets where, apart from the income received from the assets being financed, the borrower has little or no independent capacity to repay from other activities or assets.

7 Securitisation – Exposures reflect Westpac’s involvement in activities ranging from originator to investor and include the provision of securitisation services for clients wishing to access capital markets.

8 Operational Risk – The risk of loss resulting from inadequate or failed internal processes, people and systems or from external events, including legal risk but excluding strategic or reputational risk.

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Full Year results 2014 Reported financial information

Note 19.  Derivative financial instruments

$m	Notional Amount[1]	Fair Value Asset	Fair Value Liability
Held for trading
Interest rate
Futures	94,187	-	-
Forwards	159,695	15	(14)
Swaps	1,845,234	14,722	(13,888)
Options	106,950	311	(339)
Foreign exchange	-	-	-
Forwards	747,207	10,092	(8,873)
Swaps	339,902	11,592	(9,964)
Options	34,144	498	(486)
Commodities	3,426	133	(137)
Equities	313	6	(4)
Credit	32,684	205	(223)
Total held for trading derivatives	3,363,742	37,574	(33,928)
Fair value hedges
Interest rate
Swaps	46,933	402	(2,199)
Foreign exchange
Swaps	34,534	2,279	(1,789)
Total fair value hedging derivatives	81,467	2,681	(3,988)
Cash flow hedges
Interest rate
Swaps	106,618	996	(591)
Foreign exchange
Swaps	10,974	94	(980)
Total cash flow hedging derivatives	117,592	1,090	(1,571)
Total net investment hedges	6,540	59	(52)
Total derivatives as at 30 September 2014	3,569,341	41,404	(39,539)
Total derivatives as at 31 March 2014	2,975,942	26,207	(31,330)
Total derivatives as at 30 September 2013	2,718,380	28,356	(32,990)

1          Notional amount refers to the face value of the contract upon which cash flows are calculated.

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Full Year results 2014 Reported financial information

Note 19.  Derivative financial instruments (continued)

Value at Risk (VaR) is used as the primary method for measuring and monitoring market risk exposure against Board approved limits. VaR is an estimate of the worst case loss in the value of trading positions, to a 99% confidence level, assuming positions were held unchanged for one day. The types of market risk arising from trading activity include interest rate, foreign exchange, commodity, equity, credit spread and volatility risks. The table below depicts the aggregate Markets VaR for the last three half year reporting periods.

Markets - daily Value at Risk (VaR)1

$m	High	Low	Average
Six months ended 30 September 2014	14.1	5.9	8.5
Six months ended 31 March 2014	16.7	5.3	10.0
Six months ended 30 September 2013	14.3	6.4	8.6

Average	Half Year	Half Year	Half Year
$m	30 Sept 2014	31 March 2014	30 Sept 2013
Interest rate risk	3.6	6.1	5.0
Foreign exchange risk	2.1	2.2	2.1
Equity risk	0.3	0.4	0.4
Commodity risk[2]	1.9	2.1	3.7
Credit and other market risks[3]	6.7	5.8	4.8
Diversification benefit	(6.1)	(6.6)	(7.4)
Net market risk	8.5	10.0	8.6

Treasury’s traded risk and non-traded interest rate risk

$m	High	Low	Average
Six months ended 30 September 2014	35.5	5.8	17.6
Six months ended 31 March 2014	24.0	11.2	15.5
Six months ended 30 September 2013	26.6	10.7	17.9

1           The daily VaR presented in Note 19 above reflects a divisional view of VaR being the VaR for Markets and the VaR for Treasury’s traded risk and non-traded interest rate risk. This presentation aligns with the presentation of Markets and Treasury, as referred to in Sections 2.2.2 and 3.5 respectively. It varies from the presentations of VaR in Westpac’s 2014 Annual Report and Australian Prudential Standard (APS) 330 Prudential Disclosure under Basel III where market risk disclosures are segregated as trading and banking book. The different treatment reflects the aggregation of Treasury’s trading activities with those of Markets in the trading VaR disclosure under the Basel III presentation whereas these activities are included in Treasury’s traded risks and non-traded interest rate risk in the table above.

2           Includes electricity risk.

3           Includes prepayment risk and credit spread risk (exposures to movements in generic credit rating bands).

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Full Year results 2014 Reported financial information

Note 20.  Note to the cash flow statement

			% Mov't			% Mov't
$m	Half Year Sept 14	Half Year March 14	Sept 14 - Mar 14	Full Year Sept 14	Full Year Sept 13	Sept 14 - Sept 13
Reconciliation of net cash provided by/(used in) operating activities to net profit for the period
Net profit for the period	3,966	3,659	8	7,625	6,825	12
Adjustments:
Depreciation, amortisation and impairment	556	464	20	1,020	904	13
(Decrease)/increase in sundry provisions and other non-cash items	405	(970)	(142)	(565)	1,660	(134)
Impairment charges on loans	367	389	(6)	756	923	(18)
(Increase)/decrease in loans	(18,056)	(17,678)	2	(35,734)	(15,667)	128
Increase/(decrease) in deposits and other borrowings	23,976	10,253	134	34,229	22,155	54
(Increase)/decrease in receivables due from other financial institutions	1,464	2,468	(41)	3,932	(511)	large
(Decrease)/increase in payables due to other financial institutions	3,220	6,199	(48)	9,419	363	large
(Increase)/decrease in trading and fair value assets	(1,869)	3,593	(152)	1,724	(319)	large
Increase/(decrease) in other financial liabilities at fair value through income statement	4,239	4,840	(12)	9,079	266	large
(Increase)/decrease in derivative financial instruments	(4,266)	937	large	(3,329)	9,126	(136)
(Increase)/decrease in accrued interest receivable	25	(89)	(128)	(64)	84	(176)
Increase/(decrease) in accrued interest payable	(2)	(51)	(96)	(53)	(376)	(86)
(Decrease)/increase in current and deferred tax	377	(45)	large	332	147	126
Net cash provided by/(used in) operating activities	14,402	13,969	3	28,371	25,580	11
controlled entities and businesses acquired[1]
Assets acquired
Cash and cash equivalents	-	149	(100)	149	-	-
Derivative assets	-	30	(100)	30	-	-
Loans and advances	-	7,895	(100)	7,895	-	-
Identifiable intangible assets	-	56	(100)	56	-	-
Operating lease assets	-	80	(100)	80	-	-
Other assets and prepayments	-	6	(100)	6	-	-
Total assets acquired	-	8,216	(100)	8,216	-	-
Liabilities acquired
Trade creditors and other accrued expenses	-	24	(100)	24	-	-
Provisions	-	11	(100)	11	-	-
Deferred tax liabilities	-	25	(100)	25	-	-
Debt securities on issue	-	488	(100)	488	-	-
Borrowings	-	6,368	(100)	6,368	-	-
Total liabilities acquired	-	6,916	(100)	6,916	-	-
Fair value of identifiable net assets acquired	-	1,300	(100)	1,300	-	-
Goodwill	-	225	(100)	225	-	-
Total	-	1,525	(100)	1,525	-	-
Cash consideration
Purchase of shares	-	1,525	(100)	1,525	-	-
Replacement of intergroup funding	-	6,368	(100)	6,368	-	-
Total cash consideration	-	7,893	(100)	7,893	-	-
Cash consideration	-	7,893	(100)	7,893	-	-
Less cash and cash equivalents acquired	-	(149)	(100)	(149)	-	-
Cash paid (net of cash acquired)	-	7,744	(100)	7,744	-	-

1           On 31 December 2013 the Group acquired 100% of the share capital in Capital Finance Australia Ltd (CFAL) and BOS International Ltd (BOSI). Fair value of assets and liabilities are provisional amounts.

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Full Year results 2014 Reported financial information

Note 21.  Other Group investments and changes in control of Group entities

The Group had a significant non-controlling shareholding in the following entities as at 30 September 2014:

	Country where	Beneficial
	Business is	Interest
	Carried on	%
Above The Index Asset Management Pty Limited	Australia	33.3	Funds management
Alleron Investment Management Limited	Australia	39.7	Funds management
Angusknight Pty Limited	Australia	50.0	Employment and training
Athos Capital Limited	Hong Kong	35.0	Funds management
Boyd Cook Cove Unit Trust	Australia	50.0	Investment fund
Cardlink Services Limited	Australia	25.0	Card clearing system
Cards NZ Limited	New Zealand	18.8	Credit card provider
Cash Services Australia Pty Limited	Australia	25.0	Cash logistics
Cook Cove Investment Pty Limited	Australia	50.0	Investment company
Cook Cove Investment Trust	Australia	50.0	Investment fund
Cook Cove Pty Limited and its controlled entities	Australia	50.0	Investment company
Epicfrog Pty Ltd	Australia	40.0	Technology
Exact Mining Group Pty Limited	Australia	25.5	Services to mining
Morphic Asset Management Pty Limited	Australia	35.0	Funds management
Paymark Limited	New Zealand	25.0	Electronic payments processing
Payments NZ Limited	New Zealand	23.0	Electronic payments processing
Regal Funds Management Asia Limited	Singapore	30.0	Funds management
Regal Funds Management Pty Limited	Australia	30.0	Funds management
RV Capital Pte Limited	Singapore	30.0	Funds management
SocietyOne Holdings Pty Ltd	Australia	16.7	Technology platform
Sydney Harbour Bridge Holdings Pty Limited	Australia	49.0	Intellectual property
Vipro Pty Limited	Australia	33.3	Voucher processing
Westpac Employee Assistance Foundation Pty Limited	Australia	50.0	Corporate trustee
Westpac Essential Services Trust I and II and their controlled and non-controlled entities	Australia	36.8	Asset management

The total carrying amount of the Group’s significant non-controlling shareholding was $158 million (30 September 2013 $191 million).

During the twelve months ended 30 September 2014 the Group acquired a non-controlling interest in the following entities:

•             Epicfrog Pty Ltd (acquired 19 June 2014);

•             Morphic Asset Management Pty Limited (acquired 14 August 2014); and

•             SocietyOne Holdings Pty Ltd (acquired 28 February 2014).

During the twelve months ended 30 September 2014 the Group’s interest in the following investment changed:

•             Above The Index Asset Management Pty Limited (reduced to 33.3% from 37.0% on 13 January 2014).

During the twelve months ended 30 September 2014 the Group’s interest in the following investments ceased:

•             H3 Global Advisors Pty Limited  (disposed 13 November 2013); and

•             St Hilliers Enhanced Property Fund No.2 (liquidated 29 September 2014).

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Full Year results 2014 Reported financial information

Note 21.  Other Group investments and changes in control of Group entities (continued)

In terms of the contribution to the results of the Group, the above investments are not material either individually or in aggregate.

During the twelve months ended 30 September 2014 the following controlled entities were incorporated, formed or acquired:

•            Capital Finance Australia Limited and its controlled entities (acquired 31 December 2013)                                 ;

•             Core Infrastructure Income Feeder 1 L.P. (created 12 December 2013);

•             Core Infrastructure Income Feeder 2 L.P. (created 12 December 2013);

•             Core Infrastructure Income Master L.P. (created 16 December 2013);

•             Crusade ABS Series 2013 -1 Trust  (created 12 December 2013);

•             Hastings Korea Company Limited (created 23 December 2013);

•             Hastings Investment Management (Europe) Limited (created 18 July 2014);

•             Infrastructure GP2 LLP (created 10 December 2013);

•             Infrastructure Research and Advisory Services Private Limited (created 07 July 2014);

•             North Ryde Office Trust (acquired 28 February 2014);

•             Reinventure Fund, I.L.P. (created 15 January 2014);

•             Series 2013-2 WST Trust (created 01 October 2013);

•             Series 2014-1 WST Trust (created 02 June 2014); and

•             Westpac Administration 2 Limited and its controlled entities (acquired 31 December 2013)                           .

During the twelve months ended 30 September 2014 the following controlled entities ceased to be controlled:

•             BLE Holdings Pty Limited (deregistered 04 September 2014);

•             BT Life Limited  (deregistered 02 October 2013);

•             Codrington S.a.r.l. (deregistered 16 August 2014);

•             Crusade CP Trust No. 41 (terminated 17 September 2014);

•             Crusade CP Trust No. 44 (terminated 17 September 2014);

•             Crusade CP Trust No. 48 (terminated 17 September 2014);

•             Crusade CP Trust No. 49 (terminated 17 September 2014);

•             Crusade CP Trust No. 50 (terminated 17 September 2014);

•             Crusade CP Trust No. 54 (terminated 17 September 2014);

•             Crusade CP Trust No. 60 (terminated 17 September 2014);

•             Crusade Global Trust No. 1 of 2005 (terminated 26 June 2014);

•             Crusade Global Trust No. 2 of 2004 (terminated 03 April 2014);

•             JOHCM (USA) General Partner Inc (terminated 01 December 2013);

•             Southern Cross Inc (deregistered 03 January 2014);

•             Tavarua Funding Trust III (terminated 24 April 2014);

•             W1 Investments Pty Limited (deregistered 25 September 2014);

•             Westpac Capital Trust III (terminated 24 April 2014); and

•             Westpac NZ Leasing Limited (amalgamated 15 September 2014).

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Full Year results 2014 Reported financial information

Note 21.  Other Group investments and changes in control of Group entities (continued)

During the twelve months ended 30 September 2014 the following controlled entities changed their name:

•             BOS International (Australia) Limited to Westpac Administration 2 Limited (16 May 2014);

•             BOS International (Securities) Pty Limited to Westpac Administration 4 Pty Limited (16 May 2014);

•             BOSI Security Services Limited to Westpac Administration 3 Limited (16 May 2014);

•             Halcyon Securities Limited to Halcyon Securities Pty Limited (08 August 2014); and

•             Westpac Custodian Nominees Limited to Westpac Custodian Nominees Pty Limited (08 August 2014).

During the twelve months ended 30 September 2014 the Group interest in the following controlled entities changed:

•             BT Investment Management Limited (reduced from 62.1% to 60.8% as at 30 September 2014); and

•             Hastings Management Pty Limited (reduced from 100% to 97.2% as at 30 September 2014).

102 | Westpac Group Full Year 2014 ASX Profit Announcement

Full Year results 2014
Reported financial information

Note 22.  Funding view of the balance sheet

	As at 30 September 2014
$m	Liquid Assets	Customer Deposits	Wholesale Funding	Customer Franchise	Market Inventory	Total
Assets
Cash and balances with central banks	22,497	-	-	3,263	-	25,760
Receivables due from other financial institutions	655	-	-	1,417	5,352	7,424
Trading securities, other financial assets designated at fair value and available-for-sale securities	52,477	-	-	-	29,456	81,933
Derivative financial instruments	-	-	-	-	41,404	41,404
Loans	58,448	-	-	521,895	-	580,343
Life insurance assets	-	-	-	-	11,007	11,007
Goodwill and other intangibles	-	-	-	12,606	-	12,606
Property, plant and equipment	-	-	-	1,452	-	1,452
Other assets	368	-	-	-	8,545	8,913
Total assets	134,445	-	-	540,633	95,764	770,842

Liabilities
Payables due to other financial institutions	-	-	6,788	-	11,848	18,636
Deposits and other borrowings:
At call	-	237,920	-	-	-	237,920
Term deposits	-	171,325	-	-	-	171,325
Certificates of deposit	-	-	51,577	-	-	51,577
Derivative financial instruments	-	-	-	-	39,539	39,539
Financial liabilities at fair value through income statement	-	-	-	-	19,236	19,236
Acceptances	-	-	101	-	-	101
Debt issues	-	-	152,150	-	-	152,150
Life insurance liabilities	-	-	-	-	9,637	9,637
Other liabilities	-	-	-	-	10,526	10,526
Loan capital	-	-	10,858	-	-	10,858
Total liabilities	-	409,245	221,474	-	90,786	721,505
Total equity	-	-	881	48,356	100	49,337
Total net	134,445	(409,245)	(222,355)	492,277	4,878	-

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Full Year results 2014
Reported financial information

Note 22.  Funding view of the balance sheet (continued)

	As at 31 March 2014
$m	Liquid Assets	Customer Deposits	Wholesale Funding	Customer Franchise	Market Inventory	Total
Assets
Cash and balances with central banks	12,273	-	-	4,102	-	16,375
Receivables due from other financial institutions	1,310	-	-	1,485	5,949	8,744
Trading securities, other financial assets designated at fair value and available-for-sale securities	54,423	-	-	-	24,969	79,392
Derivative financial instruments	-	-	-	-	26,207	26,207
Loans	58,078	-	-	506,491	-	564,569
Life insurance assets	-	-	-	-	12,841	12,841
Goodwill and other intangibles	-	-	-	12,683	-	12,683
Property, plant and equipment	-	-	-	1,294	-	1,294
Other assets	435	-	-	-	6,835	7,270
Total assets	126,519	-	-	526,055	76,801	729,375

Liabilities
Payables due to other financial institutions	-	-	6,498	-	8,713	15,211
Deposits and other borrowings:
At call	-	226,836	-	-	-	226,836
Term deposits	-	162,055	-	-	-	162,055
Certificates of deposit	-	-	48,514	-	-	48,514
Derivative financial instruments	-	-	-	-	31,330	31,330
Financial liabilities at fair value through income statement	-	-	-	-	15,077	15,077
Acceptances	-	-	92	-	-	92
Debt issues	-	-	150,006	-	-	150,006
Life insurance liabilities	-	-	-	-	11,594	11,594
Other liabilities	-	-	-	-	10,309	10,309
Loan capital	-	-	10,320	-	-	10,320
Total liabilities	-	388,891	215,430	-	77,023	681,344
Total equity	-	-	866	47,215	(50)	48,031
Total net	126,519	(388,891)	(216,296)	478,840	(172)	-

104 | Westpac Group Full Year 2014 ASX Profit Announcement

Full Year results 2014
Reported financial information

Note 22.  Funding view of the balance sheet (continued)

	As at 30 September 2013
$m	Liquid Assets	Customer Deposits	Wholesale Funding	Customer Franchise	Market Inventory	Total
Assets
Cash and balances with central banks	8,522	-	-	3,177	-	11,699
Receivables due from other financial institutions	1,370	-	-	1,710	8,130	11,210
Trading securities, other financial assets designated at fair value and available-for-sale securities	61,219	-	-	-	17,881	79,100
Derivative financial instruments	-	-	-	-	28,356	28,356
Loans	54,536	-	-	481,628	-	536,164
Life insurance assets	-	-	-	-	13,149	13,149
Goodwill and other intangibles	-	-	-	12,341	-	12,341
Property, plant and equipment	-	-	-	1,174	-	1,174
Other assets	-	-	-	-	7,904	7,904
Total assets	125,647	-	-	500,030	75,420	701,097

Liabilities
Payables due to other financial institutions	-	-	5,645	-	3,191	8,836
Deposits and other borrowings:
At call	-	217,570	-	-	-	217,570
Term deposits	-	165,062	-	-	-	165,062
Certificates of deposit	-	-	41,850	-	-	41,850
Derivative financial instruments	-	-	-	-	32,990	32,990
Financial liabilities at fair value through income statement	-	-	-	-	10,302	10,302
Acceptances	-	-	102	-	-	102
Debt issues	-	-	144,031	-	-	144,031
Life insurance liabilities	-	-	-	-	11,938	11,938
Other liabilities	-	-	-	-	11,549	11,549
Loan capital	-	-	9,330	-	-	9,330
Total liabilities	-	382,632	200,958	-	69,970	653,560
Total equity	-	-	863	46,641	33	47,537
Total net	125,647	(382,632)	(201,821)	453,389	5,417	-

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Full Year results 2014
Reported financial information

Note 23.  Contingent liabilities

Litigation

Contingent liabilities exist in respect of actual and potential claims and proceedings. An assessment of the Group’s likely loss has been made on a case-by-case basis for the purpose of the financial statements and specific provisions have been made where appropriate.

•             Westpac has been served with three class action proceedings brought on behalf of customers seeking to recover exception fees paid by those customers. The first set of proceedings was commenced in December 2011 by certain named customers of the Westpac brand; the second was commenced in February 2012 by certain named customers of the St.George Bank and BankSA brands; the third was commenced in August 2014 on behalf of all other customers of the Westpac Banking Group. Similar class actions have been commenced against several other Australian banks. Westpac has agreed with the plaintiffs to put the proceedings against Westpac on hold until at least December 2014, pending further developments in the litigation against one of those other banks.

•             Westpac has been served with a class action proceeding brought on behalf of Westpac customers who borrowed money to invest in Storm Financial-badged investments. Westpac intends to defend these proceedings. As the two named applicants have not quantified the damages that they seek, and given the preliminary nature of these proceedings, it is not possible to estimate any potential liability at this stage.

Liquidity support

Westpac is a participant to the Interbank Deposit Agreement along with three other Australian banks. In accordance with the Interbank Deposit Agreement, a deposit notice may be served upon the other participants by a bank which is experiencing liquidity problems. The other participants are then required to deposit equal amounts of up to $2 billion each for a period of 30 days. At the end of 30 days the deposit holder has the option to repay the deposit in cash or by way of assignment of mortgages to the value of the deposit.

Financial Claims Scheme

Under the Financial Claims Scheme (FCS) the Australian Government provides depositors a free guarantee of deposits in eligible ADIs up to and including $250,000. The FCS applies to an eligible ADI if APRA has applied for the winding up of the ADI and the responsible Australian Government minister has declared that the FCS applies to the ADI.

The Financial Claims Scheme (ADIs) Levy Act 2008 provides for the imposition of a levy to fund the excess of certain APRA FCS costs connected to an ADI. The levy would be imposed on liabilities of eligible ADIs to their depositors and cannot be more than 0.5% of the amount of those liabilities.

Service agreements

The maximum contingent liability for termination benefits in respect of service agreements with the CEO and other Group Key Management Personnel at 30 September 2014 was $16 million (2013: $14.2 million).

Contingent tax risk

The ATO is reviewing the taxation treatment of certain transactions undertaken by the Group in the course of normal business activities.

Risk reviews and audits are also being undertaken by revenue authorities in other jurisdictions, as part of normal revenue authority activity in those countries.

The Group has assessed these and other taxation claims arising in Australia and elsewhere, including seeking independent advice where appropriate, and considers it holds appropriate provisions.

Note 24.  Events subsequent to balance date

No matter of circumstance has arisen since the year ended 30 September 2014 which is not otherwise dealt with in this report, that has significantly affected or may significantly affect the operations of the Group, the results of its operations or the state of affairs of the Group in subsequent periods.

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Full Year results 2014
Reported financial information

4.7     Statement in relation to the audit of the financial statements

PricewaterhouseCoopers has audited the financial statements contained within the Westpac 2014 financial report and has issued an unmodified audit report. A copy of their report is available with the Annual financial report. This full year results announcement has not been subject to audit by PricewaterhouseCoopers. The preceding financial information contained in Section 4 “Full Year 2014 reported financial information” includes financial information extracted from the audited financial statements together with financial information that has not been audited.

Dated at Sydney this 3rd day of November 2014 for and on behalf of the Board.

Tim Hartin

Company Secretary

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Full Year results 2014
Cash earnings financial information

108 | Westpac Group Full Year 2014 ASX Profit Announcement

Full Year results 2014
Cash earnings financial information

Note 1.  Interest spread and margin analysis (cash earnings basis)

	Half Year Sept 14	Half Year March 14	Full Year Sept 14	Full Year Sept 13
Group
Average interest-earning assets ($m)	659,003	635,657	647,362	599,869
Net interest income ($m)	6,819	6,677	13,496	12,912
Net interest spread	1.87%	1.91%	1.89%	1.92%
Benefit of net non-interest bearing assets, liabilities and equity	0.19%	0.20%	0.19%	0.23%
Net interest margin	2.06%	2.11%	2.08%	2.15%

Analysis by division

Average interest-earning assets ($m)
Australian Financial Services	426,058	412,169	419,133	401,071
Westpac Retail & Business Banking	252,433	246,717	249,583	242,453
St.George Banking Group	158,323	150,720	154,532	144,568
BT Financial Group	15,302	14,732	15,018	14,050
Westpac Institutional Bank	83,674	79,831	81,758	72,456
Westpac New Zealand (A$)[1]	65,323	62,764	64,047	54,991
Westpac Pacific	2,769	2,893	2,831	2,865
Group Businesses[1]	81,179	78,000	79,593	68,486
Group total	659,003	635,657	647,362	599,869
Westpac New Zealand (NZ$)[1]	71,172	68,808	69,993	66,729

Net interest income ($m) (including capital benefit)[2]
Australian Financial Services	5,074	4,831	9,905	9,277
Westpac Retail & Business Banking	3,040	2,918	5,958	5,655
St.George Banking Group	1,829	1,708	3,537	3,216
BT Financial Group	205	205	410	406
Westpac Institutional Bank	832	811	1,643	1,630
Westpac New Zealand (A$)	741	714	1,455	1,281
Westpac Pacific	70	70	140	148
Group Businesses	102	251	353	576
Group total	6,819	6,677	13,496	12,912
Westpac New Zealand (NZ$)	809	783	1,592	1,554

Interest margin
Australian Financial Services	2.38%	2.35%	2.36%	2.31%
Westpac Retail & Business Banking	2.40%	2.37%	2.39%	2.33%
St.George Banking Group	2.30%	2.27%	2.29%	2.22%
BT Financial Group	2.67%	2.79%	2.73%	2.89%
Westpac Institutional Bank	1.98%	2.04%	2.01%	2.25%
Westpac Pacific	5.04%	4.85%	4.95%	5.17%
Group Businesses[1]	0.25%	0.65%	0.44%	0.84%
Westpac New Zealand (NZ$)[1]	2.27%	2.28%	2.27%	2.33%

1      Full Year 2014 average interest-earning assets and net interest margin for Westpac New Zealand and Group Businesses have been impacted by the transfer of $1.0 billion (NZ$1.1 billion) of liquid assets from Group Businesses (Treasury) to Westpac New Zealand.

2      Capital benefit represents the notional revenue earned on capital allocated to divisions under Westpac’s economic capital framework.

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Cash earnings financial information

Note 2.  Average balance sheet and interest rates (cash earnings basis)

	Half Year			Half Year
	30 September 2014			31 March 2014
	Average	Interest	Average	Average	Interest	Average
	balance	income	rate	balance	income	rate
	$m	$m	%	$m	$m	%
Assets
Interest earning assets
Receivables due from other financial institutions	7,161	41	1.1%	8,599	43	1.0%
Trading securities	44,161	654	3.0%	46,425	753	3.3%
Available-for-sale securities	32,528	722	4.4%	29,377	664	4.5%
Other financial assets designated at fair value	2,090	39	3.7%	2,068	36	3.5%
Regulatory deposits	1,336	8	1.2%	1,402	10	1.4%
Loans and other receivables[1]	571,727	14,963	5.2%	547,786	14,382	5.3%
Total interest earning assets and interest income	659,003	16,427	5.0%	635,657	15,888	5.0%
Non-interest earning assets
Cash, receivables due from other financial institutions and regulatory deposits	1,811			1,213
Life insurance assets	14,016			13,356
All other assets[2]	74,696			74,428
Total non-interest earning assets	90,523			88,997
Total assets	749,526			724,654

	Half Year			Half Year
	30 September 2014			31 March 2014
	Average	Interest	Average	Average	Interest	Average
	balance	expense	rate	balance	expense	rate
	$m	$m	%	$m	$m	%
Liabilities
Interest bearing liabilities
Deposits and other borrowings	420,193	5,795	2.8%	408,126	5,704	2.8%
Payables due to other financial institutions	16,720	156	1.9%	14,408	144	2.0%
Loan capital	10,743	256	4.8%	9,427	218	4.6%
Other interest bearing liabilities[3]	170,049	3,401	4.0%	163,379	3,145	3.9%
Total interest bearing liabilities and interest expense	617,705	9,608	3.1%	595,340	9,211	3.1%
Non-interest bearing liabilities
Deposits and payables due to other financial institutions	28,993			26,614
Life insurance policy liabilities	12,652			12,064
All other liabilities[4]	42,271			43,866
Total non-interest bearing liabilities	83,916			82,544
Total liabilities	701,621			677,884
Shareholders’ equity	47,044			45,907
Non-controlling interests	861			863
Total equity	47,905			46,770
Total liabilities and equity	749,526			724,654

1  Other receivables includes other assets, cash and balances held with central banks.

2  Includes property, plant and equipment, goodwill and intangibles, other assets, deferred tax and non-interest bearing loans relating to mortgage offset accounts.

3  Includes net impact of Treasury balance sheet management activities.

4  Includes provisions for current and deferred income tax and derivative financial instruments.

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Full Year results 2014
Cash earnings financial information

Note 2.  Average balance sheet and interest rates (cash earnings basis) (continued)

	Full Year			Full Year
	30 September 2014			30 September 2013
	Average	Interest	Average	Average	Interest	Average
	balance	income	rate	balance	income	rate
	$m	$m	%	$m	$m	%
Assets
Interest earning assets
Receivables due from other financial institutions	7,878	84	1.1%	9,149	113	1.2%
Trading securities	45,290	1,407	3.1%	46,266	1,665	3.6%
Available-for-sale securities	30,957	1,386	4.5%	24,649	1,226	5.0%
Other financial assets designated at fair value	2,079	75	3.6%	1,811	67	3.7%
Regulatory deposits	1,369	18	1.3%	1,512	23	1.5%
Loans and other receivables[1]	559,789	29,345	5.2%	516,482	29,886	5.8%
Total interest earning assets and interest income	647,362	32,315	5.0%	599,869	32,980	5.5%
Non-interest earning assets
Cash, receivables due from other financial institutions and regulatory deposits	1,513			723
Life insurance assets	13,687			12,713
All other assets[2]	74,562			74,990
Total non-interest earning assets	89,762			88,426
Total assets	737,124			688,295

	Full Year			Full Year
	30 September 2014			30 September 2013
	Average	Interest	Average	Average	Interest	Average
	balance	expense	rate	balance	expense	rate
	$m	$m	%	$m	$m	%
Liabilities
Interest bearing liabilities
Deposits and other borrowings	414,176	11,499	2.8%	386,676	12,555	3.2%
Payables due to other financial institutions	15,567	300	1.9%	9,324	190	2.0%
Loan capital	10,087	474	4.7%	9,619	504	5.2%
Other interest bearing liabilities[3]	166,723	6,546	3.9%	154,851	6,819	4.4%
Total interest bearing liabilities and interest expense	606,553	18,819	3.1%	560,470	20,068	3.6%
Non-interest bearing liabilities
Deposits and payables due to other financial institutions	27,807			22,534
Life insurance policy liabilities	12,359			11,574
All other liabilities[4]	43,066			47,395
Total non-interest bearing liabilities	83,232			81,503
Total liabilities	689,785			641,973
Shareholders’ equity	46,477			44,350
Non-controlling interests	862			1,972
Total equity	47,339			46,322
Total liabilities and equity	737,124			688,295

1     Other receivables includes other assets, cash and balances held with central banks.

2     Includes property, plant and equipment, goodwill and intangibles, other assets, deferred tax and non-interest bearing loans relating to mortgage offset accounts.

3     Includes net impact of Treasury balance sheet management activities.

4     Includes provisions for current and deferred income tax and derivative financial instruments.

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Full Year results 2014
Cash earnings financial information

Note 2.  Average balance sheet and interest rates (cash earnings basis) (continued)

	Half Year			Half Year
	30 September 2014			31 March 2014
	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate
	$m	$m	%	$m	$m	%
Loans and other receivables[1]
Australia	483,473	12,990	5.4%	465,618	12,578	5.4%
New Zealand	60,012	1,802	6.0%	58,464	1,644	5.6%
Other overseas	28,242	171	1.2%	23,704	160	1.4%

Deposits and other borrowings
Australia	346,149	4,922	2.8%	338,600	4,928	2.9%
New Zealand	43,008	771	3.6%	41,877	682	3.3%
Other overseas	31,036	102	0.7%	27,649	94	0.7%

	Full Year			Full Year
	30 September 2014			30 September 2013
	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate
	$m	$m	%	$m	$m	%
Loans and other receivables[1]
Australia	474,570	25,568	5.4%	449,405	26,682	5.9%
New Zealand	59,240	3,446	5.8%	50,801	2,925	5.8%
Other overseas	25,979	331	1.3%	16,276	279	1.7%

Deposits and other borrowings
Australia	342,385	9,850	2.9%	325,634	11,141	3.4%
New Zealand	42,444	1,453	3.4%	35,674	1,214	3.4%
Other overseas	29,347	196	0.7%	25,368	200	0.8%

1     Other receivables includes other assets, cash and balances held with central banks.

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Full Year results 2014
Cash earnings financial information

Note 3.  Net interest income (cash earnings basis)

			% Mov’t			% Mov’t
$m	Half Year Sept 14	Half Year March 14	Sept 14 - Mar 14	Full Year Sept 14	Full Year Sept 13	Sept 14 - Sept 13
Interest income
Cash	121	104	16	225	102	121
Loans	14,833	14,271	4	29,104	29,781	(2)
Receivables due from other financial institutions	41	43	(5)	84	113	(26)
Available-for-sale securities	722	664	9	1,386	1,226	13
Regulatory deposits with central banks overseas	8	10	(20)	18	23	(22)
Trading securities	654	753	(13)	1,407	1,665	(15)
Net ineffectiveness on qualifying hedges	7	2	large	9	2	large
Other financial assets designated at fair value	39	36	8	75	67	12
Other interest income	2	5	(60)	7	1	large
Total interest income	16,427	15,888	3	32,315	32,980	(2)

Interest expense
At call and term deposits	(5,309)	(5,269)	1	(10,578)	(11,546)	(8)
Certificates of deposit	(486)	(435)	12	(921)	(1,009)	(9)
Payables due to other financial institutions	(156)	(144)	8	(300)	(190)	58
Debt issues and acceptances	(1,944)	(1,869)	4	(3,813)	(3,957)	(4)
Loan capital	(256)	(218)	17	(474)	(504)	(6)
Trading liabilities	(1,418)	(1,242)	14	(2,660)	(2,762)	(4)
Other interest expense	(39)	(34)	15	(73)	(100)	(27)
Total interest expense	(9,608)	(9,211)	4	(18,819)	(20,068)	(6)
Net interest income	6,819	6,677	2	13,496	12,912	5

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Cash earnings financial information

Note 4.  Non-interest income (cash earnings basis)

			% Mov't			% Mov't
$m	Half Year Sept 14	Half Year March 14	Sept 14 - Mar 14	Full Year Sept 14	Full Year Sept 13	Sept 14 - Sept 13
Fees and commissions
Facility fees	685	644	6	1,329	1,253	6
Transaction fees and commissions	623	631	(1)	1,254	1,160	8
Other non-risk fee income	160	183	(13)	343	310	11
Total fees and commissions	1,468	1,458	1	2,926	2,723	7
Wealth management and insurance income
Life insurance and funds management net operating income	1,003	999	-	2,002	1,788	12
General insurance and lenders mortgage insurance net operating income	142	112	27	254	170	49
Total wealth management and insurance income	1,145	1,111	3	2,256	1,958	15
Trading income[1]
Foreign exchange income	256	274	(7)	530	440	20
Other trading securities	214	273	(22)	487	630	(23)
Total trading income	470	547	(14)	1,017	1,070	(5)
Other income
Dividends received	6	5	20	11	10	10
Net gain/(loss) on disposal of assets	44	53	(17)	97	67	45
Net gain/(loss) on ineffective hedges	1	(1)	(200)	-	(1)	(100)
Net gain/(loss) on hedging overseas operations	8	4	100	12	28	(57)
Net gain/(loss) on derivatives held for risk management purposes[2]	(49)	(51)	(4)	(100)	(22)	large
Net gain/(loss) on financial instruments designated at fair value	(12)	(2)	large	(14)	32	(144)
Rental income on operating leases	20	12	67	32	-	-
Other	41	46	(11)	87	56	55
Total other income	59	66	(11)	125	170	(26)
Total non-interest income (Cash earnings basis)	3,142	3,182	(1)	6,324	5,921	7

Wealth management and insurance income reconciliation

			% Mov't			% Mov't
$m	Half Year Sept 14	Half Year March 14	Sept 14 - Mar 14	Full Year Sept 14	Full Year Sept 13	Sept 14 - Sept 13
BTFG non-interest income	1,128	1,116	1	2,244	1,917	17
Net commission, premium, fee and banking income	(91)	(91)	-	(182)	(207)	12
BTFG wealth management and insurance income	1,037	1,025	1	2,062	1,710	21
NZ wealth management & insurance	66	65	2	131	108	21
WIB wealth management	42	21	100	63	140	(55)
Total wealth management & insurance income	1,145	1,111	3	2,256	1,958	15

1      Trading income represents a component of total markets income from our WIB markets business, St.George and Westpac Pacific businesses and our Treasury foreign exchange operations in Australia and New Zealand.

2      Income from derivatives held for risk management purposes reflects the impact of economic hedges of foreign currency capital and earnings.

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Cash earnings financial information

Note 5.  Operating expense analysis (cash earnings basis)

			% Mov't			% Mov't
$m	Half Year Sept 14	Half Year March 14	Sept 14 - Mar 14	Full Year Sept 14	Full Year Sept 13	Sept 14 - Sept 13
Salaries and other staff expenses
Salaries and wages	1,742	1,776	(2)	3,518	3,264	8
Other staff expenses	540	522	3	1,062	1,044	2
Restructuring costs	12	46	(74)	58	28	107
Total salaries and other staff expenses	2,294	2,344	(2)	4,638	4,336	7

Equipment and occupancy expenses
Operating lease rentals	294	271	8	565	565	-
Depreciation, amortisation and impairment:
Premises	4	6	(33)	10	13	(23)
Leasehold improvements	55	54	2	109	108	1
Furniture and equipment	34	30	13	64	62	3
Technology	58	47	23	105	94	12
Software	278	215	29	493	403	22
Assets under lease	11	5	120	16	-	-
Other	75	64	17	139	125	11
Total equipment and occupancy expenses	809	692	17	1,501	1,370	10

Other expenses
Amortisation of deferred expenditure and intangible assets	6	5	20	11	7	57
Non-lending losses	30	22	36	52	43	21
Purchased services:
Technology and information services	180	209	(14)	389	350	11
Legal	10	9	11	19	26	(27)
Other professional services	230	181	27	411	380	8
Credit card loyalty programs	60	76	(21)	136	135	1
Postage and stationery	105	100	5	205	222	(8)
Outsourcing costs	329	281	17	610	587	4
Insurance	13	8	63	21	20	5
Advertising	87	72	21	159	164	(3)
Training	9	9	-	18	21	(14)
Travel	34	33	3	67	64	5
Westpac Bicentennial Foundation grant	-	-	-	-	-	-
Other expenses	(15)	24	(163)	9	34	(74)
Total other expenses	1,078	1,029	5	2,107	2,053	3
Total operating expenses	4,181	4,065	3	8,246	7,759	6

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Cash earnings financial information

Note 6.  Earnings per share (cash earnings basis)

			% Mov't			% Mov't
$m	Half Year Sept 14	Half Year March 14	Sept 14 - Mar 14	Full Year Sept 14	Full Year Sept 13	Sept 14 - Sept 13
Cash earnings	3,856	3,772	2	7,628	7,063	8
Weighted average number of fully paid ordinary shares (millions)	3,109	3,109	-	3,109	3,100	-
Cash earnings per ordinary share (cents)	124.1	121.3	2	245.4	227.8	8

	Half Year Sept 14	Half Year March 14	Full Year Sept 14	Full Year Sept 13
Reconciliation of ordinary shares on issue before the effect of own shares held (millions)
Opening balance	3,109	3,109	3,109	3,080
Number of shares issued under the Dividend Reinvestment Plan (DRP)	-	-	-	22
Number of shares issued upon conversion of the Westpac Stapled Preferred Securities (SPS)	-	-	-	5
Number of shares issued under the Employee Share Plan (ESP)	-	-	-	1
Number of shares issued under option and share right schemes	-	-	-	1
Closing balance	3,109	3,109	3,109	3,109

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Other information

6.0                              Other information

6.1                              Disclosure regarding forward-looking statements

This Report contains statements that constitute ‘forward-looking statements’ within the meaning of Section 21E of the US Securities Exchange Act of 1934.

Forward-looking statements are statements about matters that are not historical facts. Forward-looking statements appear in a number of places in this Report and include statements regarding our intent, belief or current expectations with respect to our business and operations, market conditions, results of operations and financial condition, including, without limitation, future loan loss provisions and financial support to certain borrowers. We use words such as ‘will’, ‘may’, ‘expect’, ‘intend’, ‘seek’, ‘would’, ‘should’, ‘could’, ‘continue’, ‘plan’, ‘estimate’, ‘anticipate’, ‘believe’, ‘probability’, ‘risk’ or other similar words to identify forward-looking statements. These forward-looking statements reflect our current views with respect to future events and are subject to change, certain risks, uncertainties and assumptions which are, in many instances, beyond our control, and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect upon us. There can be no assurance that future developments will be in accordance with our expectations or that the effect of future developments on us will be those anticipated. Actual results could differ materially from those which we expect, depending on the outcome of various factors, including, but not limited to:

•             the effect of, and changes in, laws, regulations, taxation or accounting standards or practices and government policy, particularly changes to liquidity, leverage and capital requirements;

•             the stability of Australian and international financial systems and disruptions to financial markets and any losses or business impacts Westpac or its customers or counterparties may experience as a result;

•             market volatility, including uncertain conditions in funding, equity and asset markets;

•             adverse asset, credit or capital market conditions;

•             changes to our credit ratings;

•             levels of inflation, interest rates, exchange rates and market and monetary fluctuations;

•             market liquidity and investor confidence;

•             changes in economic conditions, consumer spending, saving and borrowing habits in Australia, New Zealand and in other countries in which Westpac or its customers or counterparties conduct their operations and our ability to maintain or to increase market share and control expenses;

•             the effects of competition in the geographic and business areas in which Westpac conducts its operations;

•             information security breaches, including cyberattacks;

•             reliability and security of Westpac’s technology and risks associated with changes to technology systems;

•             the timely development and acceptance of new products and services and the perceived overall value of these products and services by customers;

•             the effectiveness of our risk management policies, including our internal processes, systems and employees;

•             the occurrence of environmental change or external events in countries in which Westpac or its customers or counterparties conduct their operations;

•             internal and external events which may adversely impact our reputation;

•             changes in political, social or economic conditions in any of the major markets in which Westpac or its customers or counterparties operate;

•             the success of strategic decisions involving business expansion and integration of new businesses; and

•             various other factors beyond Westpac’s control.

The above list is not exhaustive. For certain other factors that may impact on forward-looking statements made by us, refer to Section 'Risk factors' in the 2014 Annual Report. When relying on forward-looking statements to make decisions with respect to us, investors and others should carefully consider the foregoing factors and other uncertainties and events.

Westpac is under no obligation to update any forward-looking statements contained in this Report, whether as a result of new information, future events or otherwise, after the date of this Report.

Websites

Information contained in or accessible through the websites mentioned in this Report does not form part of this Report unless we specifically state that it is incorporated by reference and forms part of this Report. All references in this Report to websites are inactive textual references and are for information only.

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Full Year results 2014
Other information

6.2                              Credit ratings1

Rating agency	Long Term	Short Term
Fitch Ratings	AA-	F1+
Moody's Investor Services	Aa2	P-1
Standard & Poor's	AA-	A-1+

6.3                              Financial calendar and Share Registry details

Westpac shares are listed on the securities exchanges in Australia (ASX) and New Zealand and as American Depository Receipts in New York. Westpac Capital Notes, Westpac Convertible Preference Shares (Westpac CPS), Westpac Capital Notes 2, Westpac Subordinated Notes and Westpac Subordinated Notes II are listed on the ASX.

Important dates to note:

Westpac Ordinary Shares (ASX code: WBC)
Record date for final dividend	12 November 2014[2]
Annual General Meeting	12 December 2014
Final dividend payable	19 December 2014
Financial Half Year end	31 March 2015
Interim results and dividend announcement	4 May 2015
Ex-dividend date for interim dividend	13 May 2015
Record date for interim dividend	15 May 2015[3,4]
Interim dividend payable	2 July 2015[4]
Financial Year end	30 September 2015
Final results and dividend announcement	2 November 2015
Ex-dividend date for final dividend	11 November 2015
Record date for final dividend	13 November 2015[5,7]
Annual General Meeting	11 December 2015[6]
Final dividend payable	21 December 2015[7]

Westpac Capital Notes (ASX code: WBCPD)
Ex-dividend date for quarterly distribution	25 February 2015
Record date for quarterly distribution	27 February 2015[8]
Payment date for quarterly distribution	10 March 2015[9]
Ex-dividend date for quarterly distribution	27 May 2015
Record date for quarterly distribution	29 May 2015[8]
Payment date for quarterly distribution	9 June 2015[9]
Ex-dividend date for quarterly distribution	27 August 2015
Record date for quarterly distribution	31 August 2015
Payment date for quarterly distribution	8 September 2015
Ex-dividend date for quarterly distribution	26 November 2015
Record date for quarterly distribution	30 November 2015
Payment date for quarterly distribution	8 December 2015

1        As at 30 September 2014.

2        Record date for 2014 final dividend in New York – 10 November 2014.

3        Record date for 2015 interim dividend in New York – 14 May 2015.

4        Dates will be confirmed at the time of announcing the 2015 interim results.

5        Record date for 2015 final dividend in New York – 12 November 2015.

6        Details regarding the location of this meeting and the business to be dealt with will be contained in the separate Notice of Meeting sent to shareholders in November 2015.

7        Dates will be confirmed at the time of announcing the 2015 final results.

8        If record date does not fall on a business day, the immediately preceding business day will be used.

9        Next business day when payment date falls on a non-business day. No interest provided in respect of this delay.

118 | Westpac Group Full Year 2014 ASX Profit Announcement

Full Year results 2014
Other information

Westpac Capital Notes 2 (ASX code: WBCPE)
Ex-dividend date for quarterly distribution	11 March 2015
Record date for quarterly distribution	13 March 2015[1]
Payment date for quarterly distribution	23 March 2015
Ex-dividend date for quarterly distribution	11 June 2015
Record date for quarterly distribution	15 June 2015
Payment date for quarterly distribution	23 June 2015
Ex-dividend date for quarterly distribution	11 September 2015
Record date for quarterly distribution	15 September 2015
Payment date for quarterly distribution	23 September 2015
Ex-dividend date for quarterly distribution	11 December 2015
Record date for quarterly distribution	15 December 2015
Payment date for quarterly distribution	23 December 2015

Westpac Convertible Preference Shares (Westpac CPS) (ASX code: WBCPC)
Ex-dividend date for semi-annual dividend	19 March 2015
Record date for semi-annual dividend	23 March 2015
Payment date for semi-annual dividend	31 March 2015
Ex-dividend date for semi-annual dividend	18 September 2015
Record date for semi-annual dividend	22 September 2015
Payment date for semi-annual dividend	30 September 2015

Westpac Subordinated Notes (ASX code: WBCHA)
Ex-interest date for quarterly interest payment	11 February 2015
Record date for quarterly interest payment	13 February 2015[1]
Payment date for quarterly interest payment	23 February 2015
Ex-interest date for quarterly interest payment	13 May 2015
Record date for quarterly interest payment	15 May 2015[1]
Payment date for quarterly interest payment	25 May 2015[2]
Ex-interest date for quarterly interest payment	12 August 2015
Record date for quarterly interest payment	14 August 2015[1]
Payment date for quarterly interest payment	24 August 2015[2]
Ex-dividend date for quarterly distribution	11 November 2015
Record date for quarterly distribution	13 November 2015[1]
Payment date for quarterly distribution	23 November 2015

Westpac Subordinated Notes II (ASX code: WBCHB)
Ex-dividend date for quarterly distribution	11 February 2015
Record date for quarterly distribution	13 February 2015[1]
Payment date for quarterly distribution	23 February 2015[2]
Ex-dividend date for quarterly distribution	12 May 2015
Record date for quarterly distribution	14 May 2015
Payment date for quarterly distribution	22 May 2015
Ex-dividend date for quarterly distribution	12 August 2015
Record date for quarterly distribution	14 August 2015[1]
Payment date for quarterly distribution	24 August 2015[2]
Ex-dividend date for quarterly distribution	11 November 2015
Record date for quarterly distribution	13 November 2015[1]
Payment date for quarterly distribution	23 November 2015[2]

1      If record date does not fall on a business day, the immediately preceding business day will be used.

2     Next business day when payment date falls on a non-business day. No interest provided in respect of this delay.

Westpac Group Full Year 2014 ASX Profit Announcement | 119

Full Year results 2014
Other information

Share Registries

Australia	New Zealand
Ordinary shares on the main register, Westpac Capital Notes, Westpac CPS, Westpac SPS II, Westpac Subordinated Notes and Westpac Subordinated Notes II	Ordinary shares on the New Zealand branch register
Link Market Services Limited	Link Market Services Limited
Level 12, 680 George Street	Level 7, Zurich House, 21 Queens Street
Sydney NSW 2000 Australia	Auckland 1010 New Zealand
Postal Address: Locked Bag A6015, Sydney South NSW 1235	Postal Address: P.O. Box 91976, Auckland 1142, New Zealand
Website: www.linkmarketservices.com.au Email: westpac@linkmarketservices.com.au	Website: www.linkmarketservices.com Email: enquiries@linkmarketservices.co.nz
Telephone: 1800 804 255 (toll free in Australia) International: +61 2 8280 7070	Telephone: 0800 002 727 (toll free in New Zealand) International: +64 9 375 5998

New York	For further information contact:

The Bank of New York Mellon PO Box 358516 Pittsburgh PA 15252-8516	Media: Samantha Stevens, Westpac Media Relations, +61 2 8219 8512
USA
Website: www.bnymellon.com/shareowner	Analysts and Investors:
Email: shrrelations@bnymellon.com	Andrew Bowden, Head of Investor Relations,
Telephone: +1 888 269 2377 (toll free in US)	+61 2 8253 4008
International: +1 201 680 6825

120 | Westpac Group Full Year 2014 ASX Profit Announcement

Full Year results 2014
Exchange Impacts

7.0     Exchange rate impacts

7.1     Exchange rates against A$

Twelve months to/as at	30 September 2014		30 September 2013
Currency	Average	Spot	Average	Spot
US$	0.9211	0.8768	0.9964	0.9316
GBP	0.5560	0.5384	0.6384	0.5767
NZ$	1.0937	1.1195	1.2153	1.1260

Six months to/as at	30 September 2014		31 March 2014		30 September 2013
Currency	Average	Spot	Average	Spot	Average	Spot
US$	0.9298	0.8768	0.9124	0.9230	0.9542	0.9316
GBP	0.5542	0.5384	0.5578	0.5549	0.6191	0.5767
NZ$	1.0901	1.1195	1.0973	1.0665	1.1775	1.1260

7.2        Westpac New Zealand Division performance (A$ equivalent to Section 3.3)

Westpac New Zealand operations provide banking, wealth and insurance products and services to New Zealand consumer, business and institutional customers.  The New Zealand wealth business includes New Zealand Life Company and BT New Zealand.  Results for the Second Half 2014, First Half 2014, Full Year 2014, and Full Year 2013 have been converted into Australian dollars (A$) at the average exchange rates each month, the average rates for the reporting periods are:  1.0901, 1.0973, 1.0937 and 1.2153 respectively.

			% Mov’t			% Mov’t
$m	Half Year Sept 14	Half Year March 14	Sept 14 - Mar 14	Full Year Sept 14	Full Year Sept 13	Sept 14 - Sept 13
Net interest income	741	714	4	1,455	1,281	14
Non-interest income	221	217	2	438	389	13
Net operating income	962	931	3	1,893	1,670	13
Operating expenses	(391)	(385)	2	(776)	(697)	11
Core earnings	571	546	5	1,117	973	15
Impairment charges	(21)	(3)	large	(24)	(97)	(75)
Operating profit before tax	550	543	1	1,093	876	25
Tax and non-controlling interests	(153)	(150)	2	(303)	(244)	24
Cash earnings	397	393	1	790	632	25

Economic profit	188	189	(1)	377	270	40
Expense to income ratio	40.7%	41.3%	(58bps)	41.0%	41.7%	(70bps)
Net interest margin[1]	2.27%	2.28%	(1bps)	2.27%	2.33%	(6bps)

			% Mov’t			% Mov’t
$bn	Half Year Sept 14	Half Year March 14	Sept 14 - Mar 14	Full Year Sept 14	Full Year Sept 13	Sept 14 - Sept 13
Deposits[2]	44.1	45.3	(3)	44.1	41.4	7
Net loans	57.7	59.2	(3)	57.7	54.7	5
Deposit to loan ratio	76.5%	76.6%	(11bps)	76.5%	75.7%	82bps
Total assets[1]	65.9	66.9	(1)	65.9	61.5	7
Total committed exposure	82.8	84.5	(2)	82.8	78.2	6
Liquid assets	6.9	6.8	1	6.9	6.2	11
Average interest-earning assets	65.3	62.8	4	64.0	55.0	16
Funds under management	4.9	4.6	7	4.9	3.9	25
Funds under administration	1.5	1.4	8	1.5	1.2	23

1  Second Half 2014 and Full Year 2014 total assets impacted by the transfer of A$1.0 billion of assets to Westpac New Zealand from Group Businesses (Treasury).

2 Total deposits in this table refers to total customer deposits.

Westpac Group Full Year 2014 ASX Profit Announcement | 121

Full Year results 2014
Exchange Impacts

7.3        Impact of exchange rate movements on Group results

	Half Year Sept 14 vs Half Year Mar 14			Full Year Sep 14 vs Full Year Sep 13
	Cash earnings growth	FX impact $m	Growth ex-FX	Cash earnings growth	FX impact $m	Growth ex-FX
Net interest income	2%	2	2%	5%	180	3%
Non-interest income	(1)%	1	(1)%	7%	(41)	7%
Net operating income	1%	3	1%	5%	139	5%
Operating expenses	3%	(1)	3%	6%	(98)	5%
Core earnings	-	2	-	5%	41	4%
Impairment charges	(9)%	-	(9)%	(23)%	(2)	(24)%
Operating profit before income tax	-	2	-	7%	39	6%
Income tax expense	(3)%	(2)	(4)%	5%	(9)	4%
Net profit	2%	-	2%	8%	30	7%
Net profit attributable to non-controlling interests	(26)%	-	(26)%	(13)%	(1)	(14)%
Cash earnings	2%	-	2%	8%	29	8%

7.4        Exchange rate risk on future NZ$ earnings

Westpac’s policy in relation to the hedging of the future earnings of the Group’s New Zealand division is to manage the economic risk where Westpac believes there is a likelihood of depreciation of NZ$ against A$. Westpac manages these flows over a time horizon under which up to 100% of the expected earnings for the following twelve months and 50% of the expected earnings for the subsequent twelve months can be hedged. Westpac has hedges in place for forecast Full Year 2015 earnings (average rate $1.12).

122 | Westpac Group Full Year 2014 ASX Profit Announcement

Full Year results 2014
Group reconciliations

8.0        Group reconciliations

8.1        Group Half Year earnings reconciliation

Notes (refer to reconciliation of reported results to cash earnings in section 1.4)

		Cash Earnings adjustments
Six months to 30 September 2014 $m	Reported results	Policyholder tax recoveries	TPS revaluations	Treasury shares	Ineffective hedges	Fair value on economic hedges	Buyback of government guaranteed debt	Fair value amortisation of financial instruments	Amortisation of intangible assets[1]	Acquisition transaction and integration expenses	Bell litigation provision	Westpac Bicentennial Foundation grant	Prior period tax provisions	Cash earnings
Net interest income	6,903	-	-	-	43	(121)	(17)	11	-	-	-	-	-	6,819
Fees and commissions	1,468	-	-	-	-	-	-	-	-	-	-	-	-	1,468
Wealth management & insurance income	1,152	1	-	(8)	-	-	-	-	-	-	-	-	-	1,145
Trading income	471	-	-	-	-	(1)	-	-	-	-	-	-	-	470
Other income	153	-	-	-	-	(94)	-	-	-	-	-	-	-	59
Non-interest income	3,244	1	-	(8)	-	(95)	-	-	-	-	-	-	-	3,142
Net operating income	10,147	1	-	(8)	43	(216)	(17)	11	-	-	-	-	-	9,961
Salaries and other staff expenses	(2,316)	-	-	-	-	-	-	-	-	22	-	-	-	(2,294)
Equipment and occupancy expenses	(810)	-	-	-	-	-	-	-	-	1	-	-	-	(809)
Other expenses	(1,226)	-	-	-	-	-	-	-	110	13	(75)	100	-	(1,078)
Operating expenses	(4,352)	-	-	-	-	-	-	-	110	36	(75)	100	-	(4,181)
Core earnings	5,795	1	-	(8)	43	(216)	(17)	11	110	36	(75)	100	-	5,780
Impairment charges	(309)	-	-	-	-	-	-	-	-	-	-	-	-	(309)
Operating profit before tax	5,486	1	-	(8)	43	(216)	(17)	11	110	36	(75)	100	-	5,471
Income tax expense	(1,520)	(1)	-	2	(14)	65	5	(3)	(32)	(10)	21	(30)	(70)	(1,587)
Net profit	3,966	-	-	(6)	29	(151)	(12)	8	78	26	(54)	70	(70)	3,884
Net profit attributable to non-controlling interests	(27)	-	-	-	-	-	-	-	(1)	-	-	-	-	(28)
NET PROFIT ATTRIBUTABLE TO OWNERS OF WBC	3,939	-	-	(6)	29	(151)	(12)	8	77	26	(54)	70	(70)	3,856
WBC Cash Earnings adjustments:
TPS revaluations	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Treasury shares	(6)	-	-	6	-	-	-	-	-	-	-	-	-	-
Ineffective hedges	29	-	-	-	(29)	-	-	-	-	-	-	-	-	-
Fair value on economic hedges	(151)	-	-	-	-	151	-	-	-	-	-	-	-	-
Buyback of government guaranteed debt	(12)	-	-	-	-	-	12	-	-	-	-	-	-	-
Fair value amortisation of financial instruments	8	-	-	-	-	-	-	(8)	-	-	-	-	-	-
Amortisation of intangible assets[1]	77	-	-	-	-	-	-	-	(77)	-	-	-	-	-
Acquisition transaction and integration expenses	26	-	-	-	-	-	-	-	-	(26)	-	-	-	-
Bell litigation provision	(54)	-	-	-	-	-	-	-	-	-	54	-	-	-
Westpac Bicentennial Foundation grant	70	-	-	-	-	-	-	-	-	-	-	(70)	-	-
Prior period tax provisions	(70)	-	-	-	-	-	-	-	-	-	-	-	70	-
Cash earnings	3,856	-	-	-	-	-	-	-	-	-	-	-	-	3,856

1  Amortisation of intangible assets reflects the amortisation of St.George intangible assets including the core deposit intangible, credit card and financial planner relationships as well as intangible assets (management contracts) related to the JOHCM and Lloyds acquisition.

Westpac Group Full Year 2014 ASX Profit Announcement | 123

Full Year results 2014
Group reconciliations

8.1        Group Half Year earnings reconciliation (continued)

Notes (refer to reconciliation of reported results to cash earnings in section 1.4)

		Cash Earnings adjustments
Six months to 31 March 2014 $m	Reported results	Policyholder tax recoveries	TPS revaluations	Treasury shares	Ineffective hedges	Fair value on economic hedges	Buyback of government guaranteed debt	Fair value amortisation of financial instruments	Amortisation of intangible assets[1]	Acquisition transaction and integration expenses	Bell litigation provision	Westpac Bicentennial Foundation grant	Prior period tax provisions	Cash earnings
Net interest income	6,639	-	-	-	24	44	(43)	13	-	-	-	-	-	6,677
Fees and commissions	1,458	-	-	-	-	-	-	-	-	-	-	-	-	1,458
Wealth management & insurance income	1,102	(5)	-	14	-	-	-	-	-	-	-	-	-	1,111
Trading income	546	-	-	-	-	1	-	-	-	-	-	-	-	547
Other income	45	-	-	-	-	21	-	-	-	-	-	-	-	66
Non-interest income	3,151	(5)	-	14	-	22	-	-	-	-	-	-	-	3,182
Net operating income	9,790	(5)	-	14	24	66	(43)	13	-	-	-	-	-	9,859
Salaries and other staff expenses	(2,351)	-	-	-	-	-	-	-	-	7	-	-	-	(2,344)
Equipment and occupancy expenses	(692)	-	-	-	-	-	-	-	-	-	-	-	-	(692)
Other expenses	(1,152)	-	-	-	-	-	-	-	102	21	-	-	-	(1,029)
Operating expenses	(4,195)	-	-	-	-	-	-	-	102	28	-	-	-	(4,065)
Core earnings	5,595	(5)	-	14	24	66	(43)	13	102	28	-	-	-	5,794
Impairment charges	(341)	-	-	-	-	-	-	-	-	-	-	-	-	(341)
Operating profit before tax	5,254	(5)	-	14	24	66	(43)	13	102	28	-	-	-	5,453
Income tax expense	(1,595)	5	-	(1)	(7)	(20)	13	(4)	(31)	(3)	-	-	-	(1,643)
Net profit	3,659	-	-	13	17	46	(30)	9	71	25	-	-	-	3,810
Net profit attributable to non-controlling interests	(37)	-	-	-	-	-	-	-	(1)	-	-	-	-	(38)
NET PROFIT ATTRIBUTABLE TO OWNERS OF WBC	3,622	-	-	13	17	46	(30)	9	70	25	-	-	-	3,772
WBC Cash Earnings adjustments:
TPS revaluations	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Treasury shares	13	-	-	(13)	-	-	-	-	-	-	-	-	-	-
Ineffective hedges	17	-	-	-	(17)	-	-	-	-	-	-	-	-	-
Fair value on economic hedges	46	-	-	-	-	(46)	-	-	-	-	-	-	-	-
Buyback of government guaranteed debt	(30)	-	-	-	-	-	30	-	-	-	-	-	-	-
Fair value amortisation of financial instruments	9	-	-	-	-	-	-	(9)	-	-	-	-	-	-
Amortisation of intangible assets[1]	70	-	-	-	-	-	-	-	(70)	-	-	-	-	-
Acquisition transaction and integration expenses	25	-	-	-	-	-	-	-	-	(25)	-	-	-	-
Bell litigation provision	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Westpac Bicentennial Foundation grant	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Prior period tax provisions	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Cash earnings	3,772	-	-	-	-	-	-	-	-	-	-	-	-	3,772

1      Amortisation of intangible assets reflects the amortisation of St.George intangible assets including the core deposit intangible, credit card and financial planner relationships as well as intangible assets (management contracts) related to the JOHCM and Lloyds acquisition.

124 | Westpac Group Full Year 2014 ASX Profit Announcement

Full Year results 2014
Group reconciliations

8.2        Group Full Year earnings reconciliation

Notes (refer to reconciliation of reported results to cash earnings in section 1.4)

		Cash Earnings adjustments
Twelve months to 30 September 2014 $m	Reported results	Policyholder tax recoveries	TPS revaluations	Treasury shares	Ineffective hedges	Fair value on economic hedges	Buyback of government guaranteed debt	Fair value amortisation of financial instruments	Amortisation of intangible assets[1]	Acquisition transaction and integration expenses	Bell litigation provision	Westpac Bicentennial Foundation grant	Prior period tax provisions	Cash earnings
Net interest income	13,542	-	-	-	67	(77)	(60)	24	-	-	-	-	-	13,496
Fees and commissions	2,926	-	-	-	-	-	-	-	-	-	-	-	-	2,926
Wealth management & insurance income	2,254	(4)	-	6	-	-	-	-	-	-	-	-	-	2,256
Trading income	1,017	-	-	-	-	-	-	-	-	-	-	-	-	1,017
Other income	198	-	-	-	-	(73)	-	-	-	-	-	-	-	125
Non-interest income	6,395	(4)	-	6	-	(73)	-	-	-	-	-	-	-	6,324
Net operating income	19,937	(4)	-	6	67	(150)	(60)	24	-	-	-	-	-	19,820
Salaries and other staff expenses	(4,667)	-	-	-	-	-	-	-	-	29	-	-	-	(4,638)
Equipment and occupancy expenses	(1,502)	-	-	-	-	-	-	-	-	1	-	-	-	(1,501)
Other expenses	(2,378)	-	-	-	-	-	-	-	212	34	(75)	100	-	(2,107)
Operating expenses	(8,547)	-	-	-	-	-	-	-	212	64	(75)	100	-	(8,246)
Core earnings	11,390	(4)	-	6	67	(150)	(60)	24	212	64	(75)	100	-	11,574
Impairment charges	(650)	-	-	-	-	-	-	-	-	-	-	-	-	(650)
Operating profit before tax	10,740	(4)	-	6	67	(150)	(60)	24	212	64	(75)	100	-	10,924
Income tax expense	(3,115)	4	-	1	(21)	45	18	(7)	(63)	(13)	21	(30)	(70)	(3,230)
Net profit	7,625	-	-	7	46	(105)	(42)	17	149	51	(54)	70	(70)	7,694
Net profit attributable to non-controlling interests	(64)	-	-	-	-	-	-	-	(2)	-	-	-	-	(66)

NET PROFIT ATTRIBUTABLE TO OWNERS OF WBC	7,561	-	-	7	46	(105)	(42)	17	147	51	(54)	70	(70)	7,628
WBC Cash Earnings adjustments:
TPS revaluations	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Treasury shares	7	-	-	(7)	-	-	-	-	-	-	-	-	-	-
Ineffective hedges	46	-	-	-	(46)	-	-	-	-	-	-	-	-	-
Fair value on economic hedges	(105)	-	-	-	-	105	-	-	-	-	-	-	-	-
Buyback of government guaranteed debt	(42)	-	-	-	-	-	42	-	-	-	-	-	-	-
Fair value amortisation of financial instruments	17	-	-	-	-	-	-	(17)	-	-	-	-	-	-
Amortisation of intangible assets[1]	147	-	-	-	-	-	-	-	(147)	-	-	-	-	-
Acquisition transaction and integration expenses	51	-	-	-	-	-	-	-	-	(51)	-	-	-	-
Bell litigation provision	(54)	-	-	-	-	-	-	-	-	-	54	-	-	-
Westpac Bicentennial Foundation grant	70	-	-	-	-	-	-	-	-	-	-	(70)	-	-
Prior period tax provisions	(70)	-	-	-	-	-	-	-	-	-	-	-	70	-
Cash earnings	7,628	-	-	-	-	-	-	-	-	-	-	-	-	7,628

1   Amortisation of intangible assets reflects the amortisation of St.George intangible assets including the core deposit intangible, credit card and financial planner relationships as well as intangible assets (management contracts) related to the JOHCM and Lloyds acquisition.

Westpac Group Full Year 2014 ASX Profit Announcement | 125

Full Year results 2014
Group reconciliations

8.2        Group Full Year earnings reconciliation (continued)

Notes (refer to reconciliation of reported results to cash earnings in section 1.4)

		Cash Earnings adjustments
Twelve months to 30 September 2013 $m	Reported results	Policyholder tax recoveries	TPS revaluations	Treasury shares	Ineffective hedges	Fair value on economic hedges	Buyback of government guaranteed debt	Fair value amortisation of financial instruments	Amortisation of intangible assets[1]	Acquisition transaction and integration expenses	Bell litigation provision	Westpac Bicentennial Foundation grant	Prior period tax provisions	Cash earnings
Net interest income	12,821	-	-	-	(29)	(37)	62	95	-	-	-	-	-	12,912
Fees and commissions	2,723	-	-	-	-	-	-	-	-	-	-	-	-	2,723
Wealth management & insurance income	1,944	(35)	-	49	-	-	-	-	-	-	-	-	-	1,958
Trading income	1,069	-	-	-	1	-	-	-	-	-	-	-	-	1,070
Other income	38	-	67	-	-	65	-	-	-	-	-	-	-	170
Non-interest income	5,774	(35)	67	49	1	65	-	-	-	-	-	-	-	5,921
Net operating income	18,595	(35)	67	49	(28)	28	62	95	-	-	-	-	-	18,833
Salaries and other staff expenses	(4,336)	-	-	-	-	-	-	-	-	-	-	-	-	(4,336)
Equipment and occupancy expenses	(1,370)	-	-	-	-	-	-	-	-	-	-	-	-	(1,370)
Other expenses	(2,270)	-	-	-	-	-	-	-	217	-	-	-	-	(2,053)
Operating expenses	(7,976)	-	-	-	-	-	-	-	217	-	-	-	-	(7,759)
Core earnings	10,619	(35)	67	49	(28)	28	62	95	217	-	-	-	-	11,074
Impairment charges	(847)	-	-	-	-	-	-	-	-	-	-	-	-	(847)
Operating profit before tax	9,772	(35)	67	49	(28)	28	62	95	217	-	-	-	-	10,227
Income tax expense	(2,947)	35	(58)	(7)	8	(7)	(19)	(28)	(65)	-	-	-	-	(3,088)
Net profit	6,825	-	9	42	(20)	21	43	67	152	-	-	-	-	7,139
Net profit attributable to non-controlling interests	(74)	-	-	-	-	-	-	-	(2)	-	-	-	-	(76)

NET PROFIT ATTRIBUTABLE TO OWNERS OF WBC	6,751	-	9	42	(20)	21	43	67	150	-	-	-	-	7,063
WBC Cash Earnings adjustments:
TPS revaluations	9	-	(9)	-	-	-	-	-	-	-	-	-	-	-
Treasury shares	42	-	-	(42)	-	-	-	-	-	-	-	-	-	-
Ineffective hedges	(20)	-	-	-	20	-	-	-	-	-	-	-	-	-
Fair value on economic hedges	21	-	-	-	-	(21)	-	-	-	-	-	-	-	-
Buyback of government guaranteed debt	43	-	-	-	-	-	(43)	-	-	-	-	-	-	-
Fair value amortisation of financial instruments	67	-	-	-	-	-	-	(67)	-	-	-	-	-	-
Amortisation of intangible assets[1]	150	-	-	-	-	-	-	-	(150)	-	-	-	-	-
Acquisition transaction and integration expenses	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Bell litigation provision	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Westpac Bicentennial Foundation grant	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Prior period tax provisions	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Cash earnings	7,063	-	-	-	-	-	-	-	-	-	-	-	-	7,063

1      Amortisation of intangible assets reflects the amortisation of St.George intangible assets including the core deposit intangible, credit card and financial planner relationships as well as intangible assets (management contracts) related to the JOHCM acquisition.

126 | Westpac Group Full Year 2014 ASX Profit Announcement

Full Year results 2014
Segment result and economic profit

9.0                              Segment result and economic profit

Group economic profit is defined as cash earnings plus a franking benefit equivalent of 70% of the value of Australian tax paid less a capital charge calculated at 11% of average ordinary equity.

Divisional economic profit is defined as cash earnings plus the franking benefit less a capital charge.  The capital charge is calculated at 11% on allocated capital.

Economic profit is used as a key measure of financial performance because it focuses on shareholder value generated by requiring a return in excess of a risk-adjusted cost of capital.

Six months to 30 September 2014 $m	Group	Westpac Retail & Business Banking	St.George Banking Group[1]	BT Financial Group (Australia)[2]	AFS	Westpac Institutional Bank	New Zealand[3]	Westpac Pacific
Reported results	3,939	1,331	742	446	2,519	716	397	57
Cash earnings adjustments	(83)	-	66	11	77	-	-	-
Cash earnings	3,856	1,331	808	457	2,596	716	397	57
Franking benefit	979	400	242	137	779	204	-	-
Adjusted cash earnings	4,835	1,731	1,050	594	3,375	920	397	57
Average ordinary equity	47,044	9,897	7,630	2,850	20,377	8,127	3,778	393
Equity charge	(2,594)	(546)	(421)	(158)	(1,125)	(448)	(209)	(22)
Economic profit	2,241	1,185	629	436	2,250	472	188	35

Six months to 31 March 2014 $m	Group	Westpac Retail & Business Banking	St.George Banking Group[1]	BT Financial Group (Australia)[2]	AFS	Westpac Institutional Bank	New Zealand[3]	Westpac Pacific
Reported results	3,622	1,251	713	427	2,391	752	393	65
Cash earnings adjustments	150	-	59	11	70	-	-	-
Cash earnings	3,772	1,251	772	438	2,461	752	393	65
Franking benefit	996	376	233	121	730	215	-	-
Adjusted cash earnings	4,768	1,627	1,005	559	3,191	967	393	65
Average ordinary equity	45,907	9,449	7,006	2,834	19,289	7,831	3,722	385
Equity charge	(2,518)	(518)	(384)	(155)	(1,057)	(430)	(204)	(21)
Economic profit	2,250	1,109	621	404	2,134	537	189	44

Twelve months to 30 September 2014 $m	Group	Westpac Retail & Business Banking	St.George Banking Group[1]	BT Financial Group (Australia)[2]	AFS	Westpac Institutional Bank	New Zealand[3]	Westpac Pacific
Reported results	7,561	2,582	1,455	873	4,910	1,468	790	122
Cash earnings adjustments	67	-	125	22	147	-	-	-
Cash earnings	7,628	2,582	1,580	895	5,057	1,468	790	122
Franking benefit	1,975	776	475	258	1,509	419	-	-
Adjusted cash earnings	9,603	3,358	2,055	1,153	6,566	1,887	790	122
Average ordinary equity	46,477	9,673	7,318	2,842	19,833	7,979	3,750	389
Equity charge	(5,112)	(1,064)	(805)	(313)	(2,182)	(878)	(413)	(43)
Economic profit	4,491	2,294	1,250	840	4,384	1,009	377	79

Twelve months to 30 September 2013 $m	Group	Westpac Retail & Business Banking	St.George Banking Group[1]	BT Financial Group (Australia)[2]	AFS	Westpac Institutional Bank	New Zealand[3]	Westpac Pacific
Reported results	6,751	2,355	1,264	751	4,370	1,575	632	143
Cash earnings adjustments	312	-	128	22	150	-	-	-
Cash earnings	7,063	2,355	1,392	773	4,520	1,575	632	143
Franking benefit	1,884	707	419	223	1,349	441	-	-
Adjusted cash earnings	8,947	3,062	1,811	996	5,869	2,016	632	143
Average ordinary equity	44,350	8,558	6,161	2,832	17,551	7,702	3,291	353
Equity charge	(4,879)	(941)	(678)	(312)	(1,931)	(847)	(362)	(39)
Economic profit	4,068	2,121	1,133	684	3,938	1,169	270	104

__________________________

1      Cash earnings adjustment relates to amortisation of intangible assets including the core deposit intangible and credit cards related to the merger with St.George, as well as intangible assets related to Lloyds acquisition.

2      Cash earnings adjustment reflects amortisation of intangible assets related to financial planner relationships following merger with St.George, as well as intangible assets from JOHCM acquisition.

3      In A$ equivalents.

Westpac Group Full Year 2014 ASX Profit Announcement | 127

Full Year results 2014
Glossary

10.0                       Glossary

Earnings
Cash earnings

Net profit attributable to owners of WBC adjusted for the impact of the TPS revaluations, earnings from Treasury shares, gains/losses on ineffective hedges, the amortisation of certain intangibles in relation to the merger with St.George and acquisition of JOHCM and Lloyds, fair value gains/losses on economic hedges, buyback of Government guaranteed debt, transaction and integration expenses relating to the acquisition of Lloyds, movements in certain tax and litigation provisions and the Westpac Bicentennial Foundation grant.

Core earnings	Net operating income less operating expenses.
Shareholder value
Earnings per ordinary share	Net profit attributable to the owners of WBC divided by the weighted average ordinary shares (statutory basis).
Cash earnings per ordinary share	Cash earnings divided by the weighted average ordinary shares (cash earnings basis).
Weighted average ordinary shares (cash earnings)	Weighted average number of fully paid ordinary shares listed on the ASX for the relevant period.
Weighted average ordinary shares (reported)	Weighted average number of fully paid ordinary shares listed on the ASX for the relevant period less Westpac shares held by the Group (‘Treasury shares’).
Fully franked dividends per ordinary shares (cents)	Dividends paid out of retained profits which carry a credit for Australian company income tax paid by Westpac.
Dividend payout ratio – net profit	Ordinary dividend per share divided by net profit per share attributable to the owners of WBC.
Dividend payout ratio – cash earnings	Ordinary dividend divided by cash earnings.
Return on equity (ROE)	Net profit attributable to the owners of WBC divided by average ordinary equity.
Cash ROE	Cash earnings divided by average ordinary equity.
Cash earnings to average tangible equity	Cash earnings divided by average tangible ordinary equity.
Economic profit – Group	Cash earnings less a capital charge calculated at 11% of average ordinary equity plus a value on franking credits calculated as 70% of the Group’s Australian tax expense.
Economic profit – Divisions	Cash earnings less a capital charge calculated at 11% of allocated capital plus 70% of the value of Australian tax expense.
Average ordinary equity	Average total equity less average non-controlling interests.
Average tangible ordinary equity	Average ordinary equity less average goodwill and other intangible assets (excluding capitalised software).
Net tangible assets per ordinary share	Net tangible assets (total equity less goodwill and other intangible assets less minority interests) divided by the number of ordinary shares on issue (statutory basis).
Productivity and efficiency
Operating expenses	Operating expenses do not include impairment charges on loans.
Expense to income ratio	Operating expenses divided by net operating income.
Total banking expense to income ratio

Total banking operating expenses divided by total banking operating revenue. Total banking business includes Westpac RBB, St.George Banking Group, WIB, Private Bank (part of BTFG), New Zealand banking operations, Westpac Pacific and the Group Businesses.

Full-time equivalent employees (FTE)	A calculation based on the number of hours worked by full and part-time employees as part of their normal duties. For example, the full-time equivalent of one FTE is 76 hours paid work per fortnight.
Revenue per FTE	Total operating income divided by the average number of FTE for the period.
Business performance
Net interest spread	The difference between the average yield on all interest bearing assets and the average rate paid on interest bearing liabilities.
Net interest margin	The net interest margin is calculated by dividing net interest income by average interest-earning assets.
Average interest-earning assets	The average balance of assets held by the Group that generate interest income. Where possible, daily balances are used to calculate the average balance for the period.
Average interest-bearing liabilities	The average balance of liabilities owed by the Group that incur an interest expense. Where possible, daily balances are used to calculate the average balance for the period.

128 | Westpac Group Full Year 2014 ASX Profit Announcement

Full Year results 2014
Glossary

Business performance (continued)
Divisional margin	Net interest income (including capital benefit) for a division as a percentage of the average interest earning assets for that division.
Customer return on credit RWA	Total operating income less income from Treasury and non-customer trading income less total operating expenses divided by the average credit RWA for the period.
Capital adequacy
Total regulatory capital ratio	Total regulatory capital divided by risk weighted assets, as defined by APRA.
Tier 1 capital ratio	Total Tier 1 capital divided by risk weighted assets, as defined by APRA.
Common equity Tier 1 capital ratio	Total common equity capital divided by risk weighted assets, as defined by APRA.
Risk weighted assets (RWA)

Assets (both on and off-balance sheet) are assigned within a certain category and amounts included in these categories are multiplied by a risk weighting. The resulting weighted values added together to arrive at total risk weighted assets.

Credit risk weighted assets (Credit RWA)

Credit risk weighted assets represent risk weighted assets (on-balance sheet and off-balance sheet) that relate to credit exposures and therefore exclude market risk, operational risk, interest rate risk in the banking book and other assets. Note 18 in Section 4 provides a breakdown of risk weighted assets between credit risk weighted assets and other risk weighted assets.

Internationally comparable capital ratios

The Internationally comparable common equity tier 1 capital ratio is Westpac’s estimated ratio after adjusting the APRA Basel III common equity tier 1 capital ratio for various items as identified in the August 2014 Australian Bankers Association’s report titled “International comparability of capital ratios of Australia’s major banks” prepared by PwC. The items identified in the report were based on the Basel Committee for Banking Supervision (BCBS) March 2014 report on its assessment of Basel III regulations in Australia, and other items identified by PwC as areas where APRA’s implementation is different to other jurisdictions.

The main items are that APRA requires 100% deductions from common equity for certain items (deferred tax assets, investments in non-consolidated subsidiaries and equity investments and intangibles relating to capitalised expenses) rather than risk weighted asset treatment if individually these items are below prescribed thresholds, applies higher risk weights for mortgages and specialised lending, and applies a risk weighted asset requirement to Interest Rate Risk in the Banking Book (IRRBB), and requires a more conservative approach than other jurisdictions for corporate lending risk weights.

Asset quality
Individually assessed provisions (IAPs)

Provisions raised for losses that have already been incurred on loans that are known to be impaired and are individually significant. The estimated losses on these impaired loans is based on expected future cash flows discounted to their present value and, as this discount unwinds, interest will be recognised in the income statement.

Collectively assessed provisions (CAPs)

Loans not found to be individually impaired or significant will be collectively assessed in pools of similar assets with similar risk characteristics. The size of the provision is an estimate of the losses already incurred and will be estimated on the basis of historical loss experience for assets with credit characteristics similar to those in the collective pool. The historical loss experience will be adjusted based on current observable data.

Impaired assets

Includes exposures that have deteriorated to the point where full collection of interest and principal is in doubt, based on a conservative assessment of the customer’s outlook, cashflow, and the net realisation of value of assets to which recourse is held:

1.   facilities 90 days or more past due, and not well secured: exposures where contractual payments are 90 or more days in arrears and the net realisable value of assets to which recourse is held may not be sufficient to allow full collection of interest and principal, including overdrafts or other revolving facilities that remain continuously outside approved limits by material amounts for 90 or more calendar days;

2.   non-accrual assets: exposures with individually assessed impairment provisions held against them, excluding restructured loans;

3.   restructured assets: exposures where the original contractual terms have been formally modified to provide for concessions of interest or principal for reasons related to the financial difficulties of the customer;

4.   other assets acquired through security enforcement (includes other real estate owned): includes the value of any other assets acquired as full or partial settlement of outstanding obligations through the enforcement of security arrangements; and

5.   any other assets where the full collection of interest and principal is in doubt.

90 days past due – well secured

Includes facilities where:

1.   contractual payments of interest and/or principal are 90 or more calendar days overdue, including overdrafts or other revolving facilities that remain continuously outside approved limits by material amounts for 90 or more calendar days; or

2.   an order has been sought for the customer’s bankruptcy or similar legal action has been instituted which may avoid or delay repayment of its credit obligations; and

3.   the estimated net realisable value of assets/security to which Westpac has recourse is sufficient to cover repayment of all principal and interest, and interest is being taken to profit on an accrual basis.

These facilities, while in default, are not treated as impaired for accounting purposes.

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Full Year results 2014
Glossary

Asset quality (continued)
Watchlist and substandard	Loan facilities where customers are experiencing operating weakness and financial difficulty but are not expected to incur loss of interest or principal.
Stressed assets	Stressed assets are watchlist and substandard, 90 days past due well secured and impaired assets.
Total committed exposure (TCE)

Total committed exposure (TCE) represents the sum of the committed portion of direct lending (including funds placement overall and deposits placed), contingent and pre-settlement risk plus the committed portion of secondary market trading and underwriting risk.

Other
Full Year 2014	Twelve months ended 30 September 2014.
Full Year 2013	Twelve months ended 30 September 2013.
First Half 2014	Six months ended 31 March 2014.
Second Half 2014	Six months ended 30 September 2014.
Prior corresponding period	Refers to the twelve months ended 30 September 2013.
Prior half / Prior period	Refers to the six months ended 31 March 2014.
St.George	In this announcement references to ‘St.George’ refer to the division and its brands namely: ‘St.George Bank’, ‘Bank of Melbourne’, ‘BankSA’, and RAMS unless it clearly means the St.George Bank brand.
JOHCM	Refers to J O Hambro Capital Management, a company incorporated in the United Kingdom and acquired by BTIM in October 2011.
Lloyds	Refers to the acquisition of select Australian businesses of Lloyds Banking Group including Capital Finance Australia Limited and BOS International (Australia) Ltd.
MyBank customer

A MyBank customer is an adult consumer customer where the Group has their transaction account (has salary credit; and/or has multiple regular deposits) and the customer has multiple transactions per month; and the Group meets at least 2 out of 5 of the following customer needs: (a) long term borrowing; (b) short term borrowing; (c) savings and investment; (d) protection; and (e) wealth.

Products per customer

Roy Morgan Research, Products Per Customer, total Banking & Finance (incl Work Based Super) customers aged 18+, 6 month rolling average, September 2014. WRBB refers to Westpac Group (excl STG) and SGB refers to St.George  Group) includes: Westpac; Bankers Trust; BT; BT Financial Group; RAMS (until December 11); Rothschild; Challenge Bank; Bank of Melbourne (to July 11). Note that St.George Group includes: Advance (Managed Investment and Superannuation only); Asgard; Bank of Melbourne (from Aug 11); BankSA; RAMS (from Jan 12); Sealcorp; St.George Bank; and Dragondirect.

Wealth penetration metric

Data based on Roy Morgan Research, Respondents aged 14+. Wealth penetration is defined as the number of Australians who have Wealth Management or Insurance with each Group and who also have Traditional Banking products with each Group as a proportion of the number of Australians who have Traditional Banking products with each Group, calculated as the 12 month rolling average to September 2014. Traditional Banking consists of Deposit or Transaction Accounts, Mortgages, Personal Lending or Major Cards. Wealth Management consists of Managed Investments or Superannuation. Insurance consists of Vehicle Insurance, Home Insurance (Building, Contents, Valuable Items), Life Insurance (Life Insurance, Disability Insurance, Income Protection or Replacement Insurance), Household and Property Insurance – Landlord, Business Insurance, Loan Insurance and Public Liability Insurance. WRBB includes Westpac, Bank of Melbourne (until Jul 2011), BT, Challenge Bank, RAMS (until Dec 2011) and Rothschild. SBG includes St.George, Advance Bank, ASGARD, BankSA, Bank of Melbourne (from Aug 2011), Barclays, Dragondirect, Sealcorp and RAMS (from Jan 2012). WBC Group includes WRBB and SBG.

Customer satisfaction – overall business

Source: DBM Consultants Business Financial Services Monitor, September 2014, 6MMA. MFI customers, all businesses. The Customer Satisfaction score is an average of customer satisfaction ratings of the customer’s main financial institution for business banking on a scale of 0 to 10 (0 means ‘extremely dissatisfied’ and 10 means ‘extremely satisfied’).

Customer satisfaction – overall consumer

Source: Roy Morgan Research, September 2014, 6MMA. Main Financial Institution (as defined by the customer). Satisfaction ratings are based on the relationship with the financial institution. Customers must have at least a Deposit/Transaction account relationship with the institution and are aged 14 or over. Satisfaction is the percentage of customers who answered ‘Very’ or ‘Fairly satisfied’ with their overall relationship with their MFI.

Business NPS	Source: DBM Consultants Business Financial Services Monitor, September 2014, 6MMA, MFI customers, all businesses.
Consumer NPS	Source: Roy Morgan Research, September 2014, six month moving average (6MMA). Main Financial Institution (MFI), as defined by the customer. Consumers aged 14 and over.
Women in Leadership

The proportion of women (permanent and maximum term) in people leadership roles or senior roles of influence as a proportion of all leaders across the Group. Includes CEO, Executive Team, General Managers, Senior Managers as direct reports to General Managers and the next two levels of management. Excludes Westpac Pacific.

130 | Westpac Group Full Year 2014 ASX Profit Announcement

Full Year results 2014
Glossary

Other (continued)
Run-off	Scheduled and unscheduled repayments and debt repayments (from for example property sales, external refinancing), net of redraws.
Credit Value Adjustment (CVA)

CVA adjusts the fair value of over-the-counter derivatives for credit risk. CVA is employed on the majority of derivative positions and reflects the market view of the counterparty credit risk. A Debit Valuation Adjustment (DVA) is employed to adjust for our own credit risk.

Liquid Coverage Ratio (LCR)

An APRA requirement to maintain an adequate level of unencumbered high quality liquid assets, to meet liquidity needs for a 30 calendar day period under a severe stress scenario. Absent a situation of financial stress, the value of the LCR must not be less than 100% when it comes into effect on 1 January 2015.

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